EXHIBIT 10.28

BIOSIG TECHNOLOGIES, INC.

12424 Wilshire Blvd, Suite 745

Los Angeles, CA 90025

March 24, 2014

Investors listed on signature page hereto

Re: Amendment Agreement

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated as of February 6, 2013 (the “Securities Purchase Agreement”), by and among BioSig Technologies, Inc., a Delaware corporation (the “Company”), and certain purchasers identified on the signature pages thereto, including the investors listed on the signature page hereto (the “Investors”), as amended to date, and that certain Amended and Restated Certificate of Incorporation of the Company, dated February 6, 2013 (the “Charter”), as amended to date.  All capitalized terms in this letter (the “Letter Agreement”) shall have the meanings assigned to them under the Securities Purchase Agreement, unless otherwise defined herein.

The Company is contemplating entering into a transaction pursuant to the terms set forth on the private placement memorandum attached hereto as Exhibit A (the “New Financing Transaction”).  Amendments may be made to each of the Securities Purchase Agreement and the Charter by written instrument signed by the Company and the Purchasers holding at least 67% in interest of the Securities outstanding, which Purchasers must include Alpha Capital Anstalt. By signature and countersignature below, the Company and the Investors agree to the following:

1)
The definition of “Exempt Issuance” in the Securities Purchase Agreement shall be amended to add the following at the end of the definition: “or (e) securities pursuant to such transaction entered into by the Company pursuant to the terms set forth on the private placement memorandum attached as Exhibit A to the letter agreement between the Company and certain Purchasers, dated March 4, 2014”.  If the Company issues any securities pursuant to the New Financing Transaction that include any ratchet anti-dilution protection rights, the Company shall grant such similar rights to the Investors.

2)	The Charter shall be amended as set forth on Exhibit B hereto.

Except as modified pursuant hereto, no other changes or modifications to either the Securities Purchase Agreement or the Charter are intended or implied and in all other respects the Securities Purchase Agreement and the Charter are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of a conflict between the terms of this Letter Agreement and the Securities Purchase Agreement, the terms of this Letter Agreement shall control. The Securities Purchase Agreement and this Letter Agreement shall be read and construed as one agreement.

Please return an executed, counter-signed copy of this Letter Agreement to Laidlaw & Company (UK) Ltd., either (i) by facsimile transmission by fax at (212) 297-0670, or (ii) by e-mail to your Laidlaw representative by 11:59 p.m. New York time, on March [  ], 2014.

[Signature Page Follows]

[Signature Page to Side Letter]

Very truly yours,

BioSig Technologies, Inc.

By:           /s/ Kenneth L. Londoner
Name:  Kenneth L. Londoner
Title:  Executive Chairman

Acknowledged and Agreed:

Name of Investor:	Names of Investors (if held jointly, as tenants in common, or as community property):

By:______________________________	By: __________________________
Name:	Name:
Title:	Title:

By: __________________________
Name:
Title:

EXHIBIT A

Confidential Private Placement Memorandum

Offering of a maximum of
$5,000,000 of shares of Common Stock and accompanying Warrants

March [  ], 2014

Confidential Offering Memorandum

The information contained herein (the “Information”) has been prepared solely by BioSig Technologies, Inc. (the “Company” or “BioSig”, “we”, “us”, “our” and similar terms) for the private and confidential use of prospective investors considering the purchase of the securities summarized herein and is not to be reproduced or distributed by such prospective investors, other than in connection with confidentially sharing such Information with such prospective investors’ financial advisors or consultants. All prospective investors are encouraged to conduct their own independent due diligence review before investing in the Company. The Information has not been reviewed or verified by the Company’s or the Placement Agent’s counsel and no reliance should be made upon any review or verification by the Company’s or the Placement Agent’s counsel.

The Information contains certain “forward-looking” statements, which are based on various assumptions made by the Company, which assumptions may prove to be incorrect. Accordingly, there can be no assurance that such forward-looking statements will accurately predict future events or the actual performance of the Company. In addition, any projections and representations, written or oral, which do not conform to those contained in this Memorandum must be disregarded, and their use is a violation of law. No representation or warranty can be given that the estimates, projections, opinions or assumptions made herein will prove to be accurate.

Confidential Offering Memorandum

*Incorporated by reference, provided as separate attachment

Confidential Offering Memorandum

BioSig Technologies, Inc.

BioSig Technologies, Inc., a Delaware company (“BioSig,” the “Company”, “we” or “us”) is submitting the information in this Private Placement Memorandum (“Memorandum”) to you solely for your confidential use in evaluating an investment in the shares of common stock of the Company (the “Shares”) and  warrants to purchase shares of the Company’s common stock (the “Warrants”) (The Shares, together with the Warrants sometimes collectively referred to as the “Securities”). The information contained in this Memorandum is confidential. By acceptance of this Memorandum, you expressly agree and acknowledge that you must treat the information contained herein and the existence and nature of all conversations regarding BioSig and this Offering (as defined below) as strictly confidential and may only use such information for the sole purpose of evaluating a possible investment in the Securities and for no other purpose. You expressly agree and acknowledge that the reproduction or distribution of this Memorandum in whole or in part, or the divulgence of any of its contents, without our prior written consent, is prohibited. You should be aware that failure to comply with these restrictions could result in a violation of the federal securities laws. If you do not purchase the Shares and Warrants or if this Offering is terminated, you agree to promptly return this Memorandum and all documents delivered with it to us at our principal executive offices: BioSig Technologies, Inc., 12424 Wilshire Blvd, Suite 745 Los Angeles, CA 90025.

We are offering (this “Offering”) a maximum of $5,000,000 of the Shares and accompanying Warrants.  The Warrants are exercisable for shares of the Company’s common stock as described more completely herein.

AN INVESTMENT IN THE SECURITIES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE “RISK FACTORS” FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE SECURITIES. YOU ARE ENCOURAGED TO READ ALL THE DOCUMENTS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION TO PURCHASE THE SECURITIES.

The securities offered hereby have not been approved or disapproved by the Securities and Exchange Commission (“SEC”), any state securities commission or any other regulatory authority, nor have any of the foregoing passed upon or endorsed the merits of the offering or the accuracy or adequacy of this memorandum. Any representation to the contrary is a criminal offense.

The Offering (1)	Price to Investors	Placement Fee (2)	Proceeds to Company (3)

Maximum Offering Amount	$5,000,000	$500,000	$4,500,000

(1) This Offering shall continue until March 31, 2014 (which period may be extended by the Company and the Placement Agent within their discretion to a date no later than April 30, 2014) (the “Offering Period”).  The Company may conduct closings (each a “Closing”) until a maximum of $5,000,000 has been received. Pending the Closings of this Offering, all proceeds of this Offering will be deposited in a non-interest bearing Escrow Account (the “Escrow”) with the Signature Bank, New York, NY.  In the event that this Offering is terminated for any reason or an investor’s subscription is rejected for any reason all such funds will be promptly refunded to such subscribers without interest or deduction.  See “Plan of Distribution” on page 51. This Offering is being made only to selected “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This Offering is intended solely for investors that purchase the Securities in the ordinary course of their business for their own accounts for investment and not with a view toward, or pursuant to or in connection with any arrangements or understandings regarding, any subsequent distributions. The Securities are being offered and sold pursuant to exemptions from registration provided by Section 4(a)(2) of the Securities Act, Section 4(a)(5) of the Securities Act, and/or Regulation D promulgated thereunder, and similar exemptions from registration provided by state securities laws in those states where this Offering will be made.

(2) The Company will offer the Securities through Laidlaw & Company (UK) Ltd (the “Placement Agent”).  The Placement Agent will at each Closing be (a) paid a cash commission of up to eight percent (8%) of the gross dollar amount of the Shares sold in such Closing, (b) entitled to receive a nonaccountable expense fee of two percent (2%) of the gross dollar amount of the Shares sold in such Closing, and (c) issued a warrant (the “Agent Warrant”) to purchase ten percent (10%) of the number of the Company’s Securities sold in such Closing, including any shares of common stock issued or issuable (except for shares issuable upon the exercise pursuant to the exercise of Warrants), which Agent Warrant shall be in the form of the Warrants sold in this Offering.  For the avoidance of doubt, the Agent Warrant shall be exercisable for that number of shares of the Company’s common stock equal to ten percent (10%) of the number of the Company’s Shares sold in such Closing.

(3) Such figures do not include deductions for expenses related to this Offering, including filing, printing, legal, accounting, “blue sky” filings and other miscellaneous expenses, estimated to be $[10,000].

i

Confidential Offering Memorandum

THE INFORMATION PROVIDED HEREIN IS HIGHLY CONFIDENTIAL

THIS CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM (THE “MEMORANDUM”) AND THE ACCOMPANYING DOCUMENTS WERE PREPARED SOLELY BY BIOSIG TECHNOLOGIES, INC. (THE “COMPANY”) TO PROVIDE TO POTENTIAL PURCHASERS OF THE SECURITIES OFFERED HEREBY.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ AND EVALUATE THE INFORMATION SET FORTH IN THIS MEMORANDUM BEFORE PURCHASING ANY OF SUCH SECURITIES.

NOTICES RELATING TO U.S. SECURITIES LAWS

SALES OF THE SECURITIES OFFERED HEREBY WILL ONLY BE MADE TO U.S. PERSONS WHO ARE “ACCREDITED INVESTORS,” AS DEFINED IN RULE 501(a) OF REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  EACH INVESTOR WILL BE REQUIRED TO REPRESENT AND WARRANT THAT EACH SUCH INVESTOR IS AN “ACCREDITED INVESTOR” TO ESTABLISH “ACCREDITED INVESTOR” STATUS UNDER THE U.S. SECURITIES ACT.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE AND/OR ANY OTHER UNITED STATES OR FOREIGN JURISDICTION, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THE SECURITIES ARE SUBJECT TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND ANY OTHER SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OF THE SECURITIES (THE “OFFERING”) OR THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

EXCEPT AS OTHERWISE INDICATED, THIS MEMORANDUM SPEAKS AS OF THE DATE HEREOF.  NEITHER THE DELIVERY OF THIS MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY AFTER THE DATE HEREOF.

IN MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF, AMONG OTHER ITEMS, THE COMPANY, MANAGEMENT OF THE COMPANY, THE FINANCIAL POSITION OF THE COMPANY, THE SECURITIES BEING OFFERED HEREBY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

ii

Confidential Offering Memorandum

BY EXECUTING THE APPLICABLE SIGNATURE PAGE TO THE SECURITIES PURCHASE AGREEMENT, EACH INVESTOR REPRESENTS THAT IT IS FAMILIAR WITH AND UNDERSTANDS THE TERMS OF THE OFFERING AND THE SECURITIES AND THAT IT OR ITS PURCHASER REPRESENTATIVES HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF AN INVESTMENT IN THE SECURITIES BEING OFFERED HEREBY.

THIS MEMORANDUM IS MADE AVAILABLE ON A CONFIDENTIAL BASIS FOR USE BY A LIMITED NUMBER OF PROSPECTIVE ACCREDITED INVESTORS SOLELY IN CONNECTION WITH THEIR CONSIDERATION OF THE PURCHASE OF THE SECURITIES BEING OFFERED HEREBY. THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. ANY REPRODUCTION OR DISTRIBUTION OF THIS MEMORANDUM, IN WHOLE OR IN PART, OR THE DIVULGENCE OF ANY OF ITS CONTENTS, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY, IS PROHIBITED. ANY DISTRIBUTION OF THIS MEMORANDUM TO ANY PERSON OTHER THAN THE OFFEREE TO WHICH IT IS PROVIDED IS UNAUTHORIZED. ANY PERSON ACTING CONTRARY TO THE FOREGOING RESTRICTIONS MAY BE IN VIOLATION OF U.S. AND/OR U.S. STATE SECURITIES LAWS.

NO REPRESENTATIONS OR WARRANTIES OF ANY KIND ARE MADE OR INTENDED TO BE MADE, NOR SHOULD ANY BE INFERRED, WITH RESPECT TO THE ECONOMIC RETURN, IF ANY, OR THE TAX ATTRIBUTES OF AN INVESTMENT IN THE SECURITIES BEING OFFERED HEREBY. EACH PROSPECTIVE INVESTOR MUST CONSULT HIS, HER OR ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, ECONOMIC AND RELATED MATTERS CONCERNING AN INVESTMENT IN THE SECURITIES BEING OFFERED HEREBY AND THE SUITABILITY OF SUCH AN INVESTMENT FOR THE PROSPECTIVE INVESTOR.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO AVAIL THEMSELVES OF THE OPPORTUNITY TO ASK QUESTIONS OF, AND RECEIVE WRITTEN ANSWERS FROM, THE COMPANY CONCERNING THE TERMS AND CONDITIONS OF THE OFFERING, THE SECURITIES, THE FINANCIAL POSITION OF THE COMPANY, THE BUSINESS OF THE COMPANY AND TO OBTAIN ADDITIONAL WRITTEN INFORMATION REGARDING THE COMPANY AND THE OFFERING, TO THE EXTENT POSSESSED OR OBTAINABLE BY THE COMPANY WITHOUT UNREASONABLE EFFORT OR EXPENSE. THE PROSPECTIVE INVESTORS AGREE TO ADVISE THE COMPANY IN WRITING IF THEY ARE RELYING UPON ANY SUCH INFORMATION.BEFORE DECIDING TO INVEST IN THE OFFERING, PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THIS ENTIRE MEMORANDUM, INCLUDING ALL OF ITS APPENDICES AND EXHIBITS AND THE DOCUMENTS INCORPORATED HEREIN BY THIS REFERENCE.

THE COMPANY IS PROVIDING THIS MEMORANDUM AT YOUR REQUEST.  THIS MEMORANDUM IS CONFIDENTIAL. YOU MAY NOT REPRODUCE THIS MEMORANDUM, IN WHOLE OR IN PART, AND YOU MAY NOT DISTRIBUTE THIS MEMORANDUM OR DISCLOSE ANY OF ITS CONTENTS TO ANY OTHER PERSON.  THE COMPANY HAS PROVIDED THE INFORMATION CONTAINED IN THIS MEMORANDUM.  THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, AND NOTHING CONTAINED IN THIS MEMORANDUM OR THE DOCUMENTS DELIVERED HEREWITH IS, OR WILL BE RELIED UPON AS, A PROMISE OR REPRESENTATION BY THE COMPANY.

iii

Confidential Offering Memorandum

NO GENERAL SOLICITATION WILL BE CONDUCTED AND NO OFFERING LITERATURE OR ADVERTISING IN ANY FORM WILL OR MAY BE EMPLOYED IN THE OFFERING, EXCEPT FOR THIS MEMORANDUM (INCLUDING AMENDMENTS OR SUPPLEMENTS HERETO) AND THE DOCUMENTS SUMMARIZED HEREIN.  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS MEMORANDUM OR THE DOCUMENTS SUMMARIZED HEREIN AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

THE COMPANY RESERVES THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION FOR THE SECURITIES OFFERED HEREBY, FOR ANY REASON OR FOR NO REASON, IN WHOLE OR IN PART, OR TO ALLOT TO ANY PROSPECTIVE INVESTOR FEWER THAN THE NUMBER OF SECURITIES SUCH INVESTOR HAS SUBSCRIBED TO PURCHASE.

THIS OFFERING MAY BE WITHDRAWN AT ANY TIME BEFORE TERMINATION AND IS SPECIFICALLY MADE SUBJECT TO THE TERMS DESCRIBED IN THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND MUST NOT BE RELIED UPON.

BY ACCEPTING DELIVERY OF THIS MEMORANDUM, YOU REPRESENT AND WARRANT TO THE COMPANY THAT YOU FULLY UNDERSTAND AND AGREE TO ALL OF THE ABOVE.

NASAA UNIFORM LEGEND

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.  THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CONFIDENTIALITY

BY ACCEPTING DELIVERY OF THIS MEMORANDUM, SUBSCRIPTION AGREEMENT, THE SECURITIES PURCHASE AGREEMENT, FORM OF WARRANT AND REGISTRATION RIGHTS AGREEMENT ATTACHED HERETO, RESPECTIVELY, AS APPENDIX C, APPENDIX D, APPENDIX E AND APPENDIX F AND MADE A PART HEREOF (COLLECTIVELY, THE “TRANSACTION DOCUMENTS”) AND READING THE INFORMATION CONTAINED HEREIN AND THEREIN, YOU REPRESENT AND WARRANT THAT YOU AGREE AND UNDERSTAND THAT INFORMATION CONTAINED HEREIN IS MATERIAL, NON-PUBLIC INFORMATION.  YOU FURTHER AGREE (I) TO KEEP CONFIDENTIAL THE CONTENTS OF THE TRANSACTION DOCUMENTS AND NOT TO DISCLOSE THE SAME TO ANY THIRD PARTY OR OTHERWISE USE THE SAME FOR ANY PURPOSE OTHER THAN AN EVALUATION BY YOU OF A POTENTIAL PRIVATE INVESTMENT IN THE COMPANY, AND (II) TO RETURN THE SAME TO THE COMPANY IF (A) YOU DO NOT SUBSCRIBE TO PURCHASE ANY SECURITIES, (B) YOUR SUBSCRIPTION IS NOT ACCEPTED, OR (C) THE OFFERING IS TERMINATED OR WITHDRAWN.

iv

Confidential Offering Memorandum

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

The Transaction Documents include “Forward-looking statements” within the meaning of various provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (The “Exchange Act”). All statements, other than statements of historical facts, included in the transaction documents which address future activities, events, or developments, including but not limited to such things as future revenues, potential market, product and technology development, market acceptance, responses from competitors, capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company’s business and operations, plans, references to future success and other such matters, are “Forward-looking statements.” These statements relate to future events or future predictions, including events or predictions relating to the Company’s future financial performance, and are generally identifiable by the use of such words as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “confident,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other variations on these words or comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, that may cause the Company’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such Forward-looking statements.

These statements are based on certain assumptions and analyses made by the Company in light of its experience and its assessment of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results will conform to the Company’s expectations and predictions is subject to a number of risks and uncertainties that may cause actual results to differ materially from any expected or predicted results, including but not limited to: The Company’s ability to consummate and sustain its business strategy, develop its technology, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other companies, and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in the Transaction Documents are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Forward-looking statements are made as of the date of this Memorandum and the Company assumes no obligation to update the Forward-looking statements. You should carefully review all of the information set forth herein.

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Confidential Offering Memorandum

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SECTION 1
Executive Summary

The following is a summary of the Memorandum.  The following summary does not contain all the information that you should consider before investing in the Shares and Warrants.  You should read this entire Memorandum carefully, including the documents that are attached to or enclosed with the Memorandum.  Unless otherwise indicated, “BioSig”, “Company”, “we”, “us”, “our” and similar terms refer to BioSig Technologies, Inc.

Corporate Information

BioSig Technologies, Inc. is a development stage medical device company that is developing a proprietary technology platform to minimize noise and artifacts from cardiac recordings during electrophysiology studies, where signals that measure electrical activity of the heart, such as electrocardiograms and electrograms, are measured. These signals are also evaluated during ablation, a procedure that involves delivery of energy through the tip of a catheter that scars or destroys heart tissue in order to correct heart rhythm disturbances.  Our product under development, the PURE EP System, is a surface electrocardiogram and intracardiac multichannel recording and analysis system that acquires, processes and displays electrocardiogram and electrograms required during electrophysiology studies and ablation procedures.

We were formed as BioSig Technologies, Inc., a Nevada corporation, in February 2009 and in April 2011 we merged with our wholly-owned subsidiary, BioSig Technologies Inc., a Delaware corporation, with the Delaware corporation continuing as the surviving entity.  We have not generated any revenue to date and consequently our operations are subject to all risks inherent in the establishment of a new business enterprise.

In September 2011, we completed a private placement of our Series A Preferred Stock to certain accredited investors, with gross proceeds of $922,000 and, in April 2012, we completed a private placement of our Series B Preferred Stock to certain accredited investors, with gross proceeds of $887,500.  In July 2013, we completed a private placement of our Series C Preferred Stock and warrants to purchase our common stock to certain accredited investors, with gross proceeds of $2,781,000, including the conversion of $600,000 of our outstanding bridge notes.

Our principal executive offices are located at 12424 Wilshire Boulevard, Suite 745, Los Angeles, California 90025. Our telephone number is (310) 820-8100.

The Company is currently raising up to $5 million in a private placement of Common Stock and Warrants at a $36 million pre-money valuation with Laidlaw & Co (UK) Ltd. as the lead placement agent for the transaction.

Overview

We are a development stage medical device company that is developing a proprietary technology platform to minimize noise and artifacts from cardiac recordings during electrophysiology studies and ablation.  We are developing the PURE EP System, a surface electrocardiogram and intracardiac multichannel recording and analysis system that acquires, processes and displays electrocardiogram and electrograms required during electrophysiology studies and ablation procedures.

The PURE (Precise Uninterrupted Real-time evaluation of Electrograms) EP System is designed to assist electrophysiologists in making clinical decisions in real-time by providing information that, we believe, is not easily obtained, if at all, from any other equipment presently used in electrophysiology labs.  PURE EP System’s ability to acquire high fidelity cardiac signals will potentially increase these signals’ diagnostic value, and therefore offer improved accuracy and efficiency of the EP studies and related procedures.  We are developing signal processing tools within the PURE EP System, which we call confidence indexes. We believe that these will assist electrophysiologists in further differentiating true signals from noise, and will provide guidance in identifying ablation targets.

Since June 2011, we have collaborated with physicians affiliated with the Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, Texas for initial technology validation.  The physicians affiliated with the Texas Cardiac Arrhythmia Institute has provided us with digital recordings obtained with conventional electrophysiology recording systems during different stages of electrophysiology studies.  Using our proprietary signal processing tools that are part of the PURE EP System, we analyzed these recordings and successfully removed baseline wander, noise and artifacts from the data thereby providing better diagnostic quality signals.

We are focused on improving the quality of cardiac recordings obtained during ablation of atrial fibrillation, the most common cardiac arrhythmia, and ventricular tachycardia, an arrhythmia evidenced by a fast heart rhythm originating from the lower chambers of the heart, which can be life-threatening. Cardiac ablation is a procedure that corrects conduction of electrical impulses in the heart that cause arrhythmias.  During this invasive procedure, a catheter is usually inserted using a venous access into a specific area of the heart. A special radiofrequency generator delivers energy through the catheter to small areas of the heart muscle that cause the abnormal heart rhythm.  According to a 2009 article in Circulation: Arrhythmia and Electrophysiology, ablation is superior to pharmacological treatments and is becoming a first line of therapy for certain patients with arrhythmias (“Treatment of Atrial Fibrillation With Antiarrhythmic Drugs or Radiofrequency Ablation,” Circulation: Arrhythmia and Electrophysiology 2: 349-361 (2009)).

Our overall goal is to establish our proprietary technology as a new platform that will have the following advantages over the electrophysiology recording systems currently available on the market:

•	Higher quality cardiac signal acquisition for accurate and more efficient electrophysiology studies;
•	Precise, uninterrupted, real time evaluations of electrograms;
•	Reliable cardiac recordings to better determine precise ablation targets, strategy and end point of procedures; and
•	A portable device that can be fully integrated into existing electrophysiology lab environments.

If we are able to develop our product as designed, we believe that the PURE EP System and its signal processing tools will contribute to an increase in the number of procedures performed in each electrophysiology lab and possibly improved patient outcomes.

Our significant scientific achievements to date include:

•
Initial system concept validation has been performed in collaboration with physicians at the Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, Texas in June 2011.  The Texas Cardiac Arrhythmia Institute provided challenging recordings obtained with electrophysiology recording systems presently in use at the institute during various electrophysiology studies.  Our technology team successfully imported the data into the PURE EP System and using proprietary signal processing, the PURE EP System was able to reduce baseline wander, noise, and artifacts from the data and therefore provide better diagnostic quality signals.

•
We have established clinical and/or advisory relationships for both technology development and validation studies with physicians and researchers affiliated with the following medical centers: Texas Cardiac Arrhythmia Institute, Austin, TX; Cardiac Arrhythmia Center at the University of California at Los Angeles, Los Angeles, CA; Mount Sinai Medical Center, New York, NY; Beaumont Medical Center, Detroit, MI; University Hospitals Case Medical Center, Cleveland, OH; and The Heart Rhythm Institute, University of Oklahoma Health Sciences Center, Oklahoma City, OK.

•
As part of our pre-clinical trials, physicians affiliated with the Texas Cardiac Arrhythmia Institute, University Hospitals Case Medical Center and Mount Sinai Medical Center provide us with recordings from challenging ablation procedures, mainly for ventricular tachycardia and atrial fibrillation, where the attending electrophysiologists face clinical dilemmas with the recordings obtained by their current recording systems. We believe that the recordings that the PURE EP System has provided them, which show a significant reduction in baseline wander, noise, and artifacts, are of materially higher diagnostic value than the original recordings.

•
The Cardiac Arrhythmia Center at the University of California at Los Angeles and Dr. Kalyanam Shivkumar, a member of our board of directors, have played a significant role in the initial functional testing of our hardware.  Dr. Shivkumar and his team have enabled us to learn the connectivity of the lab and its devices that pertain to where our PURE EP System will fit in.

•
We are developing a confidence index that will assist electrophysiologists in further differentiating true signals from noise, which may potentially provide guidance in identifying ablation targets.  The confidence index is expected to be an integral part of the software of the PURE EP System, which we believe will significantly facilitate the locating of ablation targets.

Because we are an early development stage company, with our initial product under development, we currently do not have any customers.  We anticipate that our initial customers will be hospitals and other health care facilities that operate electrophysiology labs.

Use of Proceeds

The gross proceeds from this Offering, assuming that the maximum Shares and Warrants are sold, will be $5,000,000.  Our estimated expenses in connection with this Offering, excluding the Placement Agent’s fees, are approximately $[10,000] (the “Estimated Expenses”).  In addition, the Placement Agent’s fee (excluding expense reimbursements and the Agent Warrant) will be a maximum of $500,000 if we raise $5,000,000. We anticipate that the net proceeds from this Offering (after deduction of the Placement Agent’s fees and Estimated Expenses payable by us in connection with this Offering) will be used as follows:

Net Proceeds	G&A Expenses	R&D Expenses	Clinical Evaluation
$4,500,000	$3,300,000	$900,000	$300,000

Our management will have discretion and flexibility in applying the net proceeds of this Offering for the uses described above.  Our management is prohibited from using the net proceeds of this Offering (a) for the satisfaction of any portion of our debt (other than payment of trade payables in the ordinary course of our business and prior practices), or (b) for the redemption of our common stock or securities that are convertible into, exchangeable into, exercisable for or would otherwise entitle the holder thereof to receive our common stock. Pending any uses, as described above, we intend to invest the net proceeds from this Offering in short-term, interest bearing, investment grade securities.

SECTION 2
The Offering

The following is a summary of certain information relating to this Offering made hereby.  This summary is not complete and is qualified in its entirety by reference to the detailed information provided elsewhere in this Memorandum or available to prospective investors upon request to us. In this regard, this Memorandum, the Securities Purchase Agreement, and the other documents attached hereto should be read and understood in their entireties by the prospective investors. In addition, refer to the Securities Purchase Agreement for definitions of terms used but not otherwise defined herein.

You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in the Company.

Issuer:                                                    BioSig Technologies, Inc.

Form of the Offering:
Shares of the Company’s Common Stock, $0.001 par value per share, (individually a “Share” and together the “Shares”) at a price of $2.50 per Share, and warrants exercisable to purchase 50% of the aggregate number of Shares sold pursuant to the Offering (collectively, the “Warrants”) (The Shares, together with the Warrants sometimes collectively referred to as the “Securities”).

Amount of the Offering:	Maximum Amount: $5,000,000.

Minimum Purchase:	$100,000 comprised of 40,000 Shares and accompanying Warrants, with lesser amounts accepted solely at the Company’s discretion.

Offering Period:
This Offering will be open until March 31, 2014 (the “Offering Period”).   The Offering Period may be extended, without notice, at the election of the Company and the Placement Agent to a date not later than April 30, 2014 (the “Termination Date”).  The Company may conduct closings (each a “Closing”) until a maximum of $5,000,000 has been received prior to the Termination Date. The proceeds of this Offering will be delivered to the Company at each Closing.

Terms of the Shares of
Common Stock:
Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Subject to the rights of the holders of any preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. We have not paid any dividends since our inception, and, subject to our obligations to pay dividends to the holders of our preferred stock as described below, we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions.

Terms of the Warrants:
The Warrants exercisable to purchase 50% of the aggregate number of Shares sold pursuant to the Offering. The Warrants have an initial exercise price of $3.75 per share and expire five years from the issuance date. The Warrants contain customary anti-dilution protections. The Warrants shall be exercisable for cash; or if at any time after six (6) months from the issuance date, there is no effective registration statement registering the resale of the shares of the Company’s common stock underlying the Warrants (the “Warrant Shares”) or no current prospectus available for the resale of the Warrant Shares by the holder, the Warrants may be exercised by means of a “cashless exercise”.

Each Warrant contains a “Beneficial Ownership Limitation” that shall be 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon the exercise of the Warrant.  The holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon the exercise of the Warrant held by the holder.

Registration Rights:
Pursuant to the terms of the Registration Rights Agreement, the Company shall use its best efforts to file a registration statement on Form S-1 covering the Shares and the shares of the Company’s Common Stock underlying the Warrants sold in this Offering (the “Registrable Securities”) as soon as practicable but no later than 45 calendar days from the Termination Date (the “Filing Deadline”). The Company shall use its best efforts to cause the registration statement covering such shares of the Company’s common stock sold in this Offering to be declared effective within 180 calendar days of the Filing Deadline (in the event the registration statement is reviewed by the SEC) or with 30 calendar days following the date on which the Company is notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments (unless the Company is required to update its financial statements prior to requesting acceleration of such registration statement, which will require the Company to file an amendment to such registration statement, in which case the Company shall file any necessary amendment to such registration statement and request effectiveness thereof as soon as reasonably practicable and in no event later than the 60th calendar day following the Filing Deadline) (either such date, the “Effectiveness Deadline”).  If (i) the registration statement is not filed by the Filing Deadline, (ii) the Company fails to file with the SEC a request for acceleration of a registration statement in accordance with Rule 461 promulgated by the SEC pursuant to the Securities Act of 1933, as amended, within five trading days of the date that the Company is notified by the SEC that such registration statement will not be reviewed or will not be subject to further review, (iii) prior to the effective date of a registration statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such registration statement within thirty (30) calendar days after the receipt of comments by or notice from the SEC that such amendment is required in order for such registration statement to be declared effective, (iv) the registration statement is not declared effective by the Effectiveness Deadline, or (v) if after the effective date of the registration statement, such registration statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such registration statement, or the holders are otherwise not permitted to utilize the prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”), then the Company shall pay to the investors in cash a fee equal to 1.00% of the dollar amount invested by each investor, on the monthly anniversary of the occurrence of the Event, provided that such Event is still occurring; provided, however, that the total amount of such fees payable to any investor shall not exceed 3.00% of the amount invested by such investor.

Placement Agent:	Laidlaw & Company (UK) Ltd. (the “Placement Agent”)

Placement Agent Fee:
The Placement Agent will at each Closing be (a) paid a cash commission of up to eight percent (8%) of the gross dollar amount of the Shares sold in such Closing, (b) entitled to receive a nonaccountable expense fee of two percent (2%) of the gross dollar amount of the Shares sold in such Closing, and (c) issued a warrant (the “Agent Warrant”) to purchase ten percent (10%) of the number of  the Company’s Securities sold in such Closing, including any shares of common stock issued or issuable (except for shares issuable upon the exercise pursuant to the exercise of Warrants), which Agent Warrant shall be in the form of the Warrants sold in this Offering.  For the avoidance of doubt, the Agent Warrant shall be exercisable for that number of shares of the Company’s common stock equal to ten percent (10%) of the number of the Company’s Shares sold in such Closing.

See “Plan of Distribution” on page 51 for further information with respect to the compensation of the Placement Agent.

Use of Proceeds (Dist.):
The proceeds of this Offering will be used for general corporate purposes, including, but not necessarily limited to, growth and capital initiatives, research and development, filing of patents to protect the intellectual property of the Company and expanding the human resources of the Company.  See “Use of Proceeds” on page 40 for additional information.

Transferability:
The Shares, the Warrants, and any shares of common stock issuable upon the exercise of the Warrants will be restricted securities and will only be transferable if properly registered under the Securities Act or pursuant to an exemption therefrom.

Permitted Offerees:
Only “accredited investors” as that term is defined in Rule 501 of Regulation D under the Securities Act. Investors will be required to make certain representations with respect to their status and business experience and to represent, among other things, that they have received a copy of this Memorandum, understand the terms of this Offering and are accredited investors as required under the investor suitability standards. See “Terms of this Offering – Investor Suitability Standards” beginning on page 54 for more information.

Deposit of Funds:
All funds received from prospective investors will be deposited in a non-interest bearing account with Signature Bank, 261 Madison Avenue, New York, NY 10016 pending the earliest of (a) the acceptance of the prospective investor’s subscription at a Closing under this Offering; (b) the termination of this Offering without a Closing; or (c) the rejection of a prospective investor’s subscription.  If the Company has not closed this Offering prior to the Termination Date or has not accepted the subscriptions of one or more prospective investors, all funds received from such prospective investors will be returned to such investors without interest thereon or deduction therefrom.

Risks:	The purchase of the Shares offered hereby involves significant risks. Please see “Risk Factors”.

SECTION 3
Risk Factors

Our business faces many risks and an investment in our securities involves significant risks. Prospective investors in this Offering are strongly encouraged carefully to consider the risks described below as well as other information contained in this Memorandum before investing.  Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. If any of the events or circumstances described in this section occur, our business, financial condition or results of operations could suffer. Prospective investors in our Shares should consider the following risks before deciding whether to invest in the Shares.

Risks Related to Our Business and Industry

Because our condition as a going concern is in doubt, we will be forced to cease our business operations unless we can raise sufficient funds to satisfy our working capital needs.

As shown in the accompanying financial statements during years ended December 31, 2012 and 2011, we incurred net losses attributable to common stockholders of $2,477,002 and $1,178,101, respectively and used $1,524,956 in cash for operating activities for the year ended December 31, 2012.  As of February 24, 2014, we had cash on hand of approximately $7,000. These factors, among others, raise substantial doubt that we will be able to continue as a going concern for a reasonable period of time.

Our existence is dependent upon management’s ability to develop profitable operations. Our management is devoting substantially all of its efforts to developing its products and services and there can be no assurance that our efforts will be successful. There is no assurance that can be given that management’s actions will result in our profitable operations or the resolution of our liquidity problems.

Because we are an early development stage company with no products near commercialization, we expect to incur significant additional operating losses.

We are an early development stage company and we expect to incur substantial additional operating expenses over the next several years as our research, development, pre-clinical testing, regulatory approval and clinical trial activities increase. The amount of our future losses and when, if ever, we will achieve profitability are uncertain. We have no products that have generated any commercial revenue and do not expect to generate revenues from the commercial sale of our products in the near future, if ever. Our ability to generate revenue and achieve profitability will depend on, among other things, the following:

•	successful completion of the preclinical and clinical development of our products;

•	obtaining necessary regulatory approvals from the U.S. Food and Drug Administration or other regulatory authorities;

•	establishing manufacturing, sales, and marketing arrangements, either alone or with third parties; and

•	raising sufficient funds to finance our activities.

We might not succeed at all, or at any, of these undertakings. If we are unsuccessful at some or all of these undertakings, our business, prospects, and results of operations may be materially adversely affected.

Our product candidates are at an early stage of development and may not be successfully developed or commercialized.

Our main product candidate, the PURE EP System, is in the early stage of development and will require substantial further capital expenditures, development, testing, and regulatory clearances prior to commercialization, especially given that we have not yet completed pre-clinical testing on this product. The development and regulatory approval process takes several years and it is not likely that the PURE EP System, even if successfully developed and approved by the U.S. Food and Drug Administration, may not be commercially available for a number of years.  In addition, due to budgetary constraints, we recently have not been able to devote the level of resources that we desired to our research and development efforts.  The continued development of our product candidates is dependent upon our ability to obtain sufficient financing.  However, even if we are able to obtain the requisite financing to fund our development program, we cannot assure you that our product candidates will be successfully developed or commercialized. Our failure to develop, manufacture or receive regulatory approval for or successfully commercialize any of our product candidates could result in the failure of our business and a loss of all of your investment in our company.

Our former chief executive officer and president filed a statement of claims against us with the American Arbitration Association and we may owe material obligations to our former chief executive officer and president related to such arbitration.

David Drachman, our former chief executive officer and president, resigned from his positions with us in November 2013.  On January 7, 2014, Mr. Drachman filed a statement of claim against us with the American Arbitration Association with respect to his resignation from his positions with us.  Mr. Drachman alleges, among other things, that (i) we misled him with respect to the status of our technology and required him to perform capital raising duties that had not been previously agreed upon, (ii) he resigned from his positions with us for good reason, as such term was defined in his employment agreement with us, and (iii) he, in his individual capacity, has full rights to the ownership and control of a patent application describing a combined ablation and recording unit directed at the use of electrocardiography sensing for control of radiofrequency renal denervation that we filed with the U.S. Patent and Trademark Office during the time Mr. Drachman served in his positions with us. Mr. Drachman is seeking, among other things, (a) payment of his salary and pro-rated bonus for the time he served in his positions with us and his severance payments that he would be due under his employment agreement, which include 12 months of base salary and full bonus payments, with the total sum of payments equaling approximately $612,000, including $58,000 of accrued and unpaid salary, (b) full vesting of stock options equivalent to 10% of our outstanding common stock, and (c) a declaration by us that Mr. Drachman has full rights to the ownership and control of the patent application related to a combined ablation and recording unit that we filed with the U.S. Patent and Trademark Office during the time Mr. Drachman served in his positions with us.

While we believe that Mr. Drachman did not have good reason to resign and should therefore only be entitled to receive any accrued and unpaid salary and reimbursements and payment for accrued and unused vacation due under his employment agreement, if we receive an adverse outcome in arbitration or if we settle the dispute with Dr. Drachman, we may be obligated to pay or award to him some or all of  the monetary relief that he is seeking, which could have a material adverse effect on our business and results of operations.   In addition, while wefully dispute his rights to the ownership and control of the aforementioned patent application and related patent(s) and intend to challenge his claim to the fullest extent permitted by law, if we are obligated to transfer the ownership and control of such patent application and related patent(s) to Mr. Drachman, we would lose rights to a portion of our intellectual property, which could have a material adverse effect on our business.

We expect to derive our revenue from sales of our PURE EP System and other products we may develop. If we fail to generate revenue from these sources, our results of operations and the value of our business will be materially and adversely affected.

We expect our revenue to be generated from sales of our PURE EP System and other products we may develop. Future sales of these products, if any, will be subject to, among other things, the receipt of regulatory approvals and commercial and market uncertainties that may be outside our control. If we fail to generate our intended revenues from these products, our results of operations and the value of our business and securities would be materially and adversely affected.

We may need to finance our future cash needs through public or private equity offerings, debt financings or corporate collaboration and licensing arrangements. Any additional funds that we obtain may not be on terms favorable to us or our stockholders and may require us to relinquish valuable rights.

Until and unless we receive approval from the U.S. Food and Drug Administration and other regulatory authorities for our products, we will not generate revenues from our products.  Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from cash on hand, public or private equity offerings, debt financings, bank credit facilities or corporate collaboration and licensing arrangements.  We believe that our existing cash on hand will be sufficient to enable us to fund our projected operating requirements for approximately the next five months. However, we may need to raise additional funds more quickly if one or more of our assumptions prove to be incorrect or if we choose to expand our product development efforts more rapidly than we presently anticipate.  We also may decide to raise additional funds before we require them if we are presented with favorable terms for raising capital.

If we seek to sell additional equity or debt securities, obtain a bank credit facility or enter into a corporate collaboration or licensing arrangement, we may not obtain favorable terms for us and/or our stockholders or be able to raise any capital at all, all of which could result in a material adverse effect on our business and results of operations. The sale of additional equity or debt securities, if convertible, could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. Raising additional funds through collaboration or licensing arrangements with third parties may require us to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or to grant licenses on terms that may not be favorable to us or our stockholders.  In addition, we could be forced to discontinue product development, reduce or forego sales and marketing efforts and forego attractive business opportunities, all of which could have an adverse impact on our business and results of operations.

We may be unable to develop our existing or future technology.

Our product, the PURE EP System, may not deliver the levels of accuracy and reliability needed to make it a successful product in the market place.  Additionally, the development of such accuracy and reliability may be indefinitely delayed or may never be achieved.  Failure to develop this or other technology could have an adverse material effect on our business, financial condition, results of operations and future prospects.

The results of clinical studies may not support the usefulness of our technology.

Conducting clinical trials is a long, expensive and uncertain process that is subject to delays and failure at any stage. Clinical trials can take months or years. The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including:

•	the U.S. Food and Drug Administration may not approve a clinical trial protocol or a clinical trial, or may place a clinical trial on hold;
•	subjects may not enroll in clinical trials at the rate we expect or we may not follow up on subjects at the rate we expect;
•	subjects may experience events unrelated to our products;
•
third-party clinical investigators may not perform our clinical trials consistent with our anticipated schedule or the clinical trial protocol and good clinical practices, or other third-party organizations may not perform data collection and analysis in a timely or accurate manner;

•	interim results of any of our clinical trials may be inconclusive or negative;
•
regulatory inspections of our clinical trials may require us to undertake corrective action or suspend or terminate the clinical trials if investigators find us not to be in compliance with regulatory requirements; or

•	governmental regulations or administrative actions may change and impose new requirements, particularly with respect to reimbursement.

Results of pre-clinical studies do not necessarily predict future clinical trial results and previous clinical trial results may not be repeated in subsequent medical trials. We may experience delays, cost overruns and project terminations despite achieving promising results in pre-clinical testing or early clinical testing. In addition, the data obtained from clinical trials may be inadequate to support approval or clearance of a submission. The U.S. Food and Drug Administration may disagree with our interpretation of the data from our clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate the safety and effectiveness of the product candidate. The U.S. Food and Drug Administration may also require us to conduct additional pre-clinical studies or clinical trials that could further delay approval of our products. If we are unsuccessful in receiving U.S. Food and Drug Administration approval of a product, we would not be able to commercialize the product in the U.S., which could seriously harm our business. Moreover, we face similar risks in other jurisdictions in which we may sell or propose to sell our products.

The medical device industry is subject to stringent regulation and failure to obtain regulatory approval will prevent commercialization of our products.

Medical devices are subject to extensive and rigorous regulation by the U.S. Food and Drug Administration pursuant to the Federal Food, Drug, and Cosmetic Act, by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Under the Federal Food, Drug, and Cosmetic Act and associated regulations, manufacturers of medical devices must comply with certain regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging and distribution of medical devices. In addition, medical devices must receive U.S. Food and Drug Administration clearance or approval before they can be commercially marketed in the U.S., and the U.S. Food and Drug Administration may require testing and surveillance programs to monitor the effects of approved products that have been commercialized and can prevent or limit further marketing of a product based on the results of these post-market evaluation programs. The process of obtaining marketing clearance from the U.S. Food and Drug Administration for new products could take a significant period of time, require the expenditure of substantial resources, involve rigorous pre-clinical and clinical testing, require changes to the products and result in limitations on the indicated uses of the product.  In addition, if we seek regulatory approval in non-U.S. markets, we will be subject to further regulatory approvals, that will require additional costs and resources.  There is no assurance that we will obtain necessary regulatory approvals in a timely manner, or at all.

Our product, the PURE EP System, will need to receive 510(k) marketing clearance from the U.S. Food and Drug Administration in order permit us to market this product in the U.S. In addition, if we intend to market our product for additional medical uses or indications, we will need to submit additional 510(k) applications to the U.S. Food and Drug Administration that are supported by satisfactory clinical trial results specifically for the additional indication. The results of our initial clinical trials may not provide sufficient evidence to allow the U.S. Food and Drug Administration to grant us such additional marketing clearances and even additional trials requested by the U.S. Food and Drug Administration may not result in our obtaining 510(k) marketing clearance for our product. The failure to obtain U.S. Food and Drug Administration marketing clearance for the PURE EP System, any additional indications for the PURE EP System or any other of our future products would have a material adverse effect on our business.

Even if regulatory approval is obtained, our products will be subject to extensive post-approval regulation.

Once a product is approved by the relevant regulatory body for our targeted commercialization market, numerous post-approval requirements apply, including but not limited to requirements relating to manufacturing, labeling, packaging, advertising and record keeping.  Even if regulatory approval of a product is obtained, the approval may be subject to limitations on the uses for which the product may be marketed, or contain requirements for costly post-marketing testing and surveillance to monitor the safety or efficacy of the product. Any such post-approval requirement could reduce our revenues, increase our expenses and render the approved product candidate not commercially viable.  If we fail to comply with the regulatory requirements of the applicable regulatory authorities, or if previously unknown problems with any approved commercial products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions or other negative consequences, including:

•	restrictions on our products, manufacturers or manufacturing processes;
•	warning letters and untitled letters;
•	civil penalties and criminal prosecutions and penalties;
•	fines;
•	injunctions;
•	product seizures or detentions;
•	import or export bans or restrictions;
•	voluntary or mandatory product recalls and related publicity requirements;
•	suspension or withdrawal of regulatory approvals;
•	total or partial suspension of production; and
•	refusal to approve pending applications for marketing approval of new products or of supplements to approved applications.

Regulations are constantly changing, and in the future our business may be subject to additional regulations that increase our compliance costs.

We believe that we understand the current laws and regulations to which our products will be subject in the future.  However, federal, state and foreign laws and regulations relating to the sale of our products are subject to future changes, as are administrative interpretations of regulatory agencies. If we fail to comply with such federal, state or foreign laws or regulations, we may fail to obtain regulatory approval for our products and, if we have already obtained regulatory approval, we could be subject to enforcement actions, including injunctions preventing us from conducting our business, withdrawal of clearances or approvals and civil and criminal penalties. In the event that federal, state, and foreign laws and regulations change, we may need to incur additional costs to seek government approvals, in addition to the clearance we intend to seek from the U.S. Food and Drug Administration in order to sell or market our products. If we are slow or unable to adapt to changes in existing regulatory requirements or the promulgation of new regulatory requirements or policies, we or our licensees may lose marketing approval for our products which will impact our ability to conduct business in the future.

The market for our technology and revenue generation avenues for our products may be slow to develop, if at all.

The market for our products may be slower to develop or smaller than estimated or it may be more difficult to build the market than anticipated.  The medical community may resist our products or be slower to accept them than we anticipate.  Revenues from our products may be delayed or costs may be higher than anticipated which may result in our need for additional funding.  We anticipate that our principal route to market will be through commercial distribution partners.  These arrangements are generally non-exclusive and have no guaranteed sales volumes or commitments.  The partners may be slower to sell our products than anticipated.  Any financial, operational or regulatory risks that affect our partners could also affect the sales of our products.  In the current economic environment, hospitals and clinical purchasing budgets may exercise greater restraint with respect to purchases, which may result in purchasing decisions being delayed or denied.  If any of these situations were to occur this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

If we seek to market our products in foreign jurisdictions, we may need to obtain regulatory approval in these jurisdictions.

In order to market our products in the European Union and many other foreign jurisdictions, we may need to obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval procedures vary among countries (except with respect to the countries that are part of the European Economic Area) and can involve additional clinical testing. The time required to obtain approval may differ from that required to obtain U.S. Food and Drug Administration approval. Should we decide to market our products abroad, we may fail to obtain foreign regulatory approvals on a timely basis, if at all. Approval by the U.S. Food and Drug Administration does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority, including obtaining CE Mark approval, does not ensure approval by regulatory authorities in other foreign countries or by the U.S. Food and Drug Administration. We may be unable to file for, and may not receive, necessary regulatory approvals to commercialize our products in any foreign market, which could adversely affect our business prospects.

If we fail to obtain an adequate level of reimbursement for our system by third-party payors, there may be no commercially viable markets for our system or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third-party payors significantly affect the market for our system. Reimbursement by third-party payors in the U.S. typically is based on the device’s perceived benefit and whether it is deemed medically reasonable and necessary. Reimbursement levels of third-party payors in the U.S. are also based on established payment formulas that take into account part or all of the cost associated with these devices and the related procedures performed. We cannot assure you the level of reimbursement we might obtain in the U.S., if any, for our system. If we do not obtain adequate levels of reimbursement for our system by third-party payors in the U.S., which we believe is largest potential market for our system, our financial condition, results of operations and prospects would be harmed.

Reimbursement and health care payment systems in international markets vary significantly by country, and include both government-sponsored health care and private insurance. To obtain reimbursement or pricing approval in some countries, we may be required to produce additional clinical data, which may involve one or more additional clinical trials, that compares the cost-effectiveness of our system to other available therapies. We may not obtain international reimbursement or pricing approvals in a timely manner, if at all. Our failure to receive international reimbursement or pricing approvals would negatively impact market acceptance of our system in the international markets in which those approvals are sought.

We believe that future reimbursement may be subject to increased restrictions both in the U.S. and in international markets. Future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for the PURE EP System or any of our other future products and limit our ability to sell the PURE EP System or any of our other future products on a profitable basis. In addition, third-party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for health care products and services. If reimbursement for our system is unavailable in any market or limited in scope or amount, or if pricing is set at unsatisfactory levels, market acceptance of our system would be significantly impaired and our future revenues, if any, would be significantly harmed.

The electrophysiology market is highly competitive.

There are a number of groups and organizations, such as healthcare, medical device and software companies in the electrophysiology market that may develop a competitive offering to our products, especially given that we have not yet filed for patent protection for any of our intellectual property.  The largest companies in the electrophysiology market are GE, Johnson & Johnson, C.R. Bard, Inc., Siemens and St. Jude Medical.  All of these companies have significantly greater resources, experience and name recognition than we possess. There is no assurance that they will not attempt to develop similar or superior products, that they will not be successful in developing such products or that any products they may develop will not have a competitive advantage over our products. If we experience delayed regulatory approvals or disputed clinical claims, we may not have a commercial or clinical advantage over competitors’ products that we believe we currently possess.  Should a superior offering come to market, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We rely on key officers, consultants and scientific and medical advisors, and their knowledge of our business and technical expertise would be difficult to replace.

We are highly dependent on our officers, consultants and scientific and medical advisors because of their expertise and experience in medical device development.  We do not have “key person” life insurance policies for any of our officers.  Our former chief executive officer and president relieved most of our employees and consultants of their duties in October 2013 and, after the resignation of our former chief executive officer and president in November 2013, we rehired such employees and consultants.  Due to our funding constraints, we made irregular payments to such employees and consultants until January 2014, at which time we compensated them in full for their accrued but unpaid service. If we are unable to obtain additional funding, we will be unable to meet our current and future compensation obligations to such employees and consultants. In light of the foregoing, we are at risk that one or more of our consultants or employees may leave our company for other opportunities where there is no concern about such employers fulfilling their compensation obligations, or for other reasons.  The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our results of operations.

We may fail to attract and retain qualified personnel.

We expect to rapidly expand our operations and grow our sales, research and development and administrative operations.  This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel.  Accordingly, recruiting and retaining such personnel in the future will be critical to our success.  There is intense competition from other companies, research and academic institutions, government entities and other organizations for qualified personnel in the areas of our activities.  Many of these companies, institutions and organizations have greater resources than we do, along with more prestige associated with their names. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our marketing and development activities, and this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.

Our ability to grow successfully requires an effective planning and management process.  The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources.  To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner.  Our controls, systems, procedures and resources may not be adequate to support a changing and growing company.  If our management fails to respond effectively to changes and growth in our business, including acquisitions, there could be a material adverse effect on our business, financial condition, results of operations and future prospects.

Our strategic business plan may not produce the intended growth in revenue and operating income.

Our strategies ultimately include making significant investments in sales and marketing programs to achieve revenue growth and margin improvement targets. If we do not achieve the expected benefits from these investments or otherwise fail to execute on our strategic initiatives, we may not achieve the growth improvement we are targeting and our results of operations may be adversely affected. We may also fail to secure the capital necessary to make these investments, which will hinder our growth.

In addition, as part of our strategy for growth, we may make acquisitions and enter into strategic alliances such as joint ventures and joint development agreements. However, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully, and our strategic alliances may not prove to be successful. In this regard, acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, services and products of the acquired companies and the diversion of management’s attention from other business concerns. Although we will endeavor to evaluate the risks inherent in any particular transaction, there can be no assurance that we will properly ascertain all such risks. In addition, acquisitions could result in the incurrence of substantial additional indebtedness and other expenses or in potentially dilutive issuances of equity securities. There can be no assurance that difficulties encountered with acquisitions will not have a material adverse effect on our business, financial condition and results of operations.

We currently have no sales, marketing or distribution operations and will need to expand our expertise in these areas.

We currently have no sales, marketing or distribution operations and, in connection with the expected commercialization of our system, will need to expand our expertise in these areas. To increase internal sales, distribution and marketing expertise and be able to conduct these operations, we would have to invest significant amounts of financial and management resources. In developing these functions ourselves, we could face a number of risks, including:

•	we may not be able to attract and build an effective marketing or sales force;
•	the cost of establishing, training and providing regulatory oversight for a marketing or sales force may be substantial; and
•
there are significant legal and regulatory risks in medical device marketing and sales that we have never faced, and any failure to comply with applicable legal and regulatory requirements for sales, marketing and distribution could result in an enforcement action by the U.S. Food and Drug Administration, European regulators or other authorities that could jeopardize our ability to market the system or could subject us to substantial liability.

The liability of our directors and officers is limited.

The applicable provisions of the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and By-laws limit the liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the Delaware General Corporation Law and of our Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of such persons under certain circumstances. In the event we are required to indemnify any of our directors or any other person, our financial strength may be harmed.

Our product development program depends upon third-party researchers who are outside our control and whose negative performance could materially hinder or delay our pre-clinical testing or clinical trials.

We do not have the ability to conduct all aspects of pre-clinical testing or clinical trials ourselves. We depend upon independent investigators and collaborators, such as commercial third-parties, government, universities and medical institutions, to conduct our preclinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs.  These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves.  The failure of any of these outside collaborators to perform in an acceptable and timely manner in the future, including in accordance with any applicable regulatory requirements, such as good clinical and laboratory practices, or pre-clinical testing or clinical trial protocols, could cause a delay or otherwise adversely affect our pre-clinical testing or clinical trials, our success in obtaining regulatory approvals and, ultimately, the timely advancement of our development programs. In addition, these collaborators may also have relationships with other commercial entities, some of whom may compete with us.  If our collaborators assist our competitors at our expense, our competitive position would be harmed.

Negative publicity or unfavorable media coverage could damage our reputation and harm our operations.

In the event that the marketplace perceives our products as not offering the benefits which we believe they offer, we may receive negative publicity. This publicity may result in litigation and increased regulation and governmental review. If we were to receive such negative publicity or unfavorable media attention, whether warranted or unwarranted, our ability to market our products would be adversely affected. We may be required to change our products and services and become subject to increased regulatory burdens, and we may be required to pay large judgments or fines and incur significant legal expenses. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.

We may face risks associated with current or future litigation and claims.

Although we do not believe that we currently face any litigation or claims, there can be no guarantee that we will not, in the future, be involved in one or more lawsuits, claims or other proceedings. These suits could concern issues including contract disputes, employment actions, employee benefits, taxes, environmental, health and safety, personal injury and product liability matters. Due to the uncertainties of litigation, we can give no assurance that we will prevail on any claims made against us in any such lawsuit. Also, we can give no assurance that any other lawsuits or claims brought in the future will not have an adverse effect on our financial condition, liquidity or operating results.

Specifically, we believe we will be subject to product liability claims or product recalls, particularly in the event of false positive or false negative reports, because we plan to develop and manufacture medical diagnostic products.  We intend to obtain appropriate insurance coverage once we reach a manufacturing stage. A product recall or a successful product liability claim or claims that exceed our planned insurance coverage could have a material adverse effect on us.  In addition, product liability insurance is expensive. In the future we may not be able to obtain coverage on acceptable terms, if at all.  Moreover, our insurance coverage may not adequately protect us from liability that we incur in connection with clinical trials or sales of our products. In the event of an award against us during a time when we have no available insurance or insufficient insurance, we may sustain significant losses of our operating capital.  In addition, any products liability litigation, regardless of outcome or strength of claims, may divert time and resources away from the day-to-day operation of our business and product development efforts.  Any of these outcomes could adversely impact our business and results of operations, as well as impair our reputation in the medical and investment communities.

Recent global economic trends could adversely affect our business, liquidity and financial results.

Recent global economic conditions, including disruption of financial markets, could adversely affect us, primarily through limiting our access to capital and disrupting our potential clients’ businesses.  In addition, continuation or worsening of general market conditions in economies important to our businesses may adversely affect our potential customers’ level of spending and ability to obtain financing, leading to us being unable to generate the levels of sales that we anticipate.  Continued disruption of financial markets could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may be subject, directly or indirectly, to U.S. federal and state health care fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and we may become subject to such litigation. If we are unable to, or have not fully complied with such laws, we could face substantial penalties.

If we are successful in achieving regulatory approval to market our PURE EP System, our operations will be directly, or indirectly through our customers and health care professionals, subject to various U.S. federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, federal False Claims Act, and federal Foreign Corrupt Practices Act. These laws may impact, among other things, our proposed sales, and marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal health care program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the health care industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil and administrative sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal health care programs. An alleged violation of the Anti-Kickback Statute may be used as a predicate offense to establish liability pursuant to other federal laws and regulations such as the federal False Claims Act. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for health care items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “relators” or “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device and health care companies to have to defend a False Claim Act action. The federal Patient Protection and Affordable Care Act includes provisions expanding the ability of certain relators to bring actions that would have been previously dismissed under prior law. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. The Deficit Reduction Act of 2005 encouraged states to enact or modify their state false claims act to be at least as effective as the federal False Claims Act by granting states a portion of any federal Medicaid funds recovered through Medicaid-related actions. Most states have enacted state false claims laws, and many of those states included laws including qui tam provisions. States have until March 31, 2013 to enact or amend their false claims laws modeled after the federal False Claims Act for review and approval to receive a greater portion of any recovery.

The federal Patient Protection and Affordable Care Act includes provisions known as the Physician Payments Sunshine Act, which requires manufacturers of drugs, biologics, devices and medical supplies covered under Medicare and Medicaid starting in 2012 to record any transfers of value to physicians and teaching hospitals and to report this data beginning in 2013 to the Centers for Medicare and Medicaid Services for subsequent public disclosure. Manufacturers must also disclose investment interests held by physicians and their family members. Failure to submit the required information may result in civil monetary penalties of up to $1 million per year for knowing violations and may result in liability under other federal laws or regulations. Similar reporting requirements have also been enacted on the state level in the U.S., and an increasing number of countries worldwide either have adopted or are considering similar laws requiring transparency of interactions with health care professionals. In addition, some states such as Massachusetts and Vermont impose an outright ban on certain gifts to physicians. If we receive U.S. Food and Drug Administration clearance to market our system in the U.S., these laws could affect our promotional activities by limiting the kinds of interactions we could have with hospitals, physicians or other potential purchasers or users of our system. Both the disclosure laws and gift bans will impose administrative, cost and compliance burdens on us.

We are unable to predict whether we could be subject to actions under any of these laws, or the impact of such actions. If we are found to be in violation of any of the laws described above and other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, or an administrative action of suspension or exclusion from government health care reimbursement programs and the curtailment or restructuring of our operations.

In addition, to the extent we commence commercial operations overseas, we will be subject to the Foreign Corrupt Practices Act and other countries’ anti-corruption/anti-bribery regimes, such as the U.K. Bribery Act. The Foreign Corrupt Practices Act prohibits improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Safeguards we implement to discourage improper payments or offers of payments by our employees, consultants, sales agents or distributors may be ineffective, and violations of the Foreign Corrupt Practices Act and similar laws may result in severe criminal or civil sanctions, or other liabilities or proceedings against us, any of which would likely harm our reputation, business, financial condition and results of operations.

Risks Related to Our Intellectual Property

If we do not obtain protection for our intellectual property rights, our competitors may be able to take advantage of our research and development efforts to develop competing products.

We intend to rely on a combination of patents, trade secrets, and nondisclosure and non-competition agreements to protect our proprietary intellectual property.  We have filed two patent applications in the U.S. and plan to file additional patent applications in the U.S. and in other countries, as we deem appropriate for our products.  Our applications have and will include claims intended to provide market exclusivity for certain commercial aspects of the products, including the methods of production, the methods of usage and the commercial packaging of the products. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when such patents will be issued, and, if granted, whether patents will be challenged and held invalid or unenforceable;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly regardless of outcome.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors.  To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements.  To this end, it is our policy to require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.  These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information.  If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

Given the fact that we may pose a competitive threat, competitors, especially large and well-capitalized companies that own or control patents relating to electrophysiology recording systems, may successfully challenge our patent applications, produce similar products or products that do not infringe our patents, or produce products in countries where we have not applied for patent protection or that do not respect our patents.

If any of these events occurs, or we otherwise lose protection for our trade secrets or proprietary know-how, the value of our intellectual property may be greatly reduced.  Patent protection and other intellectual property protection are important to the success of our business and prospects, and there is a substantial risk that such protections will prove inadequate.

Our former chief executive officer and president has filed a statement of claims against us with the American Arbitration Association that challenges the ownership of one of our patent applications with the U.S. Patent and Trademark Office.

David Drachman, our former chief executive officer and president, filed a statement of claim against us with the American Arbitration Association with respect to his resignations from his positions with us in November 2013, pursuant to which Mr. Drachman is seeking a declaration by us that Mr. Drachman has full rights to the ownership and control of the patent application related to a combined ablation and recording unit directed at the use of electrocardiography sensing for control of radiofrequency renal denervation that we filed with the U.S. Patent and Trademark Office during the time Mr. Drachman served in his positions with us. We fully dispute his rights to the ownership and control of such patent application and related patent(s) and intend to challenge his claim to the fullest extent permitted by law.  However, if we are obligated to transfer the ownership and control of such patent application and related patent(s) to Mr. Drachman, we would lose rights to a portion of our intellectual property, which could have a material adverse effect on our business.

If we infringe upon the rights of third parties, we could be prevented from selling products and forced to pay damages and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may be required to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	abandon an infringing product candidate;
•	redesign our product candidates or processes to avoid infringement;
•	cease usage of the subject matter claimed in the patents held by others;
•	pay damages; and/or
•	defend litigation or administrative proceedings which may be costly regardless of outcome, and which could result in a substantial diversion of our financial and management resources.

Any of these events could substantially harm our earnings, financial condition and operations.

Risks Related to our Common Stock

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We believe that our common stock will be quoted on the OTC Bulletin Board. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market and NYSE MKT. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market and NYSE MKT. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

If our common stock is quoted on the OTC Bulletin Board, we could face significant consequences, including:

•	a limited availability for market quotations for our shares of common stock;
•	reduced liquidity with respect to our shares of common stock;
•
a determination that our shares of common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock; and

•	limited amount of news and analyst coverage.

Our common stock will not be registered under the Securities Exchange Act of 1934, as amended, and as a result we will have limited reporting duties which could make our common stock less attractive to investors.

We do not intend to register our common stock under the Securities Exchange Act of 1934, as amended, for the foreseeable future, provided that, we will register our common stock under the Exchange Act if we have, after the last day of our fiscal year, more than either (i) 2,000 shareholders of record; or (ii) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Securities Exchange Act of 1934, as amended. As a result, although, upon the effectiveness of the registration statement of which this prospectus forms a part, we will be required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended, so long as our common stock is not registered under the Securities Exchange Act of 1934, as amended, we will not be subject to Section 14 of the Securities Exchange Act of 1934, as amended, which, among other things, prohibits companies that have securities registered under the Securities Exchange Act of 1934, as amended, from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the Securities and Exchange Commission a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our common stock is not registered under the Securities Exchange Act of 1934, as amended, our directors and executive officers and beneficial holders of 10% or more of our outstanding shares of common stock will not be subject to Section 16 of the Securities Exchange Act of 1934, as amended. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directs, and persons who beneficially own more than 10% of a registered class of equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common stock and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) registration statement, and periodic reports we file thereunder. Furthermore, so long as our common stock is not registered under the Securities Exchange Act of 1934, as amended, our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended, will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act of 1933, as amended, has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the Securities and Exchange Commission. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.  Our limited reporting duties, as compared to issuers with common stock registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, may make our common stock less attractive to the investing public.

Unless we are required to register our securities under Section 12(g) of the Securities Exchange Act of 1934, as amended, we do not intend to voluntarily comply with the registration requirements of Section 12(g) of the Securities Exchange Act of 1934, as amended.

Since we believe that that our securities will be listed on the OTC Bulletin Board, our securities holders may face significant restrictions on the resale of our securities due to state “Blue Sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state. We do not know whether our common stock will be registered or exempt from registration under the laws of any state. Since we believe that our common stock will be listed on the OTC Bulletin Board, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our common stock. The resale market for our common stock may be limited, as holders may be unable to resell their shares of common stock without the significant expense of state registration or qualification.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including reasons unrelated to our specific performance, such as limited liquidity for our stock, reports by industry analysts, investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well. Fluctuations in operating results or the failure of operating results to meet the expectations of public market analysts and investors may negatively impact the price of our securities. Quarterly operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular quarter, including vulnerability of our business to a general economic downturn, changes in the laws that affect our products or operations, competition, compensation related expenses, application of accounting standards and our ability to obtain and maintain all necessary government certifications and/or licenses to conduct our business. In addition, when the market price of a company’s shares drops significantly, stockholders could institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

The interests of our controlling stockholders may not coincide with yours and such controlling stockholder may make decisions with which you may disagree.

As of February 25, 2014, two of our stockholders beneficially owned over 85% of our common stock. As a result, our controlling stockholders control substantially all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of our controlling stockholders. The interests of our controlling stockholders may not coincide with our interests or the interests of other stockholders.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have research coverage by securities and industry analysts and you should not invest in our common stock in anticipation that we will obtain such coverage. If we obtain securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline.

Upon becoming a publicly-reporting company, we will be obligated to develop and maintain proper and effective internal controls over financial reporting. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may have one or more material weaknesses, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. Upon becoming a publicly-reporting company, we will be required to perform an annual review and evaluation of our internal controls no later than for the fiscal year ending December 31, 2015.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to evaluate and correct a material weakness in internal controls needed to comply with Section 404 of the Sarbanes-Oxley Act. The material weakness relates to our being a small company with a limited number of employees which limits our ability to assert the controls related to the segregation of duties. During the evaluation and testing process, if we identify one or more additional material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline.

While we currently qualify as an “emerging growth company” under the Jumpstart of Business Startups Act of 2012, or the JOBS Act, when we lose that status, it will increase the costs and demands placed upon our management.

Once we become a publicly-reporting company, we will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1 billion (as indexed for inflation); (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed to be a ‘large accelerated filer,’ as defined by the Securities and Exchange Commission, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon our management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if we would also no qualify as a smaller reporting company.

We are an “emerging growth company” and we cannot be certain that the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

The JOBS Act permits “emerging growth companies” like us, upon becoming a publicly-reporting company, to rely on some of the reduced disclosure requirements that are already available to smaller reporting companies. As long as we qualify as an emerging growth company or a smaller reporting company, we would be permitted to omit the auditor’s attestation on internal control over financial reporting that would otherwise be required by the Sarbanes-Oxley Act, as described above, and are also exempt from the requirement to submit “say-on-pay”, “say-on-pay frequency” and “say-on-parachute” votes to our stockholders and may avail ourselves of reduced executive compensation disclosure that is already available to smaller reporting companies.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of this exemption. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will cease to be an emerging growth company at such time as described in the risk factor immediately above. Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile and could cause our stock price to decline.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our stockholders. In addition, we are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

The terms of our Series C Preferred Stock prohibit us from paying dividends in the future. As a result, any return on investment may be limited to the value of our common stock.

The terms of our Series C Preferred Stock prohibit us from paying dividends in the future on our common stock, absent consent from the holders representing a super-majority of the outstanding shares of our Series C Preferred Stock and a certain investor. Because we will likely not pay dividends, our common stock may be less valuable because a return on an investment in our common stock will only occur if our stock price appreciates.

Risks Related to our Series C Preferred Stock

Our Series C Preferred Stock contains covenants that could limit our financing options and liquidity position, which would limit our ability to grow our business.

Covenants in the certificate of designation for our Series C Preferred Stock impose operating and financial restrictions on us. These restrictions prohibit or limit our ability to, among other things:

•	incur additional indebtedness;

•	permit liens on assets;

•	repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock, Series A Preferred Stock or Series B Preferred Stock;

•	pay cash dividends to our stockholders; and

•	engage in transactions with affiliates.

These restrictions may limit our ability to obtain financing, withstand downturns in our business or take advantage of business opportunities. Moreover, debt financing we may seek may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

In addition, the certificate of designation for our Series C Preferred Stock requires us to redeem shares of our Series C Preferred Stock, at each holder’s option and for an amount greater than their stated value, upon the occurrence of certain events, including a change of control or the initiation of bankruptcy proceedings. In addition, if we fail to compete a financing or series of related financings by February 12, 2014 that results in gross proceeds to us of at least $3 million at a valuation of at least $30 million or, if at any time after February 12, 2014, we fail to maintain the listing of our common stock on a trading market for more than five trading days in any twelve month period, the conversion price of the Series C Preferred Stock will be reduced to $1.50 per share.

The holders of our Series C Preferred Stock are entitled to receive a dividend, which may be increased if we do not comply with certain covenants, and are also entitled to receive a make-whole payment if the Series C Preferred Stock is converted into common stock prior to February 12, 2016.

The holders of the Series C Preferred Stock are entitled to a 9% annual dividend on the $1,000 per share stated value of our Series C Preferred Stock, which is payable in cash or, subject to the satisfaction of certain conditions, in pay-in-kind shares.  The dividend may be increased to a 18% annual dividend upon the occurrence of certain events, including a change of control or the initiation of bankruptcy proceedings.  In addition, if a holder of the Series C Preferred Stock converts its shares of Series C Preferred Stock into shares of common stock any time prior to February 12, 2016, the holder will be deemed to have earned a make whole amount equal to the amount that would have been due if such shares of Series C Preferred Stock had been outstanding until such date, which may be paid in cash or pay-in-kind shares, depending upon the availability of funds to us to make such payments and the fulfillment of certain conditions relating to our company and our common stock.  As a result of the payment of dividends and the make whole amounts related to our Series C Preferred Stock, we may be obligated to pay significant sums of money or issue significantly more shares of common stock than our Series C Preferred Stock would otherwise be convertible into, which could negatively affect our operations or result in the dilution of the holders of our common stock, respectively.

Our Series C Preferred Stock and our warrants contain anti-dilution provisions that may result in the reduction of their conversion prices or exercise prices in the future.

Our Series C Preferred Stock and our warrants contain anti-dilution provisions, which provisions require the lowering of the conversion price or exercise price, as applicable, to the purchase price of future offerings. Furthermore, with respect to our warrants, if we complete an offering below the exercise price of such warrants, the number of shares issuable under such warrants will be proportionately increased such that the aggregate exercise price payable after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. If in the future we issue securities for less than the conversion or exercise price of our Series C Preferred Stock and our warrants, respectively, we will be required to further reduce the relevant conversion or exercise prices, and the number of shares underlying the warrants will be increased.  We may find it more difficult to raise additional equity capital while our Series C Preferred Stock and our warrants are outstanding.

In addition, in connection with the sale and issuance of our Series C Preferred Stock, we amended the terms of our Series A Preferred Stock and Series B Preferred Stock to reduce each preferred stock’s conversion price. Although we do not intend to reduce the conversion or exercise prices of our outstanding securities in the future, if we do so, the holders of our common stock may experience greater dilution upon the conversion or exercise of our outstanding securities convertible or exercisable into our common stock.

SECTION 4
The Company and its Business

History

We were formed as BioSig Technologies, Inc., a Nevada corporation, in February 2009 and in April 2011 we merged with our wholly-owned subsidiary, BioSig Technologies Inc., a Delaware corporation, with the Delaware corporation continuing as the surviving entity.  In September 2011, we completed a private placement of our Series A Preferred Stock to certain accredited investors, with gross proceeds of $922,000 and, in April 2012, we completed a private placement of our Series B Preferred Stock to certain accredited investors, with gross proceeds of $887,500.  In July 2013, we completed a private placement of our Series C Preferred Stock and warrants to purchase our common stock to certain accredited investors, with gross proceeds of $2,781,000, including the conversion of $600,000 of our outstanding bridge notes.  In January 2014, we completed a private placement of our common stock and warrants to purchase common stock to certain accredited investors, with gross proceeds of $791,885, including the conversion of $228,000 of our outstanding indebtedness.

Overview

We are a development stage medical device company that is developing a proprietary technology platform to minimize noise and artifacts from cardiac recordings during electrophysiology studies and ablation.  We are developing the PURE EP System, a surface electrocardiogram and intracardiac multichannel recording and analysis system that acquires, processes and displays electrocardiogram and electrograms required during electrophysiology studies and ablation procedures.

The PURE (Precise Uninterrupted Real-time evaluation of Electrograms) EP System is designed to assist electrophysiologists in making clinical decisions in real-time by providing information that, we believe, is not easily obtained, if at all, from any other equipment presently used in electrophysiology labs.  PURE EP System’s ability to acquire high fidelity cardiac signals will potentially increase these signals’ diagnostic value, and therefore offer improved accuracy and efficiency of the EP studies and related procedures.  We are developing signal processing tools within the PURE EP System, which we call confidence indexes. We believe that these will assist electrophysiologists in further differentiating true signals from noise, and will provide guidance in identifying ablation targets.

Since June 2011, we have collaborated with physicians affiliated with the Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, Texas for initial technology validation.  The physicians affiliated with the Texas Cardiac Arrhythmia Institute has provided us with digital recordings obtained with conventional electrophysiology recording systems during different stages of electrophysiology studies.  Using our proprietary signal processing tools that are part of the PURE EP System, we analyzed these recordings and successfully removed baseline wander, noise and artifacts from the data thereby providing better diagnostic quality signals.

We are focused on improving the quality of cardiac recordings obtained during ablation of atrial fibrillation, the most common cardiac arrhythmia, and ventricular tachycardia, an arrhythmia evidenced by a fast heart rhythm originating from the lower chambers of the heart, which can be life-threatening. Cardiac ablation is a procedure that corrects conduction of electrical impulses in the heart that cause arrhythmias.  During this invasive procedure, a catheter is usually inserted using a venous access into a specific area of the heart. A special radiofrequency generator delivers energy through the catheter to small areas of the heart muscle that cause the abnormal heart rhythm.  According to a 2009 article in Circulation: Arrhythmia and Electrophysiology, ablation is superior to pharmacological treatments and is becoming a first line of therapy for certain patients with arrhythmias (“Treatment of Atrial Fibrillation With Antiarrhythmic Drugs or Radiofrequency Ablation,” Circulation: Arrhythmia and Electrophysiology 2: 349-361 (2009)).

Our overall goal is to establish our proprietary technology as a new platform that will have the following advantages over the electrophysiology recording systems currently available on the market:

•	Higher quality cardiac signal acquisition for accurate and more efficient electrophysiology studies;
•	Precise, uninterrupted, real time evaluations of electrograms;
•	Reliable cardiac recordings to better determine precise ablation targets, strategy and end point of procedures; and
•	A portable device that can be fully integrated into existing electrophysiology lab environments.

If we are able to develop our product as designed, we believe that the PURE EP System and its signal processing tools will contribute to an increase in the number of procedures performed in each electrophysiology lab and possibly improved patient outcomes.

Our significant scientific achievements to date include:

•
Initial system concept validation has been performed in collaboration with physicians at the Texas Cardiac Arrhythmia Institute at St. David’s Medical Center in Austin, Texas in June 2011.  The Texas Cardiac Arrhythmia Institute provided challenging recordings obtained with electrophysiology recording systems presently in use at the institute during various electrophysiology studies.  Our technology team successfully imported the data into the PURE EP System and using proprietary signal processing, the PURE EP System was able to reduce baseline wander, noise, and artifacts from the data and therefore provide better diagnostic quality signals.

•
We have established clinical and/or advisory relationships for both technology development and validation studies with physicians and researchers affiliated with the following medical centers: Texas Cardiac Arrhythmia Institute, Austin, TX; Cardiac Arrhythmia Center at the University of California at Los Angeles, Los Angeles, CA; Mount Sinai Medical Center, New York, NY; Beaumont Medical Center, Detroit, MI; University Hospitals Case Medical Center, Cleveland, OH; and The Heart Rhythm Institute, University of Oklahoma Health Sciences Center, Oklahoma City, OK.

•
As part of our pre-clinical trials, physicians affiliated with the Texas Cardiac Arrhythmia Institute, University Hospitals Case Medical Center and Mount Sinai Medical Center provide us with recordings from challenging ablation procedures, mainly for ventricular tachycardia and atrial fibrillation, where the attending electrophysiologists face clinical dilemmas with the recordings obtained by their current recording systems. We believe that the recordings that the PURE EP System has provided them, which show a significant reduction in baseline wander, noise, and artifacts, are of materially higher diagnostic value than the original recordings.

•
The Cardiac Arrhythmia Center at the University of California at Los Angeles and Dr. Kalyanam Shivkumar, a member of our board of directors, have played a significant role in the initial functional testing of our hardware.  Dr. Shivkumar and his team have enabled us to learn the connectivity of the lab and its devices that pertain to where our PURE EP System will fit in.

•
We are developing a confidence index that will assist electrophysiologists in further differentiating true signals from noise, which may potentially provide guidance in identifying ablation targets.  The confidence index is expected to be an integral part of the software of the PURE EP System, which we believe will significantly facilitate the locating of ablation targets.

Because we are an early development stage company, with our initial product under development, we currently do not have any customers.  We anticipate that our initial customers will be hospitals and other health care facilities that operate electrophysiology labs.

Our Industry

Electrophysiology is the study of the propagation of electrical impulses throughout the heart.  Electrophysiology studies are focused on the diagnosis and treatment of arrhythmias, a medical condition in which conduction of electrical impulses within the heart vary from the normal.  Such conditions may be associated with significant health risks to patients.  The invasive cardiac electrophysiology study for the evaluation of cardiac conduction disorders has evolved rapidly from a research tool to an established clinical treatment.  This technique permits detailed analyses of the mechanism underlying cardiac arrhythmias and determines precise locations of the sites of origin of these arrhythmias, thereby aiding in treatment strategies.

Pharmacological, or medicine-based, therapies have traditionally been used as initial treatments, but they often fail to adequately control the arrhythmia and may have significant side effects.  Catheter ablation is now often recommended for an arrhythmia that medicine cannot control. Catheter ablation involves advancing several flexible catheters into the patient’s blood vessels, usually either in the femoral vein, internal jugular vein or subclavian vein. The catheters are then advanced towards the heart. Electrical impulses are then used to induce the arrhythmia and local heating or freezing is used to ablate (destroy) the abnormal tissue that is causing it.  Catheter ablation of most arrhythmias has a high success rate and multiple procedures per patient have been found to be more successful.  One recent study found that arrhythmia-free survival rates after a single catheter ablation procedure were 40%, 37%, and 29% at one, two and five years, respectively, with most recurrences over the first six months (“Catheter Ablation for Atrial Fibrillation - Are Results Maintained at 5 Years of Follow-Up?” J Am Coll Cardiol. 2011;57(2):160-166).  Another study stated that catheter ablation of atrial fibrillation has been shown to be effective in approximately 80% of patients after 1.3 procedures per patient, with approximately 70% of such patients requiring no further antiarrhythmic drugs during intermediate follow-up (Updated Worldwide Survey on the Methods, Efficacy, and Safety of Catheter Ablation for Human Atrial Fibrillation Circulation: Arrhythmia and Electrophysiology. 2010; 3: 32-38).

Catheter ablation is usually performed by an electrophysiologist (a specially trained cardiologist) in a catheterization lab or a specialized electrophysiology lab.  It is estimated that there are about 2,000 electrophysiology labs in the U.S. and 2,000 electrophysiology labs outside the U.S., each with an electrophysiology recording system costing an average of $250,000. We believe that the current value of the electrophysiology recording device market in the U.S. is approximately $500 million, based upon the number of electrophysiology labs in U.S. and the average cost of the recording system in each lab. With the potential of 12 million atrial fibrillation patients by the year 2050 (according to the Atrial Fibrillation Fact Sheet, February 2010, published by the Centers for Disease Control and Prevention) and improvements in technology for atrial fibrillation ablation therapy, significant growth is predicted for the number of hospitals building electrophysiology labs. A July 2012 report published by the Millennium Research Group predicted rapid growth in the U.S. market for electrophysiology mapping and ablation devices from 2012 to 2016, due to the medical community’s growing focus on treating atrial fibrillation. The report further predicts that even with advances in drug treatments and management devices to treat or manage arrhythmias, the electrophysiology mapping and ablation device market will be sustained by the continued development of advanced technologies that decrease ablation procedure times and improve success rates. According to a 2011 report by Axis Research Mind, “Global Electrophysiology Devices – Market Growth Analysis, 2009-2015,” total global electrophysiology devices market is forecasted to reach at $4.4 billion by 2015 with a compound annual growth rate of 9.7%.

Treatment of Atrial Fibrillation and Ventricular Tachycardia

We believe that the clearer recordings and additional information provided by the PURE EP System may improve outcomes during electrophysiology studies and ablation procedures for a variety of arrhythmias.  For patients who are candidates for ablation, an electrophysiology study is necessary to define the targeted sites for the ablation procedure.  Two common, yet complex, conditions for which ablation procedures are performed are atrial fibrillation and ventricular tachycardia.  We believe that in the near future, the PURE EP System may have a great impact on assisting ablation strategies for these conditions.

Most cardiac arrhythmias are well understood and ablation simply requires destroying a small area of heart tissue possessing electrical abnormality. In contrast, complex arrythmias, such as atrial fibrillation and ventricular tachycardia, have complex pathophysiology and because knowledge of their origins and mechanisms are incomplete, ablation treatments for these arrhythmias are largely empirical.  Catheter ablation is now an important option to control recurrent ventricular tachycardias (“EHRA/HRS Expert Consensus on Catheter Ablation of Ventricular Arrhythmias,” Europace (2009)11 (6): 771-817). Catheter ablation of ventricular tachycardia  in nonischemic heart diseases can be challenging, and outcomes across different diseases are incompletely defined (“Catheter Ablation of Ventricular Tachycardia in Nonischemic Heart Disease,” Circulation: Arrhythmia and Electrophysiology (2012) 5: 992-1000).  In addition, limitations of atrial fibrillation ablation include the use of catheters designed for pinpoint lesions to perform large area ablations in a point-by-point fashion, and the dexterity required to perform the procedure (“New Technologies in Atrial Fibrillation Ablation,” Circulation (2009)). Furthermore, the length of these procedures exposes the physician and staff to extensive radiation, requiring them to wear heavy lead vests. Consequently, ablating atrial fibrillation and ventricular tachycardia have been regarded as being extremely difficult. Therefore, access to these procedures has been limited to being performed by only especially well-trained cardiologists.

According to the National Institute of Health National Heart Lung and Blood Institute, there are approximately 3 million Americans suffering with atrial fibrillation and about 850,000 patients are hospitalized annually for this condition. As many as 600,000 new cases of atrial fibrillation are diagnosed each year.  According to the Millennium Research Group, despite the fact that physicians have been performing radiofrequency ablations since the 1990s, catheter-based treatment is offered to less than 1% of the atrial fibrillation patient population in the U.S. and Europe.  We believe that the number of ablation procedures will grow with further advances in ablation treatment and diagnostic techniques. Studies have demonstrated the effectiveness of atrial fibrillation ablation as compared to anti- arrhythmic drug therapy, which has led to ablation’s acceptance as a primary treatment strategy.  The American College of Cardiology Foundation/American Heart Association Task Force reported that catheter-directed ablation of atrial fibrillation represents a substantial achievement that promises better therapy for a large number of patients presently resistant to pharmacological or electrical conversion to sinus rhythm (“2011 ACCF/AHA/HRS Focused Update on the Management of Patients With Atrial Fibrillation (Updating the 2006 Guideline)”). However, rates of success and complications may vary, sometimes considerably.

According to the Heart Rhythm Society, ventricular tachycardia is the most dangerous arrhythmia since it may result in ventricular fibrillation, a rapid chaotic heartbeat in the lower chambers of the heart.  Because the fibrillating muscle cannot contract and pump blood to the brain and vital organs, ventricular fibrillation is the number one cause of sudden cardiac death accounting for more than 350,000 deaths in the U.S. each year. Ventricular tachycardia is typically treated with implantable cardioverter defibrillators, or ICDs, or a combination of ablation along with an ICD.  The American College of Cardiology/American Heart Association Task Force on Practice Guidelines/European Society of Cardiology Committee for Practice Guidelines, or ACC/AHA/ESC, 2009 guidelines recommend ablation in patients who either have sustained predominantly monomorphic ventricular tachycardia that is drug resistant, are drug intolerant or do not wish for long-term drug therapy. According to a recent study, catheter ablation has been found to reduce ventricular tachycardia/ventricular fibrillation recurrences and thereby ICD interventions, including ICD shocks, by approximately 75% in patients that have undergone multiple ICD shocks (Kuck, “Should Catheter Ablation be the Preferred Therapy for Reducing ICD Shocks? Ventricular Tachycardia in Patients With an Implantable Defibrillator Warrants Catheter Ablation,” Circulation: Arrhythmia and Electrophysiology (2009; 2: 713-720)). More importantly, according to Kuck, catheter ablation is the only treatment that can terminate and eliminate incessant ventricular tachycardia and acutely abolish electrical storm in ICD patients. Typically, patients who receive ICDs are at high risk for recurrent arrhythmia; hence, most patients receive one or more ICD therapies for spontaneous arrhythmias after implantation. Despite the technological evolution of ICD systems, more than 20% of shocks are due to supraventricular arrhythmia and hence are inappropriate. Although the ICD aborts ventricular tachycardia/ventricular fibrillation, many patients continue to have symptoms. These shocks are physically and emotionally painful and lead to poor quality of life and adverse psychological outcomes in patients and their families.

According to Mahapatra S., the status of ventricular tachycardia ablation is growing at a 14-17% growth rate due to the fact that ablation of ventricular tachycardia may help patients feel better and live longer, despite the risks, including the occurrence of stroke, and the modest success rates.  The success of ventricular tachycardia ablation varies, depending on the patient’s specific heart condition that caused ventricular tachycardia. The procedure is most effective in patients with otherwise normal hearts, in whom the success rate exceeds 90%. In patients with structural heart disease resulting from scar or cardiomyopathy, success rates range between 50% and 75% at six to 12 months. In cases in which a patient experiences a recurrence, two of three patients will still have less ventricular tachycardia than before the initial ablation (Circulation, 2010; 122: e389-e391).  Therefore, we believe that ablation will continue to become a preferred treatment for ventricular tachycardia, especially in light of the challenges presented by ICD therapies; this increase in demand for ablation procedures will likely also increase the demand for technological advances in medical devices essential to ablation procedures, including electrophysiology recorders, in order to better support and ablation procedures.

Electrophysiology Lab Environment and Electrophysiology Recording Systems

The electrophysiology lab environment and recording systems create significant amounts of noise and artifacts during electrophysiology procedures.  Current surface and intracardiac recording systems typically consist of large workstations interconnected by a complex set of cables that contribute to significant amounts of noise during signal acquisition. Additional noise and artifacts generated from the electrophysiology lab equipment further hamper recordings of small electrophysiological potentials.  Preserving spaciotemporal (space and time) characteristics of the signal in a very challenging electrophysiology recording environment is a difficult task. To remove noise and artifacts, recorders that are currently on the market offer a family of low pass, high pass and notch filters, but these filters alter signal information context.

The shape and amplitude of electrocardiograms, unipolar and bipolar electrograms, and, consequently, reconstructed endocardial and epicardial maps, are influenced not only by electrophysiological and structural characteristics of the myocardial tissue involved, but with characteristics of the recording system.  Amplitude and morphology of electrocardiogram and intracardiac signals are significantly affected by filters used to remove noise.  Because of the number of amplitude and interval measurements made during an electrophysiology study, it is imperative that the recording system faithfully acquires surface electrocardiogram and intracardiac electrograms.  We believe that the recording systems that are currently available on the market are ineffective in preserving the optimal amount of original information contained in the cardiac signals.

In addition, the electrophysiology lab consists of sophisticated equipment that requires an electrophysiologist to mentally integrate information from a number of sources during procedures. There are numerous monitors in an electrophysiology lab that provide and display this variety of information. An electrophysiologist needs to evaluate the acquired cardiac signals and the patient’s responses to any induced arrhythmias during the procedure.  However, it is difficult for an electrophysiologist to synthesize the disparate information produced by the numerous monitors in the lab and calculate the real-time, three-dimensional orientation of the anatomy and the location of the recording and ablation catheters.  As the number of electrophysiology procedures increase, a variety of diagnostic and therapeutic ablation catheters are becoming more widely available and new highly specialized catheters are being developed.  In addition, remote robotic and magnetic navigation systems are being developed to address limitations of dexterity in controlling the catheter tip, especially during complex arrhythmia ablation procedures. We believe that, considering the improvements being made with respect to other equipment used in the electrophysiology lab and the continual increase of ablation procedures, the electrophysiology recorders currently available on the market are not sufficiently advanced with respect to the quality of their recordings to deliver adequate results.  We believe that the PURE EP System will be able to deliver superior quality of recordings that will allow it to successfully integrate with the other advanced equipment found in the electrophysiology lab.

The requirement for optimal signal integrity is further amplified during ablation treatments of atrial fibrillation and ventricular tachycardia. Presently, one of the main objectives of the atrial fibrillation ablation procedure is to precisely identify, ablate and eliminate pulmonary vein potentials and one of the main objectives of the ventricular tachycardia procedure is to map the arrhythmia substrate and precisely identify, ablate and eliminate small abnormal potentials. The information provided by recorders is essential for an electrophysiologist to determine ablation strategy during termination of both pulmonary vein potentials and ventricular tachycardia.  Therefore, it is important that the recording system’s noise removal technique does not alter appearance and fidelity of these potentials. As a result, it is necessary that any new signal processing preserves signal fidelity as much as possible during electrophysiology recordings; otherwise, the signals that are needed to guide the ablation procedures will be difficult to distinguish due to noise interference.

Our Products

We intend to bring to the electrophysiology market the PURE EP System, an electrocardiogram/intracardiac recorder that will be coupled with an array of software tools intended for electrophysiology studies and procedures ranging from simple diagnostic tests to ablation for the most complex cases of arrhythmias.  We believe that this system will provide unique recording capabilities because we are developing it to allow precise, uninterrupted, real-time evaluations of electrocardiograms and electrograms, and allow electrophysiologists to obtain data that cannot be acquired from present day recorders.

The PURE EP System uses a combination of analog and digital signal processing to acquire and display cardiac data. Because our technology consists of proprietary hardware, software and algorithms, the original cardiac data is not distorted.  In addition, we are developing a library of software tools that are designed to be configured to fit the needs of electrophysiologists in different settings and/or for different arrhythmia treatments. With the software, the PURE EP System can be positioned to provide information that can be used by electrophysiologists to help guide the ablation catheter; shorten procedure times; and can reduce the complexity of maneuvers necessary for identifying ablation targets for various arrhythmias, including atrial fibrillation and ventricular tachycardia.  The PURE EP system is intended to be used in addition to existing electrophysiology recorders.  We believe that the less distorted cardiac data provided by the PURE EP system will increase the workload ability and enhance the capabilities of the typical electrophysiology laboratory.

Initial Analysis

According to S. J. Asirvatham, MD, et. al. (“Signals and Signal Processing for the Electrophysiologist,” Circ Arrhythm Electrophysiol. 2011;4:965-973), recording environments in a typical electrophysiology laboratory presents challenging situations.  S. J. Asirvatham, MD, et. al., state, “Successful mapping and ablation in the electrophysiology laboratory is critically dependent on acquiring multiple, low-amplitude, intracardiac signals in the presence of numerous sources of electric noise and interference and displaying these signals in an uncomplicated and clinically relevant fashion, with minimal artifacts. This represents a significant engineering challenge and, in real-life electrophysiology laboratory, is not always successful.”

To determine and validate the state of present electrophysiology recording technology in the field, we completed a detailed analysis of the effect of filters used by existing EP recorders to reduce noise on spaciotemporal characteristics of electrocardiograms and intracardiac electrograms. We used a custom built electrocardiogram/intracardiac simulator with a database of various electrocardiogram signals combined with electrophysiology signals, along with waveforms from publicly available databases. The ability to faithfully reproduce database waveforms generated by an electrocardiogram/intracardiac simulator was tested using the PURE EP System and conventional electrophysiology recorders, the GE CardioLab and St. Jude EP-WorkMate.

We evaluated the signal quality (amplitude, morphology and duration) of the different recorders, along with the ability of the recorders to reduce noise level and remove baseline wander, which are the cardiac signals that have shifted from the isoelectric line (the base line of the signal tracing).  The electrocardiogram and intracardiac signals subjected to the PURE EP System’s signal processing showed less baseline wander, noise and artifacts compared to the conventional electrophysiology recorders (as evidenced in the picture below from our initial validation).  Further, spaciotemporal characteristics of signals were greatly distorted by the conventional electrophysiology system, particularly when a notch filter was used, as compared to the recording of the same spaciotemporal characteristics by the PURE EP System.  A notch filter is used to remove a specific frequency from the signal, especially either 60Hz in the U.S. and 50Hz in Europe, and can be implemented in hardware or software.

While preliminary analysis of the data from this study has been performed, the analysis of the data will be presented more formally in the future in conjunction with data from our other studies.  As such, our data has not been subjected to any third-party review, as would be required for the publication of a formal study. If we are able to demonstrate a similar level of success in removing baseline wander and reducing noise level for our planned pre-clinical, animal and clinical studies and trials, we believe that the PURE EP System’s signal processing will become a vital part of electrophysiology labs and will greatly assist in the ablation treatment for complex arrhythmias, including atrial fibrillation and ventricular tachycardia.

During initial software validation of the PURE EP System , Texas Cardiac Arrhythmia Institute provided data from its current recording system (ABLd, the ablation catheter’s distal electrode situated at the tip of the catheter, furthest from the handle) that was recorded in an electrophysiology laboratory that presented a real-life challenging recording environment . The PURE EP System removed baseline wander, noise and artifacts and provided a clean signal (ABLd PURE) to assist in identification of ablation sites.

Screen shot of the PURE EP System’s software analyzing data from an EP study.

Growth Strategy

Technology and Development Plan

Our technology team consists of six engineers with expertise in digital signal processing, low power analog and digital circuit design, software development, embedded system development, electromechanical design, testing and system integration, and the regulatory requirements for medical devices. We have also entered into collaboration agreements with advisors and medical institutions in the fields of cardiology and electrophysiology, including the Texas Cardiac Arrhythmia Institute (see “–Strategic Alliances”).  We currently intend to outsource manufacturing, assembling, and testing.

We are currently conducting retrospective studies using the PURE EP System to analyze electrophysiology recordings obtained by existing electrophysiology recorders.  We believe these retrospective studies will be completed by the first half of 2014.  We intend to conduct animal studies using the PURE EP System and initial human clinical trials. Our objective is to complete all studies by the fourth quarter of 2014.  We have also begun planning and implementing steps for obtaining 510(k) approval from the U.S. Food and Drug Administration for the PURE EP System.  We believe that by first half of 2015, we will have obtained 510(k) marketing clearance from the FDA and will be able to commence marketing and commercialization of the PURE EP System.

Strategic Alliances

We formed a scientific advisory board in order to foster collaborations with physicians in the global electrophysiology market to help test and commercialize our PURE EP System.  We also plan to develop studies, beginning with studies with physicians and researchers affiliated with the UCLA Cardiac Arrhythmia Center and the Texas Cardiac Arrhythmia Institute that are intended to demonstrate clinical advantages, build scientific evidence and accelerate technology awareness and market adoption of the PURE EP System.  Thus far, we have we have developed both formal, compensated relationships with physicians and researchers, as well as more informal relationships with physicians and researchers that have provided us with data to be read by the PURE EP System, as well as advice and consulting services at no cost to us.

Beginning in the second quarter of 2011, we have collaborated, and continue to collaborate, with Dr. Andrea Natale of the Texas Cardiac Arrhythmia Institute and Dr. Luigi Di Biase of the Montefiore Einstein Center for Heart and Vascular Care in New York, who had previously worked with other companies such as St. Jude Medical, Boston Scientific, Biosense Webster, Inc., and Medtronic, Inc.  Drs. Natale and Di Biase have provided their advisory and consulting services to us at no cost.  We have also developed informal advisory relationships with physicians and researchers at other electrophysiology centers including Beaumont Medical Center, Detroit, MI, and the Heart Rhythm Institute at the University of Oklahoma Health Sciences Center.  These relationships consist of the physicians and researchers reviewing our data and technology and providing us advice.  To date, we have not entered into any agreements with these physicians and researchers, nor have we compensated them in any way.  As explained below, we have entered into formal agreements with physicians affiliated with University Hospitals Case Medical Center in Cleveland, University of California at Los Angeles Cardiac Arrhythmia Center and Mount Sinai Hospital Cardiovascular Institute in New York.  We envision beginning clinical trials or other further studies of our products at some or all of these institutions in 2014.

On March 30, 2012, we entered into a consulting agreement with Dr. Mauricio Arruda, who is affiliated with University Hospitals Case Medical Center in Cleveland, pursuant to which Dr. Arruda would provide us with advisory services related to the development and implementation of software and/or hardware designed for the purpose of mapping cardiac signals during electrophysiologic studies in exchange for a fee of $3,000 per day or occurrence or $300 per hour, depending upon the nature of the services we requested, in addition to reimbursement for reasonable expenses.  Our agreement with Dr. Arruda renews annually unless terminated by either party at least 30 days prior to the renewal.

On February 12, 2013, we entered into a consulting agreement with Dr. Rony Shimony, who is affiliated with Mount Sinai Hospital Cardiovascular Institute in New York, pursuant to which Dr. Shimony would provide us with advisory services related to our PURE EP System in exchange for a grant of an option to purchase 283,750 shares of our common stock with an exercise price of $2.09 per share with the following vesting schedule:  (i) 48,611 shares vest on the first, second and third monthly anniversaries of the February 12, 2013, and (ii) one twenty fourth (1/24) of the remaining 137,917 shares vest on each monthly anniversary of the February 12, 2013, provided on each such vesting date Dr. Shimony is still providing services to us.  We will also reimburse Dr. Shimony for reasonable expenses.  Our agreement with Dr. Shimony has a term of two years unless otherwise earlier terminated by either party.

On April 1, 2013, we entered into a consulting agreement with Dr. Vivek Reddy, who is affiliated with Mount Sinai Hospital Cardiovascular Institute in New York, pursuant to which Dr. Reddy would provide us with advisory services related to our PURE EP System in exchange for a grant of an option to purchase 30,000 shares of our common stock with an exercise price of $2.09 per share and vesting in equal amounts every month for nine months, in addition to reimbursement for reasonable expenses.  Our agreement with Dr. Reddy has a term of one year unless otherwise earlier terminated by either party.

Competition

The electrophysiology market is characterized by intense competition and rapid technological advances. There are currently four large companies that share the majority of the electrophysiological recording market share.  They produce the following electrophysiology recording systems, each with a unit price of approximately $250,000 per unit:

•	GE’s CardioLab Recording System was developed in the early 1990s by Prucka Engineering and was acquired by GE in 1999.
•	Bard’s LabSystem PRO EP Recording System was originally designed in the late 1980s.
•	Siemens developed the Axiom Sensis XP in 2002.
•	St. Jude Medical’s EP-WorkMate Recording System was acquired from EP MedSystems in 2008, which had received approval for the product from the U.S. Food and Drug Administration in 2003.

Based upon our analysis of data taken from patent applications filed with the U.S. Patent and Trademark Office and 510(k) approval applications filed with the U.S. Food and Drug Administration, we believe that the above recording systems are built on relatively old technologies and all use the identical approach in applying digital filters to remove noise and artifacts. We are of the opinion that such an approach sacrifices cardiac signal fidelity and, in the case of ablation, the filters have a direct impact on the ablation strategy of an electrophysiologist. The imprecise method to remove noise and artifacts used by the old recorders could be a contributing factor to the multiple (or repeated) ablation procedures that are frequently required in order to completely cure patients from atrial fibrillation and ventricular tachycardia. We are not currently aware of any other companies that are developing new recording technology for electrophysiology recorders.

Suppliers

The PURE EP System contains proprietary hardware and software modules that are assembled into the system.  Hardware boards contain components that are available from different distributors.  The parts used to manufacture analog and digital boards are readily available from a number of distributors or manufacturers. We obtained components from various suppliers and have assembled our first prototype in-house.  We envision outsourcing manufacturing of the complete PURE EP System to a local medical device manufacturer in California.

Research and Development Expenses

Research and development expenses for the fiscal years ended December 31, 2012 and 2011 were $888,948 and $582,525, respectively.

Sales, Marketing and Customer Service

We plan to implement a market development program prior to launch of our PURE EP System. As the product progresses through development and testing, we intend to gather the data produced by the PURE EP System’s processing and presenting electrocardiogram and intracardiac signals and use such data for posters, presentations at cardiology conferences, and, if appropriate, submissions to scientific journals.  We believe that as we gather additional data from our planned animal and clinical studies and user preference studies, we will be able to better determine the focus of our marketing efforts. We also plan to leverage our relationships with cardiac research and treatment centers to gain early product evaluation and validation. We believe that through these efforts, we may be able to gain preliminary acceptance of our PURE EP product by experienced professionals and academics in the electrophysiology field.

We also intend to simultaneously develop a branding strategy to introduce and support the PURE EP System.  The strategy may include our presence at major relevant cardiology meetings on a national and regional basis to engage and educate physicians concerning the PURE EP System and any of our other products, as well as engaging in a variety of other direct marketing methods.  We also intend to develop a small direct sales force together with a distribution network that has existing relationships with hospitals and electrophysiologists.  We believe that we may be able to begin commercial sales of the PURE EP System in 2015.

Intellectual Property

Patents

Our success depends in large part on our ability to establish and maintain the proprietary nature of our technology.   Our co-founder and former chief technology officer, Budimir S. Drakulic, Ph.D., conceived of the proprietary elements of the PURE EP System in 2009 and 2010.  We filed a patent application with the U.S. Patent and Trademark Office in December 2013 directed at systems and methods for the evaluation of electrophysiology systems.  In addition, we filed a patent application with the U.S. Patent and Trademark Office in October 2013 directed at the use of electrocardiography sensing for control of radiofrequency renal denervation.  Our former chief executive officer and president has challenged our ownership and control of our patent application filed in October 2013 and related patent(s). We fully dispute his challenge to the ownership and control of such patent application and related patent(s) and intend to challenge his claim to the fullest extent permitted by law.  While we believe any such transfer, should it occur, would not have a material impact on our rights to our fundamental technologies, which we believe were developed prior to our former chief executive officer and president joining our company in September 2013, if we are nonetheless obligated to transfer the ownership and control of such patent application and related patent(s) to our former chief executive officer and president, we could lose rights to a portion of our intellectual property.

We intend to file one or more additional patents in the U.S. in the future.  We believe that our existing rights to the technology relating to the proprietary elements of the PURE EP System and the invention rights not contained in our patent applications are based upon the fiduciary duties owed to us by Dr. Drakulic as an officer and director of our company, which obligate him to grant us rights to technology essential to our products.  In addition, under the work-for-hire doctrine, we have rights to all works of authorship (including for software products developed related to the PURE EP System) by our employees acting within the scope of their employment.

Trademarks

Our trademark application to register “PURE EP” in the U.S. was accepted and our trademark application to register “BioSig” in the U.S. is pending.

Government Regulation

Our solutions include software and hardware, which will be used for patient diagnosis and, accordingly, are subject to regulation by the U.S. Food and Drug Administration and other regulatory agencies.  U.S. Food and Drug Administration regulations govern, among other things, the following activities that we perform and will continue to perform in connection with:

•	Product design and development;
•	Product testing;
•	Product manufacturing;
•	Product labeling and packaging;
•	Product handling, storage, and installation;
•	Pre-market clearance or approval;
•	Advertising and promotion; and
•	Product sales, distribution, and servicing.

U.S. Food and Drug Administration’s Pre-market Clearance and Approval Requirements

The U.S. Food and Drug Administration classifies all medical devices into one of three classes.  Devices deemed to pose lower risks are placed in either Class I or II, which requires the manufacturer to submit to the U.S. Food and Drug Administration a pre-market notification, known as a PMN, and a 510(k) approval, requesting clearance of the device for commercial distribution in the U.S.  Class III devices are devices which must be approved by the pre-market approval process.  These tend to be devices that are permanently implanted into a human body or that may be necessary to sustain life.  For example, an artificial heart meets both these criteria.  Based on analysis of predicate devices, we believe that our products will be classified as Class II. Pursuant to U.S. Food and Drug Administration guidelines, Class II devices include a programmable diagnostic computer, which is a device that can be programmed to compute various physiologic or blood flow parameters based on the output from one or more electrodes, transducers, or measuring devices; this device includes any associated commercially supplied programs.  Because the PURE EP System is a surface electrocardiogram and intracardiac multichannel recording and analysis system that acquires, processes and displays electrocardiogram and electrograms, we believe it will be classified as a Class II device.  We must, therefore, first receive a 510(k) clearance from the U.S. Food and Drug Administration for our PURE EP system before we can commercially distribute it in the U.S.   In the event that our PURE EP system is classified as a Class III device, which we believe is unlikely to occur, the U.S. Food and Drug Administration regulatory approval process and the subsequent commercialization of our product will require significantly greater time and resources than if it is classified as a Class II device, which would require us to reassess our strategic business plan of operations.

510(k) Clearance Process

For our PURE EP System, we must submit a pre-market notification to the U.S. Food and Drug Administration demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device, a device that was in commercial distribution before May 28, 1976 for which the U.S. Food and Drug Administration has not yet called for the submission of pre-market approval applications, or is a device that has been reclassified from Class III to either Class II or I.

The U.S. Food and Drug Administration’s 510(k) clearance process usually takes three to six months from the date the application is submitted and filed with the U.S. Food and Drug Administration, but it can take significantly longer. A device that reaches market through the 510(k) process is not considered to be “approved” by the U.S. Food and Drug Administration. They are generally referred to as “cleared” or “510(k) cleared” devices.  Nevertheless, it can be marketed and sold in the U.S.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require a pre-market approval, which requires more data and is generally a significantly longer process than the 510(k) clearance process.  The U.S. Food and Drug Administration requires each manufacturer to make this determination initially, but the U.S. Food and Drug Administration can review any such decision and can disagree with a manufacturer’s determination. If the U.S. Food and Drug Administration disagrees with a manufacturer’s determination, the U.S. Food and Drug Administration can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or a pre-market approval is obtained.

Pervasive and continuing U.S. Food and Drug Administration regulation

After a medical device is placed on the market, numerous U.S. Food and Drug Administration regulatory requirements apply, including, but not limited to the following:

•	Quality System regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;
•
Establishment Registration, which requires establishments involved in the production and distribution of medical devices intended for commercial distribution in the U.S. to register with the U.S. Food and Drug Administration;

•	Medical Device Listing, which requires manufacturers to list the devices they have in commercial distribution with the U.S. Food and Drug Administration;
•
Labeling regulations, which prohibit “misbranded” devices from entering the market, as well as prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; and

•
Medical Device Reporting regulations, which require that manufacturers report to the U.S. Food and Drug Administration if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the U.S. Food and Drug Administration, which may include one or more of the following sanctions:

•	Fines, injunctions, and civil penalties;
•	Mandatory recall or seizure of our products;
•	Administrative detention or banning of our products;
•	Operating restrictions, partial suspension or total shutdown of production;
•	Refusing our request for 510(k) clearance or pre-market approval of new product versions;
•	Revocation of 510(k) clearance or pre-market approvals previously granted; and
•	Criminal penalties.

International Regulation

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for U.S. Food and Drug Administration approval, and the requirements may differ significantly.

The European Union has adopted legislation, in the form of directives to be implemented in each member state, concerning the regulation of medical devices within the European Union. The directives include, among others, the Medical Device Directive that establishes standards for regulating the design, manufacture, clinical trials, labeling, and vigilance reporting for medical devices. Our PURE EP system may be affected by this legislation. Under the European Union Medical Device Directive, medical devices are classified into four classes, I, IIa, IIb, and III, with class I being the lowest risk and class III being the highest risk. Under the Medical Device Directive, a competent authority is nominated by the government of each member state to monitor and ensure compliance with the Medical Device Directive. The competent authority of each member state then designates a notified body to oversee the conformity assessment procedures set forth in the Medical Device Directive, whereby manufacturers demonstrate that their devices comply with the requirements of the Medical Device Directive and are entitled to bear the CE mark. CE is an abbreviation for Conformite Europeenne (or European Conformity) and the CE mark, when placed on a product, indicates compliance with the requirements of the applicable directive. Medical devices properly bearing the CE mark may be commercially distributed throughout the European Union. Failure to obtain the CE mark will preclude us from selling the PURE EP System and related products in the European Union.

Employees

As of February 25, 2014, we had 8 full-time employees and 1 part-time employee.  Additionally, we use consultants as needed to perform various specialized services. None of our employees are represented under a collective bargaining agreement.

Properties

Our headquarters are located in Los Angeles, California, where we lease office space.  Because we do not have any manufacturing requirements at this time, we believe our current headquarters is sufficient to meet our current needs.

Legal Proceedings

On January 7, 2014, David Drachman, our former chief executive officer and president, filed a statement of claim against us with the American Arbitration Association with respect to his resignation from his positions with us in November 2013.  Mr. Drachman alleges, among other things, that (i) we misled him with respect to the status of our technology and required him to perform capital raising duties that had not been previously agreed upon, (ii) he resigned from his positions with us for good reason, as such term was defined in his employment agreement with us, and (iii) he, in his individual capacity, has full rights to the ownership and control of a patent application describing a combined ablation and recording unit directed at the use of electrocardiography sensing for control of radiofrequency renal denervation that we filed with the U.S. Patent and Trademark Office during the time Mr. Drachman served in his positions with us. Mr. Drachman’s claims against us include breach of agreement, breach of good faith and fair dealing and unjust enrichment.  Mr. Drachman is seeking, among other things, (a) payment of his salary and pro-rated bonus for the time he served in his positions with us and the severance payments due under his employment agreement, which include 12 months of base salary and full bonus payments, with the total sum of payments equaling approximately $612,000, including $58,000 of accrued and unpaid salary, (b) full vesting of stock options equivalent to 10% of our outstanding common stock, and (c) a declaration by us that Mr. Drachman has full rights to the ownership and control of the patent application related to a combined ablation and recording unit that we filed with the U.S. Patent and Trademark Office during the time Mr. Drachman served in his positions with us.  We intend to fully dispute Mr. Drachman’s allegations and his relief sought to the fullest extent permitted by the law and believe them to be wholly without merit.

USE OF PROCEEDS

The gross proceeds from this Offering, assuming that the maximum Shares and Warrants are sold, will be $5,000,000.  Our estimated expenses in connection with this Offering, excluding the Placement Agent’s fees, are approximately $[10,000] (the “Estimated Expenses”).  In addition, the Placement Agent’s fee (excluding expense reimbursements and the Agent Warrant) will be a maximum of $500,000 if we raise $5,000,000. We anticipate that the net proceeds from this Offering (after deduction of the Placement Agent’s fees and Estimated Expenses payable by us in connection with this Offering) will be used as follows:

Net Proceeds	G&A Expenses	R&D Expenses	Clinical Evaluation
$4,500,000	$3,300,000	$900,000	$300,000

Our management will have discretion and flexibility in applying the net proceeds of this Offering for the uses described above.  Our management is prohibited from using the net proceeds of this Offering (a) for the satisfaction of any portion of our debt (other than payment of trade payables in the ordinary course of our business and prior practices), or (b) for the redemption of our common stock or securities that are convertible into, exchangeable into, exercisable for or would otherwise entitle the holder thereof to receive our common stock.  Pending any uses, as described above, we intend to invest the net proceeds from this Offering in short-term, interest bearing, investment grade securities.

SECTION 5
Management, Board and Advisors

The following table sets forth information regarding our executive officers and the members of our board of directors.

Name	Age	Position with the Company
Kenneth L. Londoner	46	Executive Chairman and Director
Steve Chaussy	59	Chief Financial Officer
Asher Holzer, Ph.D.	63	Chief Scientific Advisor and Director
Kalyanam Shivkumar, MD, Ph.D.	45	Director
Roy Tanaka	65	Director
Jeffrey O’Donnell	53	Director
Jonathan Steinhouse	46	Director
Seth H. Z. Fischer	56	Director

Biographical Information

Kenneth L. Londoner.  Mr. Londoner has served as our director since February 2009 and as our executive chairman since November 2013.  He previously served as our chairman and chief executive officer from February 2009 to September 2013.  Mr. Londoner has served as the managing partner of Endicott Management Partners, LLC, a firm dedicated to assisting emerging growth companies in their corporate development, since February 2010.  From April 2007 to October 2009, he served as executive vice president – corporate business development and senior director of business development and, from November 2009 to December 2010, he served as a consultant to NewCardio, Inc., a medical device designer and developer. Mr. Londoner has also served as a director of Alliqua, Inc. since May 2012 and a director of chatAND Inc. since January 2012.  Mr. Londoner is a co-founder and board member of Safe Ports Holdings, Charleston, South Carolina.  Mr. Londoner also served as a director of MedClean Technologies, Inc. from November 2008 to September 2010.  Mr. Londoner was an investment officer and co-manager of the Seligman Growth Fund, Seligman Capital Fund, and approximately $2 billion of pension assets at J & W Seligman & Co, Inc. in New York from 1991 to 1997.  Mr. Londoner graduated from Lafayette College in 1989 with a degree in economics and finance and received his MBA from New York University’s Leonard N. Stern School of Business in 1994.

Steve Chaussy.  Mr. Chaussy has served as our chief financial officer on a part time basis since May 2011.  Since 2001, Mr. Chaussy has acted both as a consultant and as a chief financial officer with small publicly traded entities with special emphasis towards SEC reporting and compliance.  Most recently, Mr. Chaussy has provided consulting services both directly and through his wholly-owned entity, Anna & Co., Inc., to a number of public companies, including Tonix Pharmaceuticals Holding Corp., a specialty pharmaceutical company, Bioheart, Inc., a biotechnology company focused on the treatment of chronic and acute heart damage, and Energy Telecom, Inc., a company specializing in the personal protection equipment industry. Prior to 2001, Mr. Chaussy served as chief financial officer for a large private distribution and wholesaling company, where he gained international experience.  Mr. Chaussy is a graduate of Virginia Polytechnic Institute and State University and is a licensed certified public accountant in Virginia, California and Florida.

Asher Holzer, Ph.D.  Dr. Holzer has served as our chief scientific officer and our director since September 2012.  Dr. Holzer serves as a director of InspireMD, Inc., an Israeli-based developer of a new stent platform, and served as that company’s president from March 2011 until June 2012 and chairman from March 2011 until November 2011. In addition, Dr. Holzer co-founded InspireMD Ltd., the predecessor and later wholly-owned subsidiary of InspireMD, Inc., and served as its president and chairman of the board from April 2007 until June 2012. Previously, Dr. Holzer founded Adar Medical Ltd., an investment firm specializing in medical device startups, and served as its chief executive officer from 2002 through 2004. Dr. Holzer currently serves on the board of directors of Adar Medical Ltd., O.S.H.-IL The Israeli Society of Occupational Safety and Health Ltd., Theracoat Ltd., 2to3D Ltd., and S.P. Market Windows Cyprus. Dr. Holzer earned his Ph.D. in Applied Physics from the Hebrew University. Dr. Holzer is also an inventor and holder of numerous patents.

Kalyanam Shivkumar, MD, Ph.D.  Dr. Shivkumar has served as our director since September 2012.  Since 2002, Dr. Shivkumar serves as Professor of Medicine at the University of California at Los Angeles and currently holds a joint appointment in the department of Radiology at the university. Dr. Shivkumar serves as a director of Epicardial Technologies, Inc., a company developing percutaneous (minimally invasive), single-use products for heart treatment through the epicardial surface. He also co-founded and serves on the board of EP Dynamics, a company developing innovative products using electrophysiology for invasive cardiology. Dr. Shivkumar is certified by the American Board of Internal Medicine in the subspecialties of cardiovascular disease and clinical cardiac electrophysiology. His field of specialization is interventional cardiac electrophysiology and he heads a group at University of California at Los Angeles that is involved in developing innovative techniques for the non-pharmacological management of cardiac arrhythmias.  In 2002, he joined the newly created UCLA Cardiac Arrhythmia Center at the David Geffen School of Medicine at University of California at Los Angeles. Dr. Shivkumar received his medical degree from the University of Madras, India in 1991 and his Ph.D. from UCLA in 2000.

Roy Tanaka.  Mr. Tanaka has served as our director since July 2012. From 2004 until his retirement in September 2008, Mr. Tanaka served as the worldwide president of Biosense Webster, Inc., a Johnson & Johnson company, a market and technology leader in the field of electrophysiology. He joined Biosense Webster, Inc. as its U.S. president in 1997. Previously he held a variety of senior management positions at Sorin Biomedical, Inc., including president and chief executive officer, and leadership roles at CooperVision Surgical and Shiley, a division of Pfizer, Inc. He currently serves on the boards of directors of Volcano Corporation, Coherex Medical, Inc., Advanced Cardiac Therapeutics Inc., a company using electrophysiology to develop technology to measure the temperature in a lesion during cardiac ablation procedures, and VytronUS Inc.  In addition, Mr. Tanaka served as a director of Tomo Therapy until its acquisition in June 2011.

Jeffrey O’Donnell.  Mr. O’Donnell has served as our director since October 2011.  Since 2009, Mr. O’Donnell has served as managing director and venture partner of Biostar Ventures, a venture capital partnership investing primarily in early stage medical device companies.  Since January 2012, Mr. O’Donnell has also served as the executive chairman of the board of directors of Trice Orthopedics, Inc., a biomedical company focused on integrating miniaturized opto-electronics into well-designed clinical solutions.  From 2009 to 2011, he was chairman and chief executive officer of Embrella Cardiovascular, Inc., a medical device startup company.  Until July 2009, Mr. O’Donnell was the president, chief executive officer and director of PhotoMedex, Inc., a medical device and specialty pharmaceutical company.  In addition, Mr. O’Donnell served on the board of Endologix, Inc. until May 2011.  He has held several senior management positions at Boston Scientific Corporation, Guidant Corporation and Johnson & Johnson’s Orthopedic Division.

Jonathan Steinhouse.  Mr. Steinhouse has served as our director since February 2011. Since 2012, Mr. Steinhouse has served as vice president of sales for Sandlot Solutions in Philadelphia, PA, a health information exchange and analytics software company. From 2008 to 2011, he served as director of healthcare for Oracle Corporation in Philadelphia, PA, where he was responsible for overall sales (acquiring new, maintaining revenue and growing existing accounts) for direct and the channel sales to hospitals.  From 2005 to 2008, he was regional manager of Concerro Incorporated, where he was responsible for new “software as a service” to increase utilization of internal employee resources.

Seth H. Z. Fischer.  Mr. Fischer has served as our director since May 2013. Since September 2013, Mr. Fischer has served as the chief executive officer and director of Vivus, Inc., a biopharmaceutical company focusing on the treatment of obesity, sleep apnea, diabetes and sexual health. Prior to that, Mr. Fischer served in positions of increasing responsibility with Johnson & Johnson until 2012. Most recently Mr. Fischer served as Company Group Chairman Johnson & Johnson, Worldwide Franchise Chairman Cordis Corporation from 2008 to 2012, which included responsibility for Cordis and Biosense Webster Inc., a market and technology leader in the field of electrophysiology. Previously, he served as Company Group Chairman North America Pharmaceuticals from 2004 to 2007. In this position he had responsibilities for Ortho-McNeil Pharmaceuticals, Janssen and Scios.  Mr. Fischer serves on the board of directors of Trius Therapeutics, Inc.

Employment Agreements

On March 1, 2013, we entered into employment agreements with both Kenneth Londoner and Budimir S. Drakulic, Ph.D., who served as our chief technology officer from February 2009 to November 2013.  Mr. Londoner’s employment agreement terminates on March 1, 2015, after which Mr. Londoner’s employment will be on at-will basis.  Dr. Drakulic resigned as our chief technology officer in October 2012, pursuant to which his employment agreement was terminated; however, we intend to enter into a consulting agreement with Dr. Drakulic on similar terms as his employment agreement.  Mr. Londoner’s annual base salary is $225,000, which will be paid entirely as salary.  Dr. Drakulic’s annual base salary was $225,000, which was paid partially as salary and partially as consulting fees.  Each executive officer will also be eligible for annual discretionary bonuses and equity-based incentives, as our board may determine.  Each executive officer is subject to non-competition and non-solicitation obligations, whereby, for a period lasting until one year after the termination of such executive officer’s employment with us, such executive officer is not permitted to, directly or indirectly, (i) in any state in the U.S. or country that we conduct business and for which such executive officer had responsibility, work for, invest in, provide financing to or establish a business that competes with our business, other than an exception that permits limited investment in publicly-traded competitors, (ii) solicit business from or do business with any customer, client, manufacturer or vendor with whom we did business or who we solicited within the preceding two years, and (iii) solicit, engage or hire any person employed by or who served as a consultant to us within the preceding twelve months.  In September 2013, Mr. Londoner resigned as our chief executive officer, but remained in an executive function as our executive chairman and will continue to be compensated pursuant to his employment agreement for his contributions with respect to corporate finance, investor relations, and business development.

Lora Mikolaitis, our former director of administration, is an at-will employee and, prior to entering into each executive officer’s employment agreement, each of Mr. Londoner and Dr. Drakulic was an at-will employee.

Potential Payments Upon Termination or Change In Control

For each of Mr. Londoner and Dr. Drakulic, prior to Dr. Drakulic’s resignation as our chief technology officer, pursuant to such executive officer’s employment agreement, upon such executive officer’s termination without cause, including in the event of our change of control, such executive officer will receive severance pay equal to such executive officer’s base salary until March 1, 2015, which represents the end of such executive officer’s employment agreement, so long as such executive officer executes a release that releases any of his claims against us.  In the event the executive officer voluntarily resigns, such executive officer will not be entitled to any further payments, other than those accrued through the date of resignation.  Cause means, with respect to the executive officer, termination because of (i) an act of willful or material misrepresentation, fraud or willful dishonesty, (ii) any willful misconduct with regard to us; (iii) any violation of any fiduciary duties owed to us; (iv) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction) or (v) any other material breach such executive officer’s employment agreement that is not cured within twenty days after receipt of a written notice.

BioSig Technologies, Inc. 2011 Long-Term Incentive Plan

On October 19, 2011, our board of directors and stockholders adopted and approved the BioSig Technologies, Inc. 2011 Long-Term Incentive Plan.  Under the BioSig Technologies, Inc. 2011 Long-Term Incentive Plan, we reserved 1,500,000 shares of our common stock as awards to our employees, consultants, and service providers.

The purpose of the BioSig Technologies, Inc. 2011 Long-Term Incentive Plan was to provide an incentive to attract and retain employees, officers, consultants, directors, and service providers whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success.  The BioSig Technologies, Inc. 2011 Long-Term Incentive Plan was administered by our board of directors. On October 19, 2012, our board of directors elected to terminate the BioSig Technologies, Inc. 2011 Long Term Incentive Plan.  We did not grant options to purchase common stock under the BioSig Technologies, Inc. 2011 Long-Term Incentive Plan to any of our named executive officers:

BioSig Technologies, Inc. 2012 Equity Incentive Plan

On October 19, 2012, our board of directors adopted the BioSig Technologies, Inc. 2012 Equity Incentive Plan, which provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to employees, directors and consultants, to be granted from time to time as determined by our board of directors or its designees. An aggregate of 2,000,000 shares of common stock are reserved for issuance under the BioSig Technologies, Inc. 2012 Equity Incentive Plan.  In addition, 1,500,000 shares under the BioSig Technologies, Inc. 2011 Long Term Incentive Plan that were not subject to outstanding stock options or similar awards were rolled into the BioSig Technologies, Inc. 2012 Equity Incentive Plan. As of February 25, 2014, the number of options granted the under the BioSig Technologies, Inc. 2012 Equity Incentive Plan are 2,990,977.

Since its adoption, we have granted options to purchase common stock under the BioSig Technologies, Inc. 2012 Equity Incentive Plan that are currently outstanding to the following named executive officers.  Each option to purchase common stock was granted on January 16, 2013.

Name	Shares Subject to Options	Exercise Price	Date of Grant	Vesting Schedule	Expiration
Kenneth L. Londoner	250,000	$2.09	01/16/2013	Exercisable immediately	01/16/2020
Budimir S. Drakulic, Ph.D.	250,000	$2.09	01/16/2013	Exercisable immediately	01/16/2020
Lora Mikolaitis	100,000	$2.09	01/16/2013	Exercisable immediately	01/16/2020

On September 10, 2013, as part of the employment agreement with our former chief executive officer and president, we awarded him options to purchase up to 1,756,123 shares of our common stock.  Due to the resignation of our former chief executive officer and president without good reason, as such term is defined in his employment agreement, we believe that he has forfeited all of the options awarded to him.  However, he alleges that he resigned for good reason and is entitled to full vesting of all options awarded to him.  As such, we may be required to award him some or all of the options in the future.

Family Relationships

We have no family relationships amongst our directors and executive officers.

SECTION 6
Certain Relationships and Related Party Transactions; Director Independence

Certain Relationships and Related Party Transactions

On May 15, 2011, we issued to each of an entity wholly-owned by Mr. Londoner and Miko Consulting Group, Inc., an entity jointly controlled by Dr. Drakulic and Ms. Mikolaitis, 1,700,000 shares of common stock issued at par value for services rendered as our founders in 2009.

On August 1, 2012, we entered into a consulting agreement with Asher Holzer, Ph.D., a member of our board of directors.  Pursuant to the consulting agreement, Dr. Holzer was to serve as our chief scientific officer and assist in the development of our technology and our PURE EP System, in exchange for monthly payments of $10,000.  We have paid Dr. Holzer an initial payment of $7,500 pursuant to the consulting agreement and we are negotiating an amendment to the consulting agreement with Dr. Holzer that will reflect the parties’ current relationship.

On November 21, 2012, we issued an unsecured promissory note for $218,000 to Kenneth L. Londoner, our chairman and chief executive officer, for previously advanced funds with interest payable annually, in arrears, on each anniversary at the short term “Applicable Federal Rate” within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended, which was 0.22% in November 2012, and which will be adjusted each anniversary date.  The promissory note matures November 21, 2021 and may be prepaid, without premium or penalty, at any time.  In connection with the private placement of our Series C Preferred Stock and warrants, on February 6, 2013, Mr. Londoner agreed not to receive payments (by voluntary prepayment, acceleration, set-off or otherwise) associated with the unsecured promissory note absent the prior written consent of the purchasers holding at least 67% interest of our Series C Preferred Stock outstanding, which purchasers must include Alpha Capital Anstalt so long as Alpha Capital Anstalt holds not less than $100,000 of our Series C Preferred Stock.  As of September 30, 2013, aggregate interest of $393 has accrued on this unsecured promissory note.

On December 6, 2012, we issued an unsecured promissory note for $30,000 to a company under the control of Mr. Londoner for previously advanced funds, interest free and due the earlier of (i) the next financing of not less than $300,000; (ii) February 28, 2013 or (iii) occurrence of an event of default, as defined.  The promissory note has been paid in full.

In the fourth quarter of 2012, we sold $600,000 principal amount of certain bridge notes and related warrants in a private placement to selected accredited investors.  These bridge notes and related warrants were converted into shares of our Series C Preferred Stock and warrants on February 6, 2013.  Kenneth L. Londoner, our chairman and chief executive officer, purchased $200,000 principal amount of notes, which were converted into 200 shares of Series C Preferred Stock and a warrant to purchase 95,694 shares of our common stock, and Jonathan Steinhouse; a member of our board of directors, purchased $25,000 principal amount of notes, which were converted into 25 shares of Series C Preferred Stock and a warrant to purchase 11,962 shares of our common stock.  We also issued to Mr. Londoner and Mr. Steinhouse, in lieu of cash payments on the interest accrued on their respective bridge notes, 2,579 and 383 shares of common stock, respectively.

From 2010 to 2013, Mr. Londoner made four different advances of funds to us in the aggregate amount of $22,000, of which $12,000 has been repaid. In 2013, Mr. Steinhouse made an advance of funds to us in the amount of $20,000, which has been repaid in full.  These advances were interest-free and not made on condition of any specific terms.

On May 2, 2013, we entered into an indemnity agreement with Seth H. Z. Fischer in connection with our appointment of Mr. Fischer to our board of directors.  Pursuant to the indemnity agreement, we agreed to indemnify Mr. Fischer for all costs and losses relating to proceedings arising out of his service on our board of directors, to the fullest extent permitted by applicable law, subject to certain exceptions, including, but limited to, a final adjudication that Mr. Fischer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct, or a final adjudication that established Mr. Fischer breached his duty of loyalty to us or that his conduct resulted in illegal personal profits.  In addition, we agreed to advance Mr. Fischer expenses when properly requested and we will be entitled to assume the defense of Mr. Fischer if he requests payment of expenses under the indemnity agreement.

On December 31, 2013, Mr. Londoner converted $228,000 of indebtedness that we owed to him into 93,061 shares of our common stock and a warrant to purchase 46,531 shares of our common stock.

On January 31, 2014, Mr. Steinhouse, as part of a private placement transaction, purchased from us an aggregate 24,490 shares of our common stock and warrants to purchase an aggregate of 12,246 shares of our common stock, in exchange for an aggregate payment of $60,000.

Independent Directors

Our board of directors has determined that each of Kalyanam Shivkumar, MD, Ph.D., Roy Tanaka, Jeffrey O’Donnell, Jonathan Steinhouse and Seth H. Z. Fischer is independent within the meaning of applicable listing rules of the Section 803A(2) of the NYSE MKT Rules and the rules and regulations promulgated by the Securities and Exchange Commission.

SECTION 7
Principal Shareholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 25, 2014 by:

•	each person known by us to beneficially own more than 5.0% of our common stock;
•	each of our directors;
•	each of the named executive officers; and
•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.  With respect to the Series C Preferred Stock and warrants held by the beneficial owners listed below, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such beneficial owner, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock which would exceed from 4.99% to 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to these limitations.  Except as indicated in the footnotes to this table, to our knowledge and subject to community property laws where applicable, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person’s address is c/o BioSig Technologies, Inc., 12424 Wilshire Boulevard, Suite 745, Los Angeles, California 90025. As of February 25, 2014, we had 8,519,809 shares outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Owned (1)(2)

5% Owners
Miko Consulting Group, Inc.	3,467,474		40.7%

Alpha Capital Anstalt (3)	1,208,833	(4)	13.0%

Officers and Directors
Kenneth L. Londoner	4,109,883	(5)	45.3%

Asher Holzer, Ph.D.	81,000	(6)	*

Kalyanam Shivkumar, MD, Ph.D.	50,000	(7)	*

Roy Tanaka	119,821	(8)	1.4%

Jeffrey O’Donnell	183,300	(9)	2.1%

Jonathan Steinhouse	232,650	(10)	2.7%

Seth H. Z. Fischer	156,250	(11)	1.8

All directors and executive officers as a group (8 persons)	5,026,266		52.2%

* Less than 1%

(1)
Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assume the exercise of all options and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of February 25, 2014, except as otherwise noted. Shares issuable pursuant to the exercise of stock options and other securities convertible into common stock exercisable within 60 days are deemed outstanding and held by the holder of such options or other securities for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person.

(2)	These percentages have been calculated based on 8,519,809 shares of common stock outstanding as of February 25, 2014.

(3)	The address for Alpha Capital Anstalt is Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein.

(4)
Comprised of (i) 400,000 shares of common stock, (ii) shares of Series C Preferred Stock that are convertible into 299,043 shares of common stock, and (iii) warrants to purchase 509,790 shares of common stock. With respect to the Series C Preferred Stock and warrants, there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause Alpha Capital Anstalt, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock which would exceed from 4.99% to 9.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table do not give effect to these limitations.

(5)
Comprised of (i) 101,890 shares of common stock directly held by Mr. Londoner, (ii) 3,447,474 shares of common stock are held by Endicott Management Partners, LLC, an entity for which Mr. Londoner is deemed the beneficial owner, (iii) shares of Series B Preferred Stock that are convertible into 24,752 shares of common stock, (iv) shares of Series C Preferred Stock that are convertible into 95,694 shares of common stock, (v) warrants to purchase 190,073 shares of common stock, and (vi) options to purchase 250,000 shares of common stock that are currently exercisable.

(6)	Comprised of options to purchase 81,000 shares of common stock that are currently exercisable .

(7)	Comprised of options to purchase 50,000 shares of common stock that are currently exercisable .

(8)	Comprised of options to purchase 119,821 shares of common stock that are currently exercisable.

(9)	Comprised of (i) 87,500 shares of common stock, and (ii) options to purchase 95,800 shares of common stock that are currently exercisable .

(10)
Comprised of (i) 190,498 shares of common stock, (ii) shares of Series C Preferred Stock that are convertible into 11,962 shares of common stock, and (iii) warrants to purchase 30,190 shares of common stock.

(11)	Consists of options to purchase 156,250 shares of common stock that are currently exercisable or exercisable within 60 days of February 25, 2014.

SECTION 8
Description of Units and Capital Stock

DESCRIPTION OF SECURITIES

We have authorized 51,000,000 shares of capital stock, par value $0.001 per share, of which 50,000,000 are shares of common stock and 1,000,000 are shares of “blank check” preferred stock, of which 200 are authorized as Series A Preferred Stock, 600 are authorized as Series B Preferred Stock and 4,200 are authorized as Series C Preferred Stock. On February 25, 2014, there were 8,519,809 shares of common stock issued and outstanding, 184.4 shares of Series A Preferred Stock issued and outstanding, 177.5 shares of Series B Preferred Stock issued and outstanding and 2,781 shares of Series C Preferred Stock issued and outstanding.

Pursuant to the terms of our Series A Preferred Stock and our Series B Preferred Stock, upon us becoming subject to the reporting requirements under Section 13 or 15(d) of the Securities and Exchange Act, as amended, all shares of our Series A Preferred Stock and our Series B Preferred Stock will automatically convert into shares of our common stock.  As a result, upon the effectiveness of this registration statement, the outstanding shares of our Series A Preferred Stock and our Series B Preferred Stock will convert into an aggregate of 1,037,974 shares of our common stock, including dividends accrued on the shares of preferred stock that will be paid in kind and automatically converted.  In addition, there will be 43 additional holders of our common stock.  Therefore, upon the effectiveness of this registration statement, there will be an aggregate of 9,225,624 shares of our common stock outstanding, separate from any shares registered on this registration statement.

The shares of common stock offered by this prospectus are issuable upon the exercise of common stock purchase warrants or the conversion of shares of Series C Preferred Stock.  As such, if a selling stockholder exercises all or any portion of its warrants on a cash basis, we will receive the aggregate exercise price paid by such selling stockholder in connection with any such warrant exercise. The maximum amount of proceeds we would receive upon the exercise of all the warrants on a cash basis would be approximately $4,690,000. However, certain of the selling stockholders may also exercise their warrants through a cashless exercise. In the event a selling stockholder exercises a warrant through a cashless exercise, we will not receive any proceeds from such exercise. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Holders of Capital Stock

As of February 25, 2014, we had 37 holders of our common stock, 20 holders of our Series A Preferred Stock, 24 holders of our Series B Preferred Stock and 41 holders of our Series C Preferred Stock.

Rule 144 Shares

As of February 25, 2014, we do not have any shares of our common stock that are currently available for sale to the public.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders.  Holders of our common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the stockholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Subject to the rights of the holders of any preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available. We have not paid any dividends since our inception, and, subject to our obligations to pay dividends to the holders of our preferred stock as described below, we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Subject to the rights of the holders of our preferred stock, upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. There are no provisions in our certificate of incorporation or our by-laws that would prevent or delay a change in our control.

Series A Preferred Stock

The holders of the Series A Preferred Stock are entitled to a five percent (5%) dividend on the $5,000 per share stated value. From and after May 31, 2011, cumulative, preferential dividends on outstanding shares of Series A Preferred Stock have accrued and have been payable quarterly, in arrears, beginning on August 31, 2011. Dividends are payable at our option in cash or in shares of Series A Preferred Stock. If not previously converted, the shares of the Series A Preferred Stock will be redeemed by us on December 31, 2014. In the event of our liquidation or winding up of affairs, the holders of the Series A Preferred Stock will be entitled to a liquidation preference of the stated value plus any accrued but unpaid dividends.

Upon us being required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the shares of Series A Preferred Stock will automatically convert into shares of common stock at a conversion price equal to $1.84 per share.  In addition, at any time prior to the automatic conversion of the Series A Preferred Stock, the holders of the Series A Preferred Stock have the option to convert some or all of their shares of Series A Preferred Stock into shares of common stock at a conversion price equal to $1.84 per share.

The holders of the Series A Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation that adversely affects the Series A Preferred Stock requires the approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

Series B Preferred Stock

The holders of the Series B Preferred Stock are entitled to a five percent (5%) dividend on the $5,000 per share stated value. From and after December 31, 2011, cumulative, preferential dividends on outstanding shares of Series B Preferred Stock have accrued and have been payable quarterly, in arrears, beginning on March 31, 2012. Dividends are payable at our option in cash or in shares of Series B Preferred Stock. If not previously converted, the shares of the Series B Preferred will be redeemed by us on December 31, 2014. In the event of our liquidation or winding up of affairs, the holders of the Series B Preferred Stock, subject to the rights of the holders of the Series A Preferred Stock, will be entitled to a liquidation preference of the stated value plus any accrued but unpaid dividends.

Upon us being required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the shares of Series B Preferred will automatically convert into shares of common stock at a conversion price equal to $2.02 per share. In addition, at any time prior to the automatic conversion of the Series B Preferred Stock, the holders of the Series B Preferred Stock have the option to convert some or all of their shares of Series B Preferred Stock into shares of common stock at a conversion price equal to $2.02 per share.

The holders of the Series B Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation that adversely affects the Series B Preferred Stock requires the approval of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

Series C Preferred Stock

The holders of the Series C Preferred Stock are entitled to a nine percent (9%) dividend on the $1,000 per share Stated Value. Unless the Series C Preferred Stock is converted into shares of common stock, from and after February 12, 2013, the dividends have accrued and have been payable in cash or, subject to the satisfaction of certain conditions, in pay-in-kind shares. Such cumulative dividends are payable quarterly, commencing on September 30, 2013 and on each conversion date; provided, however, that if a holder converts its shares of Series C Preferred Stock into shares of common stock any time prior to February 12, 2016, the holder will be deemed to have earned a make whole amount as if such shares of Series C Preferred Stock had been outstanding until such date.

In the event that

(i)
we fail to, or announce our intention not to, deliver common stock share certificates upon conversion of our Series C Preferred Stock prior to the seventh trading day after such shares are required to be delivered,

(ii)
we fail for any reason to pay in full the amount of cash due pursuant to our failure to deliver common stock share certificates upon conversion of our Series C Preferred Stock within five calendar days after notice therefor is delivered,

(iii)	we fail to have available a sufficient number of authorized and unreserved shares of common stock to issue to upon a conversion of our Series C Preferred Stock,

(iv)
we fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of our obligations under, the securities purchase agreement, the registration rights agreement, the certificate of designation or the warrants entered into pursuant to the private placement transaction for our Series C Preferred Stock, which failure or breach could have a material adverse effect, and such failure or breach is not cured within 30 calendar days after written notice was delivered,

(v)	we are party to a change of control transaction,

(vi)	we file for bankruptcy or a similar arrangement or are adjudicated insolvent, or

(vii)	we are subject to a judgment of greater than $100,000, and such judgment remains unvacated, unbonded or unstayed for a period of 45 calendar days,

the holders of the Series C Preferred Stock are entitled, among other rights, to redeem their shares of Series C Preferred Stock at any time for greater than their stated value, or increase the dividend rate on their shares of Series C Preferred Stock to 18%.

In the event that we fail to complete a financing or series of related financings by February 12, 2014 that results in gross proceeds to us of at least $3 million at a valuation of at least $30 million, or at any time after February 12, 2014, we fail to maintain the listing of our common stock on a trading market for more than five trading days in any twelve month period, the conversion price of the Series C Preferred Stock will be reduced to $1.50 per share.

In the event of our liquidation or winding up of affairs, the holders of the Series C Preferred Stock will be entitled to a liquidation preference of the stated value plus any accrued but unpaid dividends or any other fees due the holder. The shares of the Series C Preferred Stock rank senior to the rights of the common stock and all other securities exercisable or convertible into shares of common stock.

Any holder of Series C Preferred Stock is entitled at any time to convert any whole or partial number of shares of Series C Preferred Stock into shares of our common stock at a price based on a pre-money valuation of $20 million, or $2.09 per share. The Series C Preferred Stock is subject to full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than $2.09 per share as well as other customary anti-dilution protection.  As noted above, in the event that we fail to complete a financing pursuant to which we raise at least $3 million at a valuation of at least $30 million within 12 months following the closing, the conversion price of the Series C Preferred Stock may be reset to $1.50 per share at the discretion of the holders.

In the event we issue any equity or equity-linked securities with terms more favorable than those of the Series C Preferred Stock, any holder of the Series C Preferred Stock may request to amend the terms of such holder’s Series C Preferred Stock to be equivalent to the terms of such issued equity or equity-linked securities, subject to certain exempted issuances.

The holders of the Series C Preferred Stock vote together with the holders of our common stock on an as-converted basis, but may not vote the Series C Preferred Stock in excess of 4.99% or 9.99% of our then outstanding shares of common stock following such conversion or exercise. In addition, absent the approval of holders representing at least 67% of the outstanding shares of the Series C Preferred Stock, which holders must include Alpha Capital Anstalt, so long as Alpha Capital Anstalt holds not less than $100,000 of Series C Preferred Stock, we may not (i) increase the number of authorized shares of preferred stock, (ii) amend our charter documents, including the terms of the Series C Preferred Stock, in any manner adverse to the holders of the Series C Preferred Stock, including authorizing or creating any class of stock ranking senior to, or otherwise pari passu with, the shares of Series C Preferred Stock as to dividends, redemption or distribution of assets upon a liquidation, or (iii) perform certain covenants, including:

•	incur additional indebtedness;
•	permit liens on assets;
•	repay, repurchase or otherwise acquire more than a de minimis number of shares of common stock, Series A Preferred Stock or Series B Preferred Stock;
•	pay cash dividends to our stockholders; and
•	engage in transactions with affiliates.

Pursuant to the securities purchase agreement for the Series C Preferred Stock, each holder of Series C Preferred Stock has a right to participate in any of our financings, subject to certain exceptions, on a pro-rata basis, for a period expiring 12 months after the effectiveness date of this registration statement.

The following table sets forth information with respect to each person known by us to beneficially own more than 5.0% of our Series C Preferred Stock as of February 25, 2014.  The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security.  With respect to the Series C Preferred Stock, there exist contractual provisions limiting conversion to the extent such conversion would cause such stockholder, together with its affiliates or members of a “group,” to beneficially own a number of shares of common stock which would exceed from 4.99% to 9.99% of our then outstanding shares of common stock following such conversion. As of February 25, 2014, we had 2,781 shares of Series C Preferred Stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percentage of Common Stock Owned

Alpha Capital Anstalt (1)	625		22.5%

Kenneth L. Londoner	200	(3)	7.2%

Michael N. Emmerman (2)	200	(4)	7.2%

David W. Frost (3)	150	(5)	5.4

Michael B Carroll & Sheila J Carroll JTWROS (4)	150	(6)	5.4

(1)	The address of this stockholder is Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein.

(2)	The address of this stockholder is 151 East 63rd Street, New York, NY 10065.

(3)	The address of this stockholder is 4701 Pleasant Street, Apartment 361, West Des Moines, Iowa 50266.

(4)	The address of this stockholder is 3919 Happy Valley Road, Lafayette, California 94549.

Warrants

Five-Year Warrants

In connection with the private placement of our Series C Preferred Stock, we issued to the holders of our Series C Preferred Stock warrants to purchase up to an aggregate of 1,330,629 shares of common stock at an exercise price of $2.61 per share. The warrants contain full ratchet anti-dilution price protection upon the issuance of equity or equity-linked securities at an effective common stock purchase price of less than $2.61 per share as well as other customary anti-dilution protection. The warrants are exercisable for cash; or if at any time after six months from the issuance date, there is no effective registration statement registering the resale, or no current prospectus available for the resale, of the shares of common stock underlying the warrants, the warrants may be exercised by means of a “cashless exercise”.

Five-Year Amendment Warrants

As consideration for (i) extending the termination date of the securities purchase agreement and (ii) extending the filing and effectiveness dates for the filing of the registration statement pursuant to the registration rights agreement related our Series C Preferred Stock, we issued to the holders of our Series C Preferred Stock that purchased shares of our Series C Preferred Stock prior to the July 15, 2013 closing warrants to purchase up to an aggregate of 289,730 shares of common stock. The terms of these warrants are identical to the Five-Year Warrants described above.

Series A Placement Agent Warrant

As consideration for serving as our placement agent in connection with the private placement of Series A Preferred Stock, we issued to Laidlaw & Company (UK) Ltd. a seven-year warrant to purchase up to 35,076 shares of common stock at an exercise price of $1.84 per share. The terms of this warrant are otherwise identical to the Five-Year Warrants described above.

Series B Placement Agent Warrant

As consideration for serving as our placement agent in connection with the private placement of Series B Preferred Stock, we issued to Laidlaw & Company (UK) Ltd. a seven-year warrant to purchase up to 30,755 shares of common stock at an exercise price of $2.02 per share. The terms of this warrant are otherwise identical to the Five-Year Warrants described above.

Series C Placement Agent Warrant

As consideration for serving as our placement agent in connection with the private placement of Series C Preferred Stock, we issued to Laidlaw & Company (UK) Ltd. a warrant to purchase up to 177,057 shares of common stock. The terms of this warrant are identical to the Five-Year Warrants described above.

Par Value Warrant

As consideration for providing general financial advisory services, we issued to Jamess Capital Group LLC a seven-year warrant to purchase up to 383,320 shares of common stock at an exercise price of $0.001 per share. The terms of this warrant are otherwise identical to the Five-Year Warrants described above.

Registration Rights

On February 6, 2013, in connection with our private placement of our Series C Preferred Stock and warrants, we entered into a registration rights agreement with the purchasers pursuant to which we agreed to provide certain registration rights with respect to the common stock issuable upon conversion of our Series C Preferred Stock and exercise of the warrants issued to holders of our Series C Preferred Stock. Specifically, we agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the common stock issuable upon conversion of the convertible debentures and exercise of the warrants on or before July 22, 2013 and to cause such registration statement to be declared effective by the Securities and Exchange Commission, in the event that the registration statement is not reviewed by the Securities and Exchange Commission, within five trading days after we are notified that registration statement is not being reviewed by the Securities and Exchange Commission, and by November 22, 2013 in the event that the registration statement is reviewed by the Securities and Exchange Commission and the Securities and Exchange Commission issues comments.

If (i) the registration statement is not filed by July 22, 2013, (ii) the registration statement is not declared effective by the Securities and Exchange Commission within five trading days after we are notified that registration statement is not being reviewed by the Securities and Exchange Commission, in the case of a no review, (iii) the registration statement is not declared effective by the Securities and Exchange Commission by November 22, 2013 in the case of a review by the Securities and Exchange Commission pursuant to which the Securities and Exchange Commission issues comments or (iv) the registration statement ceases to remain continuously effective for more than 20 consecutive calendar days or more than an aggregate of 45 calendar days during any 12-month period after its first effective date, then we are subject to liquidated damage payments to the holders of the shares sold in the private placement in an amount equal to .25% of the aggregate purchase price paid by such purchasers per month of delinquency. Notwithstanding the foregoing, (i) the maximum aggregate liquidated damages due under the registration rights agreement shall be 3% of the aggregate purchase price paid by the purchasers, and (ii) if any partial amount of liquidated damages remains unpaid for more than seven days, we shall pay interest of 18% per annum, accruing daily, on such unpaid amount.

Pursuant to the registration rights agreement, we must maintain the effectiveness of the registration statement from the effective date until the date on which all securities registered under the registration statement have been sold, or are otherwise able to be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, subject to the our right to suspend or defer the use of the registration statement in certain events.

SECTION 9
Plan of Distribution

We intend to sell the Securities through Laidlaw & Company through March 31, 2014 at a price of $2.50 per Share. The minimum number of Shares that may be purchased by any investor is 40,816 Shares and accompanying Warrants ($100,000), which minimum may be waived by the Company and the Placement Agent. Pending the Closings of this Offering, all proceeds of this Offering will be deposited in a non-interest bearing escrow account located at the Signature Bank, 261 Madison Ave, New York, NY 10016.  In the event that this Offering is terminated for any reason or an investor’s subscription is rejected for any reason, all such funds will be promptly refunded to such subscribers without interest or deduction.  We may extend this Offering without notice for up to a date not later than April 30, 2014, in our and the Placement Agent’s sole discretion.

Our Placement Agent will use its reasonable best efforts to solicit offers from selected investors to purchase the Securities in this Offering. The Placement Agent is not obligated to, and has advised us that they will not, purchase any Securities for their own account.  The Company and/or the Placement Agent reserves the right to purchase and/or permit their respective employees, agents, officers, directors and affiliates to purchase Shares and Warrants in this Offering, in accordance with federal and state securities laws, and all such purchases will be counted toward satisfaction of the requirement that the Minimum Offering Amount and the Maximum Offering Amount of Securities be sold in the Offering.

The Placement Agent will at each Closing be (a) paid a cash commission of up to eight percent (8%) of the gross dollar amount of the Shares sold in such Closing, (b) entitled to receive a nonaccountable expense fee of two percent (2%) of the gross dollar amount of the Shares sold in such Closing, and (c) issued a warrant (the “Agent Warrant”) to purchase ten percent (10%) of the number of  the Company’s Securities sold in such Closing, including any shares of common stock issued or issuable (except for shares issuable upon the exercise pursuant to the exercise of Warrants), which Agent Warrant shall be in the form of the Warrants sold in this Offering.  For the avoidance of doubt, the Agent Warrant shall be exercisable for that number of shares of the Company’s common stock equal to ten percent (10%) of the number of the Company’s Shares sold in such Closing.

Beneficial Ownership Limitation applicable to the Holders of the Series C Preferred Stock and Warrants

Each Warrant contains a “Beneficial Ownership Limitation” that shall be 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon the exercise of the Warrant.  The holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon the exercise of this Warrant held by the holder.

INDEMNIFICATION

The Company has agreed to indemnify the Placement Agent against certain liabilities that may be incurred in connection with this Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent may be required to make in respect of such liabilities.

CERTAIN AGREEMENTS

The Company has engaged an affiliate of the Placement Agent to advise with certain corporate matters.

SECTION 10
Restrictions of Transferability

The Shares, the Warrants and the shares of the Company’s common issuable upon the exercise of the Warrants (the “Warrant Shares”) are subject to restrictions on transfer and have not been registered under the Securities Act.  Such shares must be held indefinitely unless:

•
There is in effect a Registration Statement under the Securities Act covering the proposed disposition or transfer and such disposition or transfer is made in accordance with such Registration Statement;

•
You notify us of the proposed disposition or transfer and obtain a legal opinion from our counsel or from outside counsel, at our cost and reasonably satisfactory to us, that such disposition or transfer will not require registration under the Securities Act; or

•
The securities are sold pursuant to an exemption from the registration requirements of the Securities Act afforded by Rule 144 of the Securities Act or similar rule then in effect, and our counsel, or an outside counsel reasonably satisfactory to us, provides a legal opinion, at our cost, that such disposition is exempt from registration under the Securities Act.

The Shares, the Warrants and, if applicable, the Warrant Shares, will bear a legend setting forth these restrictions on transfer and any legends required by state securities laws.

Pursuant to the terms of the Registration Rights Agreement, the Company shall use its best efforts to file a registration statement on Form S-1 covering the Shares and the shares of the Company’s Common Stock underlying the Warrants sold in this Offering (the “Registrable Securities”) as soon as practicable but no later than 45 calendar days from the Termination Date (the “Filing Deadline”). The Company shall use its best efforts to cause the registration statement covering such shares of the Company’s common stock sold in this Offering to be declared effective within 180 calendar days of the Filing Deadline (in the event the registration statement is reviewed by the SEC) or with 30 calendar days following the date on which the Company is notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments (unless the Company is required to update its financial statements prior to requesting acceleration of such registration statement, which will require the Company to file an amendment to such registration statement, in which case the Company shall file any necessary amendment to such registration statement and request effectiveness thereof as soon as reasonably practicable and in no event later than the 60th calendar day following the Filing Deadline) (either such date, the “Effectiveness Deadline”).  If (i) the registration statement is not filed by the Filing Deadline, (ii) the Company fails to file with the SEC a request for acceleration of a registration statement in accordance with Rule 461 promulgated by the SEC pursuant to the Securities Act of 1933, as amended, within five trading days of the date that the Company is notified by the SEC that such registration statement will not be reviewed or will not be subject to further review, (iii) prior to the effective date of a registration statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such registration statement within thirty (30) calendar days after the receipt of comments by or notice from the SEC that such amendment is required in order for such registration statement to be declared effective, (iv) the registration statement is not declared effective by the Effectiveness Deadline, or (v) if after the effective date of the registration statement, such registration statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such registration statement, or the holders are otherwise not permitted to utilize the prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”), then the Company shall pay to the investors in cash a fee equal to 1.00% of the dollar amount invested by each investor, on the monthly anniversary of the occurrence of the Event, provided that such Event is still occurring; provided, however, that the total amount of such fees payable to any investor shall not exceed 3% of the amount invested by such investor.

SECTION 11
Investor Suitability Standards

Purchase of the Securities involves significant risks and is a suitable investment only for certain potential investors. See “Risk Factors”

Prospective investors should consider carefully each of the risks associated with this Offering, particularly those described in “Risk Factors.”  In view of these risks, including the lack of an available trading market for the Shares, and the consequent long-term nature of any investment in the Company, this Offering is available only to investors who have substantial net worth and no need for liquidity in their investments.  The Company, in reliance upon the criteria set forth in Rule 501(a) promulgated under the Securities Act, has established investor suitability standards for investors in the Securities.  Securities will be sold only to an investor who:

(a)	represents that such investor is acquiring the Securities for such investor’s own account, for investment only not with a view to the resale or distribution thereof;
(b)
acknowledges that the right to transfer the Securities will be restricted by the Securities Act, applicable state securities laws and certain contractual restrictions, and that the investor’s ability to do so will be restricted by the absence of a market for the Shares; and

(c)           represents that such investor qualifies as one or more of the following:
1.	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000 (excluding his/her primary residence);
2.
Any natural person who had an individual income in excess of $200,000 in each of the two most recent years, or  joint income with that person’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year;

3.
Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Exchange Act; any insurance company as defined in Section 2(13) of the Securities Act; any investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”) or a business development company as defined in Section 2(a)(48) of the Investment Company Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000 any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

4.	Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
5.
Any organization (described in Section 501(c)(3) of the Internal Revenue Code), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the shares offered, with total assets in excess of $5,000,000;

6.	Any director, or executive officer of the Company;
7.
Any trust, with total assets in excess of $5.0 million not formed for the specific purpose of acquiring the shares offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the Company reasonably believes immediately prior to making any sale that such purchaser comes within this description; or

8.	Any entity in which all of the equity owners are accredited investors.

Prospective investors will be required to represent in writing that they meet the suitability standards set forth above, which represent minimum suitability requirements for prospective investors. Satisfaction of such standards by a prospective investor does not mean that the Securities are a suitable investment for such investor. In addition, certain states may impose additional or different suitability standards which may be more restrictive.

As used in this Memorandum, the term “net worth” means the excess of total assets over total liabilities. In determining income, an investor should add to his or her adjusted gross income any amounts attributable to tax-exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depreciation, contributions to an IRA or Keogh retirement plan, alimony payments and any amount by which from long-term capital gains has been reduced in arriving at adjusted gross income.

We may make or cause to be made such further inquiry and obtain such additional information as we deem appropriate with regard to the suitability of prospective investors. We may reject subscriptions in whole or in part if, in our discretion, we deem such action to be in our best interests. If this Offering is oversubscribed, we will determine at our option, whether over-subscriptions will be accepted and if so, which subscriptions will be accepted.

If any information furnished or representations made by a prospective investor or others acting on its behalf mislead us as to the suitability or other circumstances of such investor, or if, because of any error or misunderstanding as to such circumstances, a copy of this Memorandum is delivered to any such prospective investor, the delivery of this Memorandum to such prospective investor shall not be deemed to be an offer and this Memorandum must be returned to us immediately.

THE SUITABILITY STANDARDS DISCUSSED ABOVE REPRESENT MINIMUM SUITABILITY STANDARDS FOR PROSPECTIVE INVESTORS.  EACH PROSPECTIVE INVESTOR SHOULD DETERMINE WHETHER THIS INVESTMENT IS APPROPRIATE FOR SUCH INVESTOR.

SECTION 12
Subscription Procedures

Plan of Placement

This Offering is only open to “accredited investors”, as defined in Rule 501(a) under the Securities Act (as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which became effective on July 21, 2010).

We, in our sole discretion, reserve the right to require that you sign additional documents to consummate your purchase of Units.  Please contact the Placement Agent for wiring instructions for the Placement Agent’s escrow account for this Offering.  No subscriptions will be valid unless accepted by an officer of the Company.  The Units will be offered for a period commencing on the date of this Memorandum and continue until the earlier of (i) the sale of the Maximum Offering Amount, or (ii) the Termination Date, which period may be extended at the discretion of the Company and Placement Agent without notice to or vote by investors or prospective investors, to the Final Termination Date.  The Company reserves the right, at any time, to cancel this Offering.  All subscriptions for the Units being offered hereby must be made by the execution and delivery of the documents contained in the Subscription Documentation Package (including, without limitation, a Subscription Agreement) in the form made part of and attached to this  Memorandum.  By executing such documents, each prospective investor will represent, among other things, that (i) he, she or it is acquiring the Securities being purchased for his, her or its own account, for investment purposes and not with a view towards resale or distribution; (ii) immediately prior to such purchase, such prospective investor satisfies the eligibility requirements set forth in this Memorandum; and (iii) the execution of the Subscription Agreement will be deemed execution of each Transaction Document to which the investors are party.  See “Investor Suitability Standards”.

The Company and Placement Agent have the right to revoke the offer made herein and to refuse to sell Units to any prospective investor for any reason in its sole discretion including, without limitation, if such prospective investor does not promptly supply all information requested by the Company.  In addition, the Company may establish a limit on the purchase of Units by a particular prospective investor and the Company may accept subscriptions for subscriptions of less one Unit at the discretion of the Company and Placement Agent.

In addition, since each prospective investor will be subject to certain restrictions on the sale, transfer or disposition of his, her or its Securities, as contained in the Subscription Agreement, each prospective investor must be prepared to bear the economic risk of an investment in the Securities for an indefinite period of time.  A purchaser of Securities, pursuant to the Subscription Agreement and applicable law, will not be permitted to transfer or dispose of the Securities, unless such Securities are registered or unless such transaction is exempt from registration under the Securities Act and other applicable securities laws and, in the case of a purportedly exempt sale, such purchaser provides to the Company (at his, her or its own expense) an opinion of counsel or other evidence satisfactory that such exemption is available. The Securities will bear a legend relating to such restrictions on transfer.

To subscribe for Units in the Offering, each prospective investor must deliver the following documents to the offices of Laidlaw & Company (UK) Ltd., 546 Fifth Avenue, 5th Floor, New York, NY 10036, Please return to your account executive.

1.	One executed copy of each of the documents contained in the Subscription Documentation Package, which is made part of the Memorandum, and

2.
A check or wire payable to “Signature Bank as Escrow Agent for BioSig Technologies, Inc.”.  Prospective investors desiring to deliver the purchase price for the Units being purchased in the form of a wire transfer can do so pursuant to the procedures set forth in the Subscription Agreement.

We, in our sole discretion, reserve the right to require that you sign additional documents to consummate your purchase of Units.

THIS PAGE INTENTIONALLY LEFT BLANK

APPENDIX A

Science and Technology behind Cardiac Electrophysiology

The heart pumps blood to the lungs and to all the body’s tissues by a sequence of highly organized contractions of the four chambers. For the heart to function properly, the four chambers must beat in an organized way.  To accomplish this task, the heart has two separate but interrelated systems, a mechanical system that actually pumps the blood, and an electrical system that controls the mechanical system.

The Electrical System of the Heart

In order for the heart to pump blood, it needs an electrical impulse that starts in the sinoatrial (“SA”) node. The SA node is the normal pacemaker of the heart and controls the heart rate. The impulse travels through the upper chambers, the atria, causing them to contract and squeeze blood into the lower chambers, the ventricles. The electrical signal is delayed at the atrioventricular (“AV”) node and then spreads through the lower chambers. The ventricles contract sending blood throughout the body. The entire process repeats continuously, beginning with an impulse in the SA node.

Figure 6:  Diagrams showing the electrical system of the heart

Heart Rhythm Disturbances – Arrhythmias

Normally, electrical impulses propagate throughout the heart in a regular pattern.  Poorly timed or uncoordinated impulses can cause a heart rhythm disturbance - arrhythmia.  Some of the most common arrhythmias include:

•	Atrial Fibrillation or AF - the atria beat irregularly and too fast
•	Ventricular fibrillation - the ventricles beat irregularly and too fast
•	Atrial flutter – abnormal heart rhythm usually associated with fast heart rate
•	Heart block - the electrical signal is delayed or blocked after leaving the SA node

When a problem within the heart's conduction system cannot be adequately diagnosed using noninvasive procedures, then an electrophysiology study is sought.

Atrial Fibrillation

AF is the most common, yet not completely understood arrhythmia. It affects nearly 3 million people in the U.S. and 20 million worldwide. It occurs when rapid, disorganized electrical signals cause the atria (two upper chambers of the heart) to fibrillate (contract very fast and irregularly). As a result, blood is not fully pumped out of the atria into the heart’s ventricles (lower heart chambers).

Figure 7:  Diagrams and ECG’s showing electrical signals of the normal vs. AF heart

AF may occur rarely, intermittently (paroxysmal), or may become a persistent or permanent disease. Patients may feel symptoms or may be asymptomatic. AF can result in chest pain or heart failure, and has been shown to dramatically increase the risk of stroke, heart attack, and even dementia. Possible risk factors include high blood pressure, diabetes, obesity, coronary artery disease, and heart valve disease.

Electrophysiology Studies

An EP study requires the placement of catheters through a femoral or jugular vein into the cardiac chambers.  Different types of catheters, and the site appropriate for their placement, are determined according to the nature of the arrhythmia under investigation.  Typically, each catheter will have multiple electrode poles for both recording and local stimulation.  The intracardiac signals are amplified, filtered, displayed, stored and analyzed either in real-time or offline.  To guide the catheter in the heart, the electrophysiologist uses different imaging modalities: an X-ray based imaging technique called fluoroscopy, intracardiac echocardiography (“ICE”), electroanatomic mapping (“EAM”) or rotational angiography.

Figure 8:  Diagram showing placement of catheters for an EP study

EP procedures have evolved dramatically in the last thirty years.  Initially, the data from EP studies was used to determine mechanisms of spontaneously occurring arrhythmias, including AV conduction abnormalities, premature complexes, and a variety of tachycardias.  Subsequently, techniques for programmed electrical stimulation were developed to permit the reproducible initiation of both supraventricular and ventricular arrhythmias.  Pacing protocols to characterize sinus node function and AV conduction were also introduced.  One important part of the EP study is to determine activation sequences during arrhythmias - this is done by mapping and performing analyses of the responses to various pacing techniques. The results of an EP study allow the physician to determine optimal therapeutic measures such as, to implant a pacemaker or defibrillator, add or change medications, or to perform ablation procedures.

Ablation Treatment

Catheter based ablation has revolutionized EP procedures and the management of cardiac arrhythmias from a diagnostic tool to a treatment.  During the procedure, a patient's heart’s electrical activity is mapped and the source of the arrhythmia is localized then destroyed.  Ablation is accomplished either by radiofrequency (“RF”) energy or by cryoablation (freezing) – the process destroys heart tissue by creating a scar that is electrically inactive and incapable of generating or contributing to arrhythmias.

Figure 9:  Diagram showing ablation catheters and target treatment areas

Catheter ablation is performed for virtually every type of arrhythmia including Wolff-Parkinson-White syndrome, concealed accessory pathways, atrioventricular nodal reentrant tachycardia, atrial flutter, atrial fibrillation, incisional atrial reentrant tachycardia and ventricular tachycardia.  Most of these arrhythmias have been rendered curable by ablation techniques, but treatment of atrial fibrillation has remained a challenge.

Ablation becoming First-line Therapy for AF

Most cardiac arrhythmias are well understood and ablation simply requires destroying a small area of heart tissue possessing electrical abnormality. In contrast, AF pathophysiology is complex and knowledge of the origin and mechanism is incomplete, therefore, ablation treatments are basically empirical.

AF Ablation Limitations
•	Procedure Complexity
•	Length of Treatment
•	Dexterity required to perform the procedure

Current limitations of atrial fibrillation ablation include the use of catheters designed for pinpoint lesions to perform large area ablations in a point-by-point fashion, and the dexterity required to perform the procedure. In addition, the length of these procedures (3-7 hours) exposes the physician and staff to extensive radiation, requiring them to wear heavy lead vests. Consequently, ablating AF has been regarded as being extremely difficult. Therefore, access to this procedure is limited to being performed by only the most gifted and well trained cardiologists.

However, according to Andrea Natale, MD, BioSig Medical Advisor and world renowned electrophysiologist, ablation is fast becoming the preferred treatment of symptomatic AF. He believes that for AF ablation to be readily performed by many electrophysiologists, technological innovations are required to shorten the procedure and to make it less complex. To address the limitations of these procedures, companies are now advancing technologies with products such as, multi-image integration with mapping systems, rotational angiography, balloon-based ablation catheters, multielectrode ablation systems, and remote magnetic and robotic navigation systems.

APPENDIX B

FINANCIAL STATEMENTS

BIOSIG TECHNOLOGIES, INC.
(a development stage company)

FINANCIAL STATEMENTS

BIOSIG TECHNOLOGIES, INC.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BioSig Technologies, Inc. (a Development Stage Company)

We have audited the accompanying balance sheets of BioSig Technologies. Inc. (a Development Stage Company) as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended and for the period from February 24, 2009 (date of inception) to December 31, 2012. BioSig Technologies, Inc’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioSig Technologies, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended and for the period from February 24, 2009 (date of inception) to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage, has incurred losses from operations since its inceptions and has a net stockholders’ deficiency. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Rosenberg Rich Baker Berman & Company

Somerset, New Jersey

May 7, 2013, except for note 16 as to which the date is September 11, 2013.

BIOSIG TECHNOLOGIES, INC.
(a development stage company)
BALANCE SHEETS
DECEMBER 31, 2012 AND 2011

	2012	2011

ASSETS
Current assets:
Cash	$24,237	$69,020
Prepaid expenses	33,125	82,118
Capitalized financing costs	212,635	84,167
Total current assets	269,997	235,305

Property and equipment, net	30,209	24,752

Other assets:
Deposits	25,000	25,000

Total assets	$325,206	$285,057

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$472,882	$35,725
Advances, related party	27,040	27,040
Note payable, related party	30,000	-
Liability to placement agent	94,500	-
Dividends payable	117,751	26,892
Total current liabilities	742,173	89,657

Long term liabilities:
Deferred rent payable	5,067	5,067
Note payable, related party	218,000	-
Convertible bridge notes payable, $225,000 related party	613,812	-
Redeemable Series A preferred stock	922,000	922,000
Redeemable Series B preferred stock	887,500	100,000
Total long term liabilities	2,646,379	1,027,067
Total liabilities	3,388,552	1,116,724

Commitments and contingencies

Stockholders' deficit
Preferred stock, $0.001 par value, authorized 1,000,000 shares
Common stock, $0.001 par value, authorized 50,000,000 and 10,000,000 shares as of December 31, 2012 and 2011, respectively, 8,166,238 and 8,136,238 issued and outstanding as of December 31, 2012 and 2011, respectively	8,166	8,136
Additional paid in capital	833,647	588,354
Deficit accumulated during development stage	(3,905,159)	(1,428,157)
Total stockholders' deficit	(3,063,346)	(831,667)

Total liabilities and stockholders' deficit	$325,206	$285,057

See the accompanying notes to the financial statements

BIOSIG TECHNOLOGIES, INC.
(a development stage company)
STATEMENTS OF OPERATIONS

			From February 24,
			2009 (date of inception) to
	Year ended December 31,		December 31,
	2012	2011	2012
Operating expenses:
Research and development	$888,948	$582,525	$1,471,473
General and administrative	1,363,007	484,127	2,097,190
Depreciation	10,020	6,795	16,815
Total operating expenses	2,261,975	1,073,447	3,585,478

Net loss from operations	(2,261,975)	(1,073,447)	(3,585,478)

Other income (expense):
Interest income (expense)	(18,286)	171	(18,115)
Financing costs	(105,881)	(77,933)	(183,814)

Net loss before income taxes	(2,386,142)	(1,151,209)	(3,787,407)

Income taxes (benefit)	-	-	-

Net loss	(2,386,142)	(1,151,209)	(3,787,407)

Preferred stock dividend	(90,860)	(26,892)	(117,752)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS’	$(2,477,002)	$(1,178,101)	$(3,905,159)

Net loss per common share, basic and diluted	$(0.30)	$(0.18)

Weighted average number of common shares outstanding, basic and diluted	8,142,222	6,650,026

See the accompanying notes to the financial statements

BIOSIG TECHNOLOGIES, INC.
(a development stage company)
STATEMENT OF STOCKHOLDERS' DEFICIT
FROM FEBRUARY 24, 2009 (DATE OF INCEPTION) TO DECEMBER 31, 2012

								Deficit
								Accumulated
							Additional	During
	Common stock		Shares subscribed		Shares to be issued		Paid in	Development
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	Total
Common stock issued to founders	4,000,000	$4,000	-	$-	$-	$-	$-	$-	$4,000
Common stock issuable to founders	-	-	-	-	3,400,000	3,400	-	-	3,400
Donated capital	-	-	-	-	-	-	100	-	100
Net loss	-	-	-	-	-	-	-	(104,584)	(104,584)
Balance, December 31, 2009	4,000,000	4,000	-	-	3,400,000	3,400	100	(104,584)	(97,084)
Proceeds from common stock subscription	-	-	37,500	30,000	-	-	-	-	30,000
Net loss	-	-	-	-	-	-	-	(145,472)	(145,472)
Balance, December 31, 2010	4,000,000	4,000	37,500	30,000	3,400,000	3,400	100	(250,056)	(212,556)
Sale of common stock	153,125	153	(37,500)	(30,000)	-	-	122,347	-	92,500
Common stock issued for services rendered	408,113	408	-	-	-	-	326,082	-	326,490
Common stock issued for future services	175,000	175	-	-	-	-	139,825	-	140,000
Common stock issued to founders	3,400,000	3,400	-	-	(3,400,000)	(3,400)	-	-	-
Preferred stock dividend	-	-	-	-	-	-	-	(26,892)	(26,892)
Net loss	-	-	-	-	-	-	-	(1,151,209)	(1,151,209)
Balance, December 31, 2011	8,136,238	8,136	-	-	-	-	588,354	(1,428,157)	(831,667)
Common stock issued for services rendered	30,000	30	-	-	-	-	59,970	-	60,000
Fair value of vested options	-	-	-	-	-	-	185,323	-	185,323
Preferred stock dividend	-	-	-	-	-	-	-	(90,860)	(90,860)
Net loss	-	-	-	-	-	-	-	(2,386,142)	(2,386,142)
Balance, December 31, 2012	8,166,238	$8,166	-	$-	$-	$-	$833,647	$(3,905,159)	$(3,063,346)

See the accompanying notes to the financial statements

BIOSIG TECHNOLOGIES, INC.
(a development stage company)
STATEMENTS OF CASH FLOWS

			From February 24,
			2009 (date of inception) to
	Year ended December 31,		December 31,
	2012	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(2,386,142)	$(1,151,209)	$(3,787,407)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	10,020	6,795	16,815
Amortization of financing costs	105,881	77,933	183,814
Stock based compensation	314,316	384,372	706,088
Donated capital	-	-	100
(Increase) in prepaid expenses	(20,000)	-	(20,000)
Increase (Decrease) in accounts payable and accrued expenses	450,969	(158,385)	486,694
Decease in accrued expenses, related party	-	(2,940)	-
Increase in deferred rent payable	-	5,067	5,067
Net cash used in operating activities	(1,524,956)	(838,367)	(2,408,829)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(15,477)	(31,547)	(47,024)
Payment of long term deposit	-	(25,000)	(25,000)
Net cash used in investing activity	(15,477)	(56,547)	(72,024)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable, related party	248,000	5,500	275,040
Proceeds from convertible bridge notes payable	600,000	-	600,000
Net proceeds from the sale of Series A preferred stock	-	788,400	788,400
Net proceeds from the sale of Series B preferred stock	647,650	71,500	719,150
Proceeds from sale of common stock	-	92,500	122,500
Net cash provided by financing activities	1,495,650	957,900	2,505,090

Net (decrease) increase in cash and cash equivalents	(44,783)	62,986	24,237

Cash and cash equivalents, beginning of the period	69,020	6,034	-
Cash and cash equivalents, end of the period	$24,237	$69,020	$24,237

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for income taxes	$-	$-	$-

See the accompanying notes to the financial statements

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

BioSig Technologies Inc. (the “Company”) was initially incorporated on February 24, 2009 under the laws of the State of Nevada and subsequently re-incorporated in the state of Delaware in 2011. The Company is in the development stage as defined under Accounting Standards Codification subtopic 915-10 Development Stage Entities and its efforts are principally devoted to improving the quality of cardiac recordings obtained during ablation of atrial fibrillation (AF). The Company has not generated any revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

The Company accounts for Multiple-Element Arrangements under ASC 605-10 which incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arrangements (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such amounts may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The Company does not have accounts receivable and allowance for doubtful accounts at December 31, 2012 and 2011.

Prepaid Expenses

From time to time, the Company issues shares of its common stock for services to be performed.  The fair value of the common stock is determined at the date of the contract for services and is amortized ratably over the term of the contract.  As of December 31, 2012 and  2011, prepaid expenses relating to stock based payments were $13,135 and $82,118, respectively.

Capitalized financing costs

Capitalized financing costs are comprised of costs incurred in connection with the sale of the Company’s Series A and Series B preferred stock.  These costs are amortized ratably and charged to financing expenses through December 31, 2014, the date redemption is available to the preferred shareholders. The amortization for the years ended December 31, 2012 and 2011 was $105,881 and $77,933, respectively.  Accumulated amortization of capitalized financing costs were $183,815 and $77,993 at December 31, 2012 and 2011, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Property and Equipment

Property and equipment are stated at cost  and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Long-Lived Assets

The Company follows Accounting Standards Codification 360-10-15-3, “Impairment or Disposal of Long-lived Assets,” which established a “primary asset” approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.  Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Net Income (loss) Per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted net loss per share for year ending December 31, 2012 does not reflect the effects of  25,000 shares potentially issuable upon the exercise of the Company's stock options (calculated using the treasury stock method) as of December 31, 2012 as including such would be anti-dilutive. As of December 31, 2011, the Company did not have common stock equivalents.

Income Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse and are considered immaterial.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $888,948  and $582,525 the years ended December 31, 2012 and 2011, respectively and  $1,471,473 from the period from February 24, 2009 (date of inception) to December 31, 2012.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities, and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.  All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

As of December 31, 2012, the Company had 1,273,927 and 25,000 employee and non-employee options outstanding to purchase shares of common stock, respectively. As of December 31, 2011, the Company had Nil employee and non-employee stock options outstanding.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 2 – GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the years ended December 31, 2012 and 2011, the Company incurred net losses attributable to common stockholders of $2,477,002 and $1,178,101, respectively and used $1,524,956 in cash for operating activities for the year ended December 31, 2012. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations. The Company completed financing subsequent to the date of these financial statements (See Note 15). However additional capital will be needed to continue developing its products and services and there can be no assurance that the Company's efforts will be successful. There is no assurance that can be given that management's actions will result in profitable operations or the resolution of its liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company’s President and shareholders have advanced funds to the Company for working capital purposes since the Company’s inception in February 2009.  No formal repayment terms or arrangements exist and the Company is not accruing interest on these advances. The net amount outstanding at December 31, 2012 and  2011 was $27,040.

Accrued interest and expenses due related parties as of December 31, 2012 and 2011 was $54,184 and $nil, respectively.

During 2012, the Company issued promissory notes for funding provided by the Company’s president or a company under his control in the aggregate of $248,000.  See Note 6 below.

During 2012, the Company issued convertible bridge notes for funding provided by the Company’s president and a Director of the Company for an aggregate of $225,000.  See Note 7 below.

During 2011, the Company issued an aggregate of 3,400,000 shares of its common stock at par value in connection with services provided by founders.

The Company has informal compensation and consulting agreements with employees and outside contractors, certain of whom are also Company stockholders. The Agreements are generally month to month.  As of December 31, 2012 and 2011, total due under these agreements and related expenses were $43,630 and $nil.

On December 10, 2010, the Company entered into a two year consulting agreement with one of the Company's directors for certain services with compensation totaling 43,750 shares of the Company's common stock valued at $35,000

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2012 and 2011 is summarized as follows:

	2012	2011
Computer equipment	$39,221	$24,735
Furniture and fixtures	7,803	6,813
Total	47,024	31,548
Less accumulated depreciation	(16,815)	(6,795)
	$30,209	$24,752

NOTE 5 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2012 and 2011 consist of the following:

	2012	2011
Accrued accounting and legal	$120,922	$35,725
Accrued reimbursements	44,338	-
Accrued consulting	111,546	-
Accrued research and development expenses	68,120	-
Accrued credit card obligations	21,844	-
Accrued payroll	101,621	-
Accrued interest	4,491	-
	$472,882	$35,725

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 6 – NOTES PAYABLE, RELATED PARTY

On November 21, 2012, the Company issued an unsecured promissory note for $218,000 to the Company’s President for previously advanced funds with interest payable annually, in arrears, on each anniversary at  the short term “Applicable Federal Rate” within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended adjusted each anniversary date.  The promissory note matures November 21, 2021 and may be prepaid, without premium or penalty, at any time.  In connection with the issuance of the unsecured promissory note, the Company’s President agreed not to receive payments (by voluntary prepayment, acceleration, set-off or otherwise) associated with the unsecured promissory note absent the prior written consent of the purchasers holding at least 67% interest of the preferred stock outstanding, which purchasers must include Alpha Capital Anstalt so long as Alpha Capital Anstalt holds not less than $100,000 of preferred stock.

On December 6, 2012, the Company issued an unsecured promissory note for $30,000 to a company under the control of the Company’s President for previously advanced funds, interest free and due the earlier of (i) the next financing of not less than $300,000; (ii) February 28, 2013 or (iii) occurrence of an event of default, as defined.

NOTE 7 – CONVERTIBLE BRIDGE NOTES

In 2012, the Company issued an aggregate of $600,000 unsecured Senior Convertible Promissory Notes ($225,000 related party) with interest due at maturity at 8% per annum and may be paid, at the Company’s discretion, in cash or the Company’s common stock.  The Notes, together with unpaid accrued interest, if any, is due upon written notice by the majority in interest of the holders on or after February 15, 2014 or (ii) upon the occurrence of an event of default, as defined.   The Notes may be prepaid in whole or in part prior to the maturity date at the Company’s discretion.

The Convertible Bridge Notes and any accrued and unpaid interest automatically converts at the earlier of (i) (A)  a completion of a transaction whereby the Company merges or consolidates with another company that has its common stock approved for quotation on any domestic national stock exchange and (B) the new entity thereafter issues and sells shares for no less than $3.0 million aggregate gross proceeds or (ii) a qualified IPO.  The Convertible Bridge Notes shall convert into the new securities issued at 95% of the purchase price of the Conversion Securities offered to investors.

In connection with the issuance of the Senior Convertible Promissory Notes, the Company issued the right to purchase at any time, on or after the Public Financing Closing Date,(as defined above) hereof until  the fifth anniversary of the Public Financing Closing date, the number of fully paid and nonassessable shares (the “Warrant Shares”) of the Company’s common stock equal to the quotient of (a) the Warrant Coverage Amount (as defined below), divided by (b) the applicable Conversion Price  of the Notes, at the per share exercise price (the “Exercise Price”), which shall initially be, as of the Public Financing Closing Date, equal to the Initial Exercise Price (as defined below), subject to further adjustments, as defined.

Initial Exercise Price” means one hundred twenty-five percent (125%) of the Conversion Price.

Warrant Coverage Amount” shall be the amount obtained by multiplying (x) the Warrant Coverage Percentage by (y) the principal amount outstanding (and not including any accrued and unpaid interest) of the Note, in connection with which this Warrant is concurrently issued.

“Warrant Coverage Percentage” shall be equal to fifty percent (50%) as defined in the Bridge Loan Agreement.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 8 – REDEEMABLE PREFERRED STOCK

Series A Preferred Stock

In May 2011, the Board of Directors authorized the issuance of up to 200 shares of Series A Preferred Stock (the “Series A preferred stock”).

The Series A preferred stock is entitled to preference over holders of junior stock upon liquidation in the amount of $5,000 plus any accrued and unpaid dividends ; entitled to dividends as a preference to holders of junior stock at a rate of 5% per annum of the Stated Value of $5,000 per share, payable quarterly beginning on August 31, 2011 and are cumulative.  The holders of Series A preferred stock have no voting rights, however without the affirmative vote of all the holders of then outstanding shares of the Series A preferred stock, the Company cannot, (a) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the Certificate of Designation.

The Series A preferred stock is mandatorily redeemable on December 31, 2014 (as modified) at a price equal to the Stated Value ($5,000) plus an amount equal to all accumulated and unpaid dividends.  If the Company fails to redeem at redemption, the unpaid redemption price will accrue at 14% per annum until paid.

The Series A preferred stock is convertible, at the holders discretion, at any time to convert any whole or partial number of Series A preferred stock into common stock at a price based on $15 million post conversion calculated on a fully diluted basis.  The number of common shares issuable is obtained by multiplying (i) the number of Series A preferred stock to be converted by (ii) the sum of (A) $5,000 and (B) all accrued by unpaid dividends divided the product by $15 million and issuing common shares equal to the quotient as a percentage of the fully diluted common shares of the Company.

The Series A preferred stock is automatically convertible at the earlier of (i) (A)  a completion of a transaction whereby the Company merges or consolidates with another company that has its common stock approved for quotation on any domestic national stock exchange and (B) the new entity thereafter issues and sells shares for no less than $5.0 million aggregate gross proceeds or (ii) a qualified IPO.  The Series A preferred stock shall convert into the new securities issued at 90% of the purchase price.

During the year ended December 31, 2012 and 2011, the Company sold an aggregate of 184.4 shares of Series A preferred stock at net proceeds of  $-0- and $788,400, respectively.  As of December 31, 2012 and 2011, 184.4 shares of Series A preferred stock were issued and outstanding.  As of December 31, 2012 and 2011, the Company has accrued $73,255 and $26,892 dividends payable on the Series A preferred stock.

The gross proceeds of the Series A Preferred Stock of $922,000 as of December 31, 2012 and 2011 are shown as a current liability  and the related issuance costs as a current asset labeled capitalized financing costs in the accompanying balance sheets.  The capitalized financing cost are amortized through December 31, 2014, the date redemption is available to the preferred shareholders.

See modifications of the Series A preferred stock subsequent to the financial statements, Note 15.

Series B Preferred Stock

On November 28,  2011, the Board of Directors authorized the issuance of up to 600 shares of Series B Preferred Stock (the “Series B preferred stock”).

The Series B preferred stock is entitled to preference over holders of junior stock upon liquidation in the amount of $5,000 plus any accrued and unpaid dividends; entitled to dividends as a preference to holders of junior stock at a rate of 5% per annum of the Stated Value of $5,000 per share, payable quarterly beginning on December 31, 2011 and are cumulative.  The holders of Series B preferred stock have no voting rights, however without the affirmative vote of all the holders of then outstanding shares of the Series B preferred stock, the Company cannot (a) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the Certificate of Designation.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 8 – REDEEMABLE PREFERRED STOCK

The Series B preferred stock is mandatorily redeemable on December 31, 2014 at a price equal to the Stated Value ($5,000) plus an amount equal to all accumulated and unpaid dividends.  If the Company fails to redeem at redemption, the unpaid redemption price will accrue at 14% per annum until paid.

The Series B preferred stock is convertible, at the holders discretion, at any time to convert any whole or partial number of Series B preferred stock into common stock at a price based on $17.5 million post conversion calculated on a fully diluted basis.  The number of common shares issuable is obtained by multiplying (i) the number of Series B preferred stock to be converted by (ii) the sum of (A) $5,000 and (B) all accrued by unpaid dividends divided the product by $17.5 million and issuing common shares equal to the quotient as a percentage of the fully diluted common shares of the Company.

The Series B preferred stock is automatically convertible at the earlier of (i) (A)  a completion of a transaction whereby the Company merges or consolidates with another company that has its common stock approved for quotation on any domestic national stock exchange and (B) the new entity thereafter issues and sells shares for no less than $5.0 million aggregate gross proceeds or (ii) a qualified IPO.  The Series B preferred stock shall convert into the new securities issued at 90% of the purchase price.

During the year ended December 31, 2012 and 2011, the Company sold an aggregate of 157.5 and 20.0 shares of Series B preferred stock at net proceeds of  $647,650 and $71,500, respectively. As of December 31, 2012 and 2011, 177.5 and 20.0 shares of Series B preferred stock were issued and outstanding, respectively. As of December 31, 2012 and 2011, the Company has accrued $44,497 and $-0- dividends payable on the Series B preferred stock.

The gross proceeds of the Series B Preferred Stock of $887,500 and $100,000 as of December 31, 2012 and 2011, respectively, are shown as a current liability and the related issuance costs as a current asset labeled capitalized financing costs in the accompanying balance sheets.  The capitalized financing cost are amortized through December 31, 2014, the date redemption is available to the preferred shareholders.

See modifications of the Series B preferred stock subsequent to the financial statements, Note 15.

NOTE 9 – STOCKHOLDER EQUITY

There is not a viable market for the Company’s common stock to determine its fair value; therefore, management is required to estimate the fair value to be utilized in the determining stock based compensation costs.  In estimating the fair value, management considers recent sales of its common stock to independent qualified investors, placement agents’ assessments of the underlying common shares relating to our sale of preferred stock and validation by independent fair value experts. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

Preferred stock

The Company is authorized to issue 1,000,000 shares of  $0.001 par value preferred stock. As of December 31, 2012 the Company has designated and issued 200 and 184.4 shares of Series A preferred stock, respectively, designated and issued 600 and 177.5 shares of Series B preferred stock, respectively and designated and issued 2,000 and -0- shares of Series C 9% convertible preferred stock.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 9 – STOCKHOLDER EQUITY

Common stock

On October 17, 2012, the Company amended its Articles of Incorporation to increase the number of authorized shares of its common stock from 10 million to 50 million shares. As of December 31, 2012 the Company has 8,166,238 shares of common stock issued and outstanding.

During the period from February 24, 2009 to December 31, 2009, the Company issued or designated an aggregate of 7,400,000 shares of common stock as payment for services by founders, 4,000,000 and 3,400,000 shares issued during the years ended December 31, 2009 and 2011, respectively ($0.01 per share).

During the year ended December 31, 2011, the Company issued an aggregate of 408,113 shares of common stock for services rendered totaling $326,490 ($0.80 per share).

During the year ended December 31, 2011, the Company issued an aggregate of 175,000 shares of common stock for future services totally $140,000 ($0.80 per share).

During the year ended December 31, 2012, the Company issued an aggregate of 30,000 shares of common stock for future services totally $60,000 ($2.00 per share).

NOTE 10 – OPTIONS AND WARRANTS

There is not a viable market for the Company’s common stock to determine its fair value; therefore, management is required to estimate the fair value to be utilized in the determining stock based compensation costs.  In estimating the fair value, management considers recent sales of its common stock to independent qualified investors, placement agents’ assessments of the underlying common shares relating to our sale of preferred stock and validation by independent fair value experts. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates.

Stock option plans

On October 19, 2012, the Company’s Board of Directors approved the 2012 Equity Incentive Plan (the “ 2012 Plan”). The Plan provides for the issuance of options to purchase up to 2,000,000 shares of the Company’s common stock to officers, directors, employees and consultants of the Company including any common stock reserved by not issued pursuant to any awards granted under the Company’s 2011 Long-Term Incentive Plan . Under the terms of the Plan the Company may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of the Company only and nonstatutory options. The Board of Directors of the Company determines the exercise price, vesting and expiration period of the grants under the Plan. However, the exercise price of an Incentive Stock Option should not be less than 110% of fair value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair value for a grantee who is not 10% stockholder. The fair value of the common stock is determined based on quoted market price or in absence of such quoted market price, by the Board of Directors in good faith. Additionally, the vesting period of the grants under the Plan will be determined by the Committee, in its sole discretion and expiration period not more than ten years.   In connection with the Board’s approval, the Company’s 2011 Long-Term Incentive Plan was closed.

On October 19, 2011, the Company’s Board of Directors approved the 2011 Long-Term Incentive Plan (the “ 2011 Plan”). The Plan provides for the issuance of options to purchase up to 1,500,000 shares of the Company’s common stock to officers, directors, employees and consultants of the Company. Under the terms of the Plan the Company may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of the Company only and nonstatutory options. The Board of Directors of the Company determines the exercise price, vesting and expiration period of the grants under the Plan. However, the exercise price of an Incentive Stock Option should not be less than 110% of fair value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair value for a grantee who is not 10% stockholder. The fair value of the common stock is determined based on quoted market price or in absence of such quoted market price, by the Board of Directors in good faith. Additionally, the vesting period of the grants under the Plan will be determined by the Committee, in its sole discretion and expiration period not more than ten years. The Company reserved 1,500,000 shares of its common stock for future issuance under the terms of the Plan.  As of December 31, 2012, the Company granted an aggregate of 1,298,927 options to directors and key consultants with an aggregate estimated fair value of $1,237,868.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 10 – OPTIONS AND WARRANTS

Employee Options

The following table summarizes the employee options outstanding and the related prices for the shares of the Company's common stock issued at December 31, 2012:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
Prices	Outstanding	(Years)	Price	Exercisable	Price
$2.00	1,273,927	6.57	$2.00	-	$2.00

Transactions involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2010:	-	$-
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2011:	-	-
Granted	1,273,927	2.00
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2012:	1,273,927	$2.00

During the year ended December 31, 2012, the Company granted 1,273,927 options to purchase the Company stock in connection with the services rendered at the exercise price of $2.00 per share for a term of seven years with 250,821 options vesting at the first, second and third anniversaries of the grant date.  The remainder (521,464 options) vest contingent on the occurrence of certain events, as defined.

The fair value of the granted options for the year ended December 31, 2012 was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	108.60% to 111.78%
Risk free rate:	0.97% to 1.14%
Expected life:	7 years
Estimated fair value of the Company’s common stock	$2.00

The fair value of all employee options vesting during the year ended December 31, 2012 and 2011 of $142,032 and $-0-, respectively, was charged to current period operations.  Unrecognized compensation expense of $1,152,939 at December 31, 2012 will be expensed in future periods.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 10 – OPTIONS AND WARRANTS

Non-employee Options

The following table summarizes the non-employee options outstanding and the related prices for the shares of the Company's common stock issued at December 31, 2012:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
Prices	Outstanding	(Years)	Price	Exercisable	Price
$2.00	25,000	6.72	$2.00	25,000	$2.00

Transactions involving stock options issued to non- employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2010:	-	$-
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2011:	-	-
Granted	25,000	2.00
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2012:	25,000	$2.00

During the year ended December 31, 2012, the Company granted 25,000 options to purchase the Company stock in connection with the services rendered at the exercise price of $2.00 per share for a term of seven years vesting immediately.

The fair value of the granted options of $43,291 for the year ended December 31, 2012 was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	111.78%
Risk free rate:	0.97%
Expected term:	7 years
Estimated fair value of the Company’s common stock	$2.00

The fair value of all non- employee options vesting during the year ended December 31, 2012 and 2011 of $43,291 and $-0-, respectively, was charged to current period operations.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term. Estimated volatility is a measure of the amount by which the Company's stock price is expected to fluctuate each year during the term of the award. The Company's estimated volatility is an average of the historical volatility of the stock prices of its peer entities whose stock prices were publicly available. The Company's calculation of estimated volatility is based on historical stock prices over a period equal to the term of the awards. The Company used the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

Warrants.

As of December 31, 2012, the Company had issued warrants contingent on future events in connection with the issuance of the Convertible Bridge Notes.   (See Note 7 above)

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 11 – LOSS PER SHARE

The following table presents the computation of basic and diluted loss per share for the years ended December 31, 2012 and 2011:

	2012	2011

Net loss available to Common stockholders	$(2,477,002)	$(1,178,101)
Basic and diluted earnings (loss) per share	$(0.30)	$(0.18)
Weighted average common shares outstanding	8,142,222	6,650,026

NOTE 12 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows the provisions of ASC 825-10.  For financial assets and liabilities included within the scope of ASC 825-10, the Company was  required to adopt the provisions of ASC 825-10 prospectively as of the beginning of Fiscal 2009.  The adoption of ASC 825-10 did not have a material impact on our consolidated financial position or results of operations.

There were no items required to be measured at fair value on a recurring basis in the consolidated financial statements as of December 31, 2012 and 2011.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Operating leases

On August 9, 2011, the Company entered into a three-year lease for office space in Los Angeles, California, with monthly payments escalating from $60,804 in the first year to $66,456 in the third year.

Future minimum lease payments under the operating lease are as follows:

Year Ending December 31,
2013	$63,256
2014	44,304
$107,560

In addition, the Company leases parking in aggregate of approximately $620 per month, on a month to month basis.

Total lease rental expenses for the years ended December 31, 2012 and 2011 was $72,408 and $8,752, respectively.

Litigation

The Company is subject at times to other legal proceedings and claims, which arise in the ordinary course of its business.  Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.  There was no outstanding litigation as of December 31, 2012.

Employment and Consulting Agreements

The Company has consulting agreements with outside contractors to provide certain consulting and advisory services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.  As of December 31, 2012, the Company has an aggregate of $252,000 (annualized) informal consulting/employment agreements.

On December 10, 2010, the Company entered into a two year consulting contract with a Company director in exchange for 43,750 shares of the Company's common stock valued at $35,000.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 14 – INCOME TAXES

At December 31, 2012, the Company has available for federal income tax purposes a net operating loss carry forward of approximately $3,100,000, expiring in the year 2031, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to possible significant changes in the Company's ownership, the future use of its existing net operating losses may be limited. All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

We have adopted the provisions of ASC 740-10-25, which provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns.  ASC 740-10-25 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities.  Tax position that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement.  The Company had no tax positions relating to open income tax returns that were considered to be uncertain.

The Company is required to file income tax returns in the U.S. Federal jurisdiction and in California. The Company is no longer subject to income tax examinations by tax authorities for tax years ending before December 31, 2009.

The effective rate differs from the statutory rate of 34% for due to the following:

Statutory rate on pre-tax book loss	(34.00)%
Stock based compensation	11.70%
Financing costs	2.40%
Valuation allowance	19.90%
0.00%

The Company’s deferred taxes as of December 31, 2012 consist of the following:

Non-Current deferred tax asset:
Net operating loss carry-forwards	$900,000
Valuation allowance	(900,000)
Net non-current deferred tax asset	$-

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 15 – SUBSEQUENT EVENTS

Series C Convertible Preferred Stock

On January 9,  2013, the Board of Directors authorized the issuance of up to 3,500 shares of Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”).

The Series C convertible preferred stock is entitled to preference over holders of junior stock upon liquidation in the amount of $1,000 plus any accrued and unpaid dividends ; entitled to dividends as a preference to holders of junior stock at a rate of 9% per annum of the Stated Value of $1,000 per share, payable quarterly beginning on September 30, 2013 and are cumulative.  The holders of Series C preferred stock have no voting rights, however without the affirmative vote of all the holders of then outstanding shares of the Series C preferred stock, the Company cannot (a) alter or change adversely the powers, preferences or rights given to the Series C preferred stock or alter or amend the Certificate of Designation.

Each share of Series C preferred stock is convertible, at any time at the option of the Holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series C preferred stock by the conversion price $2.30 subject to adjustments.

If, at any time while the Series C preferred stock is outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues any common stock or common stock equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then conversion price (“Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.

Amendments to Certificates of Designations to Preferred Stock

On February 6, 2013, the Company filed an Amended and Restated Certificate of Incorporation to amend the Certificates of Designation for the Series A and B preferred stock to replace the automatic conversion provision to automatically convert, inclusive of any accrued and unpaid dividends, immediately upon the Company becoming subject to the reporting requirements under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended at conversion price of $1.84 (Series A) and $2.02 (Series B), respectively.  In addition, the Company amended the Certificate of Designation for the Series C preferred stock to amend the conversion price to $2.09 per share and to increase the number of authorized Series C preferred stock the Company may issue from 3,500 shares to 4,200 shares.

Sale of Series C Convertible Preferred Stock

During the months of February and March 2013, the Company sold an aggregate of 1,635 shares of the Company’s Series C Convertible Preferred Stock for net proceeds of $1,362,270.

In connection with the sale of the Series C preferred stock, the Company issued an aggregate of 782,297 warrants to purchase the Company’s common stock at $2.61 per share expiring five years from the initial exercise date and contain certain defined anti-dilutive and cashless provisions.

Conversion of Convertible Bridge notes payable

On January 13, 2013, the Convertible Bridge note holders converted into 600 shares of Series C preferred stock and 287,081 warrants to purchase the Company’s common stock at $2.61 per share expiring five years from the initial exercise date and contain certain defined anti-dilutive and cashless provisions.  In connection with the conversion of the convertible bridge notes, the note holders surrendered and the Company’s cancelled the previous issued contingent warrants.

In connection with the conversion, the note holders surrendered previously issued contingent warrants (See Note 7 above).

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE 15 – SUBSEQUENT EVENTS

Registration Rights Agreement

The Company entered into a Registration Rights Agreement  in connection with the sale and issuance of the Series C preferred stock.  The Company is required to file a registration statement registering for resale (a) the common stock issuable upon conversion in full of the Preferred Stock (assuming on such date the shares of Preferred Stock are converted in full without regard to any conversion limitations therein), (b) all shares of Common Stock issuable as dividends and “Make-Whole Payments” (as defined in the Certificate of Designation) on the Preferred Stock assuming all dividend and Make-Whole Payments are made in shares of Common Stock and the Preferred Stock is held for at least 3 years, (c) all warrant shares then issuable upon exercise of the Warrants (assuming on such date the warrants are exercised in full without regard to any exercise limitations therein), (d) any additional shares of Common Stock issuable in connection with any anti-dilution provisions in the Preferred Stock or the Warrants (in each case, without giving effect to any limitations on conversion set forth in the Certificate of Designation or limitations on exercise set forth in the Warrants) and (e) any securities issued or then issuable upon any stock split, dividend or other distribution,  recapitalization or similar event with respect to the foregoing. The Company is required to file a registration statement and must be declared effective no later than 210 days from the date of termination of the sale the Series C preferred stock.

The Company is required to maintain the effectiveness of the registration statement from its effective date unless all securities registered under the registration statement have been sold or are otherwise able to be sold.  If the Company fails to comply with the registration statement effective date requirements, the Company is required to pay the investors a fee equal to 0.25% of the Purchaser’s investment, for each 30-day period of delay, subject to a maximum payment of 3% to each Purchaser

On January 7, 2013, the Company issued 383,320 warrants to purchase the Company’s common stock at $0.001 per share for five years for future services.  In addition, the Company issued 35,076 and 30,755 warrants to purchase the Company’s common stock at $1.84 and $2.02 per share, respectively, for five years in settlement of placement agent liability relating to the sale of the Series A and Series B preferred stock.  The Company accrued an estimated fair value of $94,500 included in the December 31, 2012 financial statements.

On January 1, 2013, the Company’s board of directors granted 95,800 employee options under the 2012 Equity Incentive Plan.  The options vest over one year from the date of issuance and exercisable at $2.09 per share for seven years.

On January 16, 2013, the Company’s board of directors granted an aggregate of 935,000 employee and 30,000 non-employee options under the 2012 Equity Incentive Plan.  The options are fully vested at the date of issuance and exercisable at $2.09 per share for seven years.

On February 12, 2013, the Company’s board of directors granted 283,750 non-employee options to a consultant exercisable at a price equal to the fair value of the Company’s common stock at the time of the grant for seven years.  The options vest at (1) 48,611 shares on the first, second and third month anniversaries and (2) with the remainder vesting one twenty fourth (1/24) each monthly anniversary thereafter.

NOTE 16 – RESTATEMENT

The notes to the financial statements have been restated for the following:

1.	Include the accounting policy for capitalized financing costs in Note 1.

2.	Revise the disclosure of the stock-based compensation disclosure in Note 1.

3.	Enhance the disclosure included in Note 8, 9 and 10.

BIOSIG TECHNOLOGIES INC.
(A development stage company)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2012

BIOSIG TECHNOLOGIES, INC.
(a development stage company)
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash	$65,481	$24,237
Prepaid expenses	20,000	33,125
Capitalized financing costs	-	212,635
Total current assets	85,481	269,997

Property and equipment, net	29,501	30,209

Other assets:
Deposits	25,000	25,000

Total assets	$139,982	$325,206

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$302,501	$472,882
Advances, related party	10,500	27,040
Note payable, related party	-	30,000
Liability to placement agent	-	94,500
Dividends payable	329,076	117,751
Total current liabilities	642,078	742,173

Long term liabilities:
Deferred rent payable	5,067	5,067
Note payable, related party	218,000	218,000
Convertible bridge notes payable, $229,359 related party	-	613,812
Redeemable Series A Preferred Stock, liquidation preference of $922,000, net of debt discount of $47,764	874,236	922,000
Redeemable Series B Preferred Stock, liquidation preference of $887,500, net of debt discount of $91,602	795,898	887,500
Total long term liabilities	1,893,201	2,646,379
Total liabilities	2,535,279	3,388,552

Series C 9% Convertible Preferred stock, liquidation preference of $2,781,000, net of debt discount of $1,184,858	1,596,142	-

Stockholders' deficit
Preferred stock, $0.001 par value, authorized 1,000,000 shares, designated 200 shares of Series A, 600 shares of Series B and 4,200 shares of Series C Preferred Stock
Common stock, $0.001 par value, authorized 50,000,000 shares, 8,196,591 and 8,166,238 issued and outstanding as of September 30, 2013 and December 31, 2012, respectively	8,197	8,166
Additional paid in capital	8,260,999	833,647
Deficit accumulated during development stage	(12,260,634)	(3,905,159)
Total stockholders' deficit	(3,991,438)	(3,063,346)

Total liabilities and stockholders' deficit	$139,982	$325,206

See the accompanying notes to the unaudited condensed financial statements

BIOSIG TECHNOLOGIES, INC.
(a development stage company)
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

					From February 24,
					2009 (date of inception) to
	Three months ended September 30,		Nine months ended September 30,		September 30,
	2013	2012	2013	2012	2013
Operating expenses:
Research and development	$418,884	$290,892	$903,730	$815,273	$2,375,203
General and administrative	380,365	342,496	4,441,796	640,053	6,538,986
Depreciation	4,473	3,386	12,424	9,077	29,239
Total operating expenses	803,722	636,774	5,357,950	1,464,403	8,943,428

Net loss from operations	(803,722)	(636,774)	(5,357,950)	(1,464,403)	(8,943,428)

Other income (expense):
Interest income (expense)	(69)	3	(20,604)	17	(38,719)
Financing costs	(1,790,533)	(26,471)	(2,765,599)	(79,411)	(2,949,413)

Net loss before income taxes	(2,594,324)	(663,242)	(8,144,152)	(1,543,797)	(11,931,559)

Income taxes (benefit)	-	-	-	-	-

Net loss	(2,594,324)	(663,242)	(8,144,152)	(1,543,797)	(11,931,559)

Preferred stock dividend	(84,563)	(22,805)	(211,323)	(68,055)	(329,075)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(2,678,887)	$(686,047)	$(8,355,475)	$(1,611,852)	$(12,260,634)

Net loss per common share, basic and diluted	$(0.33)	$(0.08)	$(1.02)	$(0.20)

Weighted average number of common shares outstanding, basic and diluted	8,192,898	8,144,553	8,184,634	8,139,030

See the accompanying notes to the unaudited condensed financial statements

BIOSIG TECHNOLOGIES, INC.
(a development stage company)
STATEMENT OF STOCKHOLDERS' DEFICIT
FROM JANUARY 1, 2013 TO SEPTEMBER 30, 2013
(unaudited)

				Deficit
				Accumulated
			Additional	During
	Common stock		Paid in	Development
	Shares	Amount	Capital	Stage	Total
Balance, December 31, 2012	8,166,238	$8,166	$833,647	$(3,905,159)	$(3,063,346)
Common stock issued for services rendered	21,412	22	44,729	-	44,751
Common stock issued as payment for accrued interest to note holders at $2.09 per share	8,941	9	18,668	-	18,677
Beneficial conversion feature in connection with note payable	-	-	20,000	-	20,000
Beneficial conversion feature and warrants issued in connection with the Series C Preferred Stock	-	-	2,404,830	-	2,404,830
Fair value of warrants issued to Series C investors for certificate of designation amendment	-	-	1,074,833	-	1,074,833
Fair value of warrants issued for services	-	-	916,677	-	916,677
Fair value of vested options	-	-	2,947,615	-	2,947,615
Preferred stock dividend	-	-	-	(211,323)	(211,323)
Net loss	-	-	-	(8,144,152)	(8,144,152)
Balance, September 30, 2013	8,196,591	$8,197	$8,260,999	$(12,260,634)	$(3,991,438)

See the accompanying notes to the unaudited condensed financial statements

BIOSIG TECHNOLOGIES, INC.
(a development stage company)
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

			From February 24,
			2009 (date of inception) to
	Nine months ended September 30,		September 30,
	2013	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(8,144,152)	$(1,543,797)	$(11,931,559)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	12,424	9,077	29,239
Amortization of debt discount	1,710,766	79,411	1,894,580
Stock based compensation	3,005,491	150,152	3,711,579
Fair value of warrants issued in connection with Series C preferred stock modification	1,074,833	-	1,074,833
Fair value of warrants issued for services	837,243	-	837,243
Donated capital	-	-	100
Changes in operating assets and liabilities:
Prepaid expenses	-	-	(20,000)
Accounts payable	(165,515)	121,996	321,179
Deferred rent payable	-	-	5,067
Net cash used in operating activities	(1,668,910)	(1,183,161)	(4,077,739)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(11,716)	(12,179)	(58,740)
Payment of long term deposit	-	-	(25,000)
Net cash used in investing activity	(11,716)	(12,179)	(83,740)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable, related party	-	-	275,040
Proceeds from convertible bridge notes payable	-	330,000	600,000
Net proceeds from the sale of Series A preferred stock	-	-	788,400
Net proceeds from the sale of Series B preferred stock	-	647,650	719,150
Net proceeds from the sale of Series C preferred stock and warrants	1,768,410		1,768,410
Proceeds from sale of common stock	-	-	122,500
Payments of related party notes	(30,000)	-	(30,000)
Payments of related party advances	(16,540)	160,500	(16,540)
Net cash provided by financing activities	1,721,870	1,138,150	4,226,960

Net (decrease) increase in cash and cash equivalents	41,244	(57,190)	65,481

Cash and cash equivalents, beginning of the period	24,237	69,020	-
Cash and cash equivalents, end of the period	$65,481	$11,830	$65,481

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$-	$-	$-
Cash paid during the period for income taxes	$-	$-	$-

Non cash investing and financing activities:
Common stock issued in settlement of accrued interest	$18,677	$-	$18,677
Convertible bridge notes payable exchanged for preferred shares	$600,000	$-	$600,000

See the accompanying notes to the unaudited condensed financial statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and organization

BioSig Technologies Inc. (the “Company”) was initially incorporated on February 24, 2009 under the laws of the State of Nevada and subsequently re-incorporated in the state of Delaware in 2011. The Company is in the development stage as defined under Accounting Standards Codification subtopic 915-10 Development Stage Entities and its efforts are principally devoted to improving the quality of cardiac recordings obtained during ablation of atrial fibrillation (AF). The Company has not generated any revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise.

Interim Financial Statements

The unaudited condensed interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The condensed balance sheet as of December 31, 2012 contained herein has been derived from audited financial statements.

Operating results for the three and nine months ended September 30, 2013 are not necessarily indicative of results that may be expected for the year ending December 31, 2013. These condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2012 filed with the Company’s Form S-1/A with the Securities and Exchange Commission on October 4, 2013.

Basis of presentation

As the Company is devoting substantially all of its efforts to establishing a new business, and while planned principal operations have commenced, there has been no revenue generated from sales, license fees or royalties, the Company is considered a development stage enterprise. Accordingly, the Company's financial statements are presented in accordance with authoritative accounting guidance related to a development stage enterprise. Financial position, results of operations and cash flows of a development stage enterprise are presented in conformity with generally accepted accounting principles that apply to established operating enterprises.

As a development stage enterprise, the Company's primary efforts are devoted to conducting research and development principally devoted to improving the quality of cardiac recordings obtained during ablation of atrial fibrillation (AF). The Company has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future. In addition, the Company has stockholders' deficiencies at September 30, 2013 and requires additional financing to fund future operations. Further, the Company does not have any commercial products available for sale and there is no assurance that if approval of their products is received that the Company will be able to generate cash flow to fund operations. In addition, there can be no assurance that the Company's research and development will be successfully completed or that any product will be approved or commercially viable.

The above factors raise substantial doubt as to the Company's ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses and disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Significant estimates include the useful life of fixed assets and assumptions used in the fair value of stock-based compensation.

Fair Value of Financial Instruments

The Company’s short-term financial instruments, including cash, prepaid expenses and other assets, accounts payable and accrued expenses and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of the Company’s convertible securities is based on management estimates and reasonably approximates their book value.

Research and development costs

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $418,884  and $903,730 for the three and nine months ended September 30, 2013, respectively; $290,892 and $815,273 for the three and nine months ended September 30, 2012, respectively; and $2,375,203 from the period from February 24, 2009 (date of inception) to September 30, 2013.

Income taxes

Income tax provisions or benefits for interim periods are computed based on the Company’s estimated annual effective tax rate. Based on the Company's historical losses and its expectation of continuation of losses for the foreseeable future, the Company has determined that it is more likely than not that deferred tax assets will not be realized and, accordingly, has provided a full valuation allowance. As the Company anticipates or anticipated that its net deferred tax assets at December 31, 2013 and 2012 would be fully offset by a valuation allowance, there is no federal or state income tax benefit for the periods ended June 30, 2013 and 2012 related to losses incurred during such periods.

Net Income (loss) Per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year.  Diluted net loss per share for three and nine months ended September 30, 2013 and 2012 do not reflect the effects of  potentially issuable upon the exercise of the Company's stock options (calculated using the treasury stock method) and warrants as including such would be anti-dilutive.

Stock Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. For employees and directors, the fair value of the award is measured on the grant date and for non-employees, the fair value of the award is generally re-measured on vesting dates and interim financial reporting dates until the service period is complete. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period.

As of September 30, 2013, the Company had 2,492,227 and 498,750 employee and non-employee options outstanding to purchase shares of common stock, respectively.   In addition at September 30, 2013, the Company had 1,756,123 employee restricted stock units outstanding.

Registration Rights

The Company accounts for registration rights agreements in accordance with the Accounting Standards Codification subtopic 825-20, Registration Payment Arraignments (“ASC 825-20”). Under ASC 825-20, the Company is required to disclose the nature and terms of the arraignment, the maximum potential amount and to assess each reporting period the probable liability under these arraignments and, if exists,  to record or adjust the liability to current period operations.  On September 30, 2013, the determined that any possible payments under its registration rights agreement was not probable  and therefore no accrual for possible liability was recorded.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3 – RELATED PARTY TRANSACTIONS

The Company’s President and shareholders have advanced funds to the Company for working capital purposes since the Company’s inception in February 2009.  No formal repayment terms or arrangements exist and the Company is not accruing interest on these advances. The net amount outstanding at September 30, 2013 and December 31, 2012  was $10,500 and $27,040, respectively.

Accrued interest and expenses due related parties as of September 30, 2013 and December 31, 2012 was $393 and $54,184, respectively.

During 2012, the Company issued promissory notes for funding provided by the Company’s president or a company under his control in the aggregate of $248,000, of which $218,000 was outstanding as of September 30, 2013 and December 31, 2012.  See Note 6 below.

The Company has informal compensation and consulting agreements with employees and outside contractors, certain of whom are also Company stockholders. The Agreements are generally month to month.  As of September 30, 2013 and December 31, 2012, total due under these agreements and related expenses were $0 and $43,630, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment as of September 30, 2013 and December 31, 2012 is summarized as follows:

	September 30, 2013	December 31, 2012
Computer equipment	$50,937	$39,221
Furniture and fixtures	7,803	7,803
Subtotal	58,740	47,024
Less accumulated depreciation	(29,239)	(16,815)
Property and equipment, net	$29,501	$30,209

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

NOTE 6 – NOTES PAYABLE, RELATED PARTY

On November 21, 2012, the Company issued an unsecured promissory note for $218,000 to the Company’s President for previously advanced funds with interest payable annually, in arrears, on each anniversary at  the short term “Applicable Federal Rate” within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended adjusted each anniversary date.  The promissory note matures November 21, 2021 and may be prepaid, without premium or penalty, at any time.  In connection with the issuance of the unsecured promissory note, the Company’s President agreed not to receive payments (by voluntary prepayment, acceleration, set-off or otherwise) associated with the unsecured promissory note absent the prior written consent of the purchasers holding at least 67% interest of the preferred stock outstanding, which purchasers must include Alpha Capital Anstalt so long as Alpha Capital Anstalt holds not less than $100,000 of preferred stock.

On December 6, 2012, the Company issued an unsecured promissory note for $30,000 to a company under the control of the Company’s President for previously advanced funds, interest free and due the earlier of (i) the next financing of not less than $300,000; (ii) February 28, 2013 or (iii) occurrence of an event of default, as defined.  During the nine months ended September 30, 2013, the Company paid off the promissory note in full.

NOTE 7 – CONVERTIBLE BRIDGE NOTES

In 2012, the Company issued an aggregate of $600,000 unsecured Senior Convertible Promissory Notes ($225,000 related party) with interest due at maturity at 8% per annum and may be paid, at the Company’s discretion, in cash or the Company’s common stock.  The Notes, together with unpaid accrued interest, if any, is due upon written notice by the majority in interest of the holders on or after February 15, 2014 or (ii) upon the occurrence of an event of default, as defined.   The Notes may be prepaid in whole or in part prior to the maturity date at the Company’s discretion.

The Convertible Bridge Notes and any accrued and unpaid interest automatically converts at the earlier of (i) (A)  a completion of a transaction whereby the Company merges or consolidates with another company that has its common stock approved for quotation on any domestic national stock exchange and (B) the new entity thereafter issues and sells shares for no less than $3.0 million aggregate gross proceeds or (ii) a qualified IPO.  The Convertible Bridge Notes shall convert into the new securities issued at 95% of the purchase price of the Conversion Securities offered to investors.

In connection with the issuance of the Senior Convertible Promissory Notes, the Company issued the right to purchase at any time, on or after the Public Financing Closing Date,(as defined above) hereof until  the fifth anniversary of the Public Financing Closing date, the number of fully paid and nonassessable shares (the “Warrant Shares”) of the Company’s common stock equal to the quotient of (a) the Warrant Coverage Amount (as defined below), divided by (b) the applicable Conversion Price  of the Notes, at the per share exercise price (the “Exercise Price”), which shall initially be, as of the Public Financing Closing Date, equal to the Initial Exercise Price (as defined below), subject to further adjustments, as defined.

Initial Exercise Price” means one hundred twenty-five percent (125%) of the Conversion Price.

Warrant Coverage Amount” shall be the amount obtained by multiplying (x) the Warrant Coverage Percentage by (y) the principal amount outstanding (and not including any accrued and unpaid interest) of the Note, in connection with which this Warrant is concurrently issued.

“Warrant Coverage Percentage” shall be equal to fifty percent (50%) as defined in the Bridge Loan Agreement.

On February 6, 2013, the Convertible Bridge Notes and the above described contingent warrants previously issued as described above were converted into 600 shares of  Series C Convertible Preferred Stock and an aggregate of 287,082 warrants to purchase the Company’s common stock at an exercise price of $2.09 per share for 5 years.

NOTE 8 – REDEEMABLE PREFERRED STOCK

Series A Preferred Stock

In May 2011, the Board of Directors authorized the issuance of up to 200 shares of Series A Preferred Stock (the “Series A preferred stock”).

The Series A preferred stock is entitled to preference over holders of junior stock upon liquidation in the amount of $5,000 plus any accrued and unpaid dividends ; entitled to dividends as a preference to holders of junior stock at a rate of 5% per annum of the Stated Value of $5,000 per share, payable quarterly beginning on August 31, 2011 and are cumulative.  The holders of Series A preferred stock have no voting rights, however without the affirmative vote of all the holders of then outstanding shares of the Series A preferred stock, the Company cannot, (a) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the Certificate of Designation.

 The Series A preferred stock is mandatorily redeemable on December 31, 2014 (as modified) at a price equal to the Stated Value ($5,000) plus an amount equal to all accumulated and unpaid dividends.  If the Company fails to redeem at redemption, the unpaid redemption price will accrue at 14% per annum until paid.

The Series A preferred stock is convertible (as amended), automatically, inclusive of any accrued and unpaid dividends, immediately into the Company’s common stock upon the Company becoming subject to the reporting requirements under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended at conversion price of $1.84 per share.

On February 6, 2013, in connection with the amendment to the Series A preferred stock defining the conversion feature, the Company reclassified the associated financing costs as a debt discount against the carrying value of the preferred stock.

As of September 30, 2013 and December 31, 2012, 184.4 shares of Series A preferred stock were issued and outstanding.  As of September 30, 2013 and December 31, 2012, the Company has accrued $107,735 and $73,255 dividends payable on the Series A preferred stock.

Series B Preferred Stock

On November 28, 2011, the Board of Directors authorized the issuance of up to 600 shares of Series B Preferred Stock (the “Series B preferred stock”).

The Series B preferred stock is entitled to preference over holders of junior stock upon liquidation in the amount of $5,000 plus any accrued and unpaid dividends; entitled to dividends as a preference to holders of junior stock at a rate of 5% per annum of the Stated Value of $5,000 per share, payable quarterly beginning on December 31, 2011 and are cumulative.  The holders of Series B preferred stock have no voting rights, however without the affirmative vote of all the holders of then outstanding shares of the Series B preferred stock, the Company cannot (a) alter or change adversely the powers, preferences or rights given to the Series A preferred stock or alter or amend the Certificate of Designation.

The Series B preferred stock is mandatorily redeemable on December 31, 2014 at a price equal to the Stated Value ($5,000) plus an amount equal to all accumulated and unpaid dividends.  If the Company fails to redeem at redemption, the unpaid redemption price will accrue at 14% per annum until paid.

The Series B preferred stock is convertible (as amended), automatically, inclusive of any accrued and unpaid dividends, immediately into the Company’s common stock upon the Company becoming subject to the reporting requirements under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended at conversion price of $2.02 per share.

On February 6, 2013, in connection with the amendment to the Series B preferred stock defining the conversion feature, the Company reclassified the associated financing costs as a debt discount against the carrying value of the preferred stock.

As of September 30, 2013 and December 31, 2012, 177.5 shares of Series B preferred stock were issued and outstanding.  As of September 30, 2013 and December 31, 2012, the Company has accrued $77,687 and $44,497 dividends payable on the Series A preferred stock.

NOTE 9 – SERIES C 9% CONVERTIBLE PREFERRED STOCK

On January 9,  2013, the Board of Directors authorized the issuance of up to 4,200 shares of Series C Convertible Preferred Stock (the “Series C Convertible Preferred Stock”).

The Series C convertible preferred stock is entitled to preference over holders of junior stock upon liquidation in the amount of $1,000 plus any accrued and unpaid dividends ; entitled to dividends as a preference to holders of junior stock at a rate of 9% per annum of the Stated Value of $1,000 per share, payable quarterly beginning on September 30, 2013 and are cumulative.  The holders of Series C preferred stock have no voting rights, however without the affirmative vote of all the holders of then outstanding shares of the Series C preferred stock, the Company cannot (a) alter or change adversely the powers, preferences or rights given to the Series C preferred stock or alter or amend the Certificate of Designation.

Each share of Series C preferred stock is convertible automatically, inclusive of any accrued and unpaid dividends, immediately upon the Company becoming subject to the reporting requirements under Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended at conversion price of $2.09, respectively.

If, at any time while the Series C preferred stock is outstanding, the Company sells or grants any option to purchase or sells or grants any right to re-price, or otherwise disposes of or issues any common stock or common stock equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then conversion price (“Base Conversion Price”), then the conversion price shall be reduced to equal the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.

The Series C preferred stock contains triggering events which would require redemption at (i) the greater of 120% of the stated value of $1,000 or the product of product of the variable weighted average price of the Company’s common stock on the trading day immediately preceding the date of the triggering event and the stated value divided by then then conversion price or (ii) either (a) redeem each Series C preferred share for a redemption price, in shares of the Company’s common stock, equal to a number of shares equal to the (i) above divided by 75%.   The Company determined that certain of the defined triggering events were outside the Company’s control and therefore classified the Series C preferred stock outside of equity.

In connection with the sale of the Series C preferred stock, the Company issued an aggregate of 1,158,850 warrants to purchase the Company’s common stock at $2.61 per share expiring five years from the initial exercise date.  The warrant provides if, at any time while the warrant is outstanding, the Company sells or grants any option to purchase or sells or grants any right to re-price, or otherwise disposes of or issues any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then conversion price (“base conversion price”), then the conversion price shall be reduced to equal the Base Conversion Price.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  In addition, the warrants provides for at any time after the six month anniversary of the initial exercise date, there is no effective registration statement registering, or no current prospectus available for the resale of the warrant shares by the holder, then  the warrant may only be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the holder shall be entitled to receive a number of Warrant Shares equal to defined formula.

In accordance with ASC 470-20, the Company recognized an embedded beneficial conversion feature present in the Series C preferred stock when it was issued. The Company allocated the net proceeds between the  intrinsic value of the conversion option ($1,303,671) and the warrants ($1,064,739) to additional paid-in capital.  The aggregate debt discount, comprised of the relative intrinsic value the conversion option ($1,303,671),  relative fair value of the warrants ($1,064,739), and the issuance costs ($412,590); total of $2,781,000, is amortized over one year as interest expense, the date a possible redemption feature, outside of the Company’s control, would be available to the Series C stockholders.

The Company valued the warrants in accordance with ASC 470-20 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 0.39% to 1.40%, a dividend yield of 0%, and volatility of 123.41% to 125.33%.

During the month of February 2013, the holders of the Convertible Bridge Notes (See Note 7) converted into 600 shares of the Company’s Series C 9% Convertible Preferred Stock.

During the months of February, March, May, and July 2013, the Company sold an aggregate of 2,181 shares of the Company’s Series C 9% Convertible Preferred Stock for net proceeds of $1,814,910.

The Company determined that the anti-dilutive provisions embedded in the Series C 9% Convertible Preferred Stock and related issued warrants did not meet the defined criteria of a derivative in such that the net settlement requirement of delivery of common shares does not meet the “readily convertible to cash” as described in Accounting Standards Codification 815 and therefore bifurcation is not required.  There is no established market for the Company’s common stock.

Series C preferred stock issued and outstanding totaled 2,781 as of September 30, 2013.  There were no shares issued as of December 31, 2012.

Registration Rights Agreement

The Company entered into a Registration Rights Agreement  in connection with the sale and issuance of the Series C preferred stock.  The Company is required to file a registration statement registering for resale the  (a) common stock issuable upon conversion in full of the Preferred Stock (assuming on such date the shares of Preferred Stock are converted in full without regard to any conversion limitations therein), (b) all shares of Common Stock issuable as dividends and “Make-Whole Payments” (as defined in the Certificate of Designation) on the Preferred Stock assuming all dividend and Make-Whole Payments are made in shares of Common Stock and the Preferred Stock is held for at least 3 years, (c) all warrant shares then issuable upon exercise of the Warrants (assuming on such date the warrants are exercised in full without regard to any exercise limitations therein), (d) any additional shares of Common Stock issuable in connection with any anti-dilution provisions in the Preferred Stock or the Warrants (in each case, without giving effect to any limitations on conversion set forth in the Certificate of Designation or limitations on exercise set forth in the Warrants) and (e) any securities issued or then issuable upon any stock split, dividend or other distribution,  recapitalization or similar event with respect to the foregoing. The Company is required to file a registration statement and must be declared effective no later than 210 days from the date of termination of the sale the Series C preferred stock.  The Company is required to maintain the effectiveness of the registration statement from its effective date unless all securities registered under the registration statement have been sold or are otherwise able to be sold.  If the Company fails to comply with the registration statement effective date requirements, the Company is required to pay the investors a fee equal to 0.25% of the Purchaser’s investment, for each 30-day period of delay, subject to a maximum payment of 3% to each Purchaser.

On July 22, 2013, the Company met its required filing requirement and expects to meet the effectiveness obligation and therefore has not accrued liquidating damages as of September 30, 2013.

NOTE 9 – STOCKHOLDER EQUITY

There is not a viable market for the Company’s common stock to determine its fair value, therefore management is required to estimate the fair value to be utilized in the determining stock based compensation costs.  In estimating the fair value, management considers recent sales of its common stock to independent qualified investors, placement agents’ assessments of the underlying common shares relating to our sale of preferred stock and validation by independent fair value experts. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates

Common stock

The Company is authorized to issue 50,000,000 shares of $0.001 par value common stock. As of September 30, 2013 and December 31, 2012, the Company has 8,196,591 and 8,166,238 shares issued and outstanding, respectively.

Preferred stock

The Company is authorized to issue 1,000,000 shares of  $0.001 par value preferred stock. As of September 30, 2013 the Company has designated and issued 200 and 184.4 shares of Series A preferred stock, respectively, designated and issued 600 and 177.5 shares of Series B preferred stock, respectively and designated and issued 4,200 and 2,781 shares of Series C 9% convertible preferred stock.

NOTE 10 – OPTIONS AND WARRANTS

There is not a viable market for the Company’s common stock to determine its fair value, therefore management is required to estimate the fair value to be utilized in the determining stock based compensation costs.  In estimating the fair value, management considers recent sales of its common stock to independent qualified investors, placement agents’ assessments of the underlying common shares relating to our sale of preferred stock and validation by independent fair value experts. Considerable management judgment is necessary to estimate the fair value.  Accordingly, actual results could vary significantly from management’s estimates

On October 19, 2012, the Company’s Board of Directors approved the 2012 Equity Incentive Plan (“the “2012 Plan) and terminated the Long-Term Incentive Plan (the “ 2011 Plan”). The Plan provides for the issuance of options to purchase up to 3,500,000 shares of the Company’s common stock to officers, directors, employees and consultants of the Company. Under the terms of the Plan the Company may issue Incentive Stock Options as defined by the Internal Revenue Code to employees of the Company only and nonstatutory options. The Board of Directors of the Company determines the exercise price, vesting and expiration period of the grants under the Plan. However, the exercise price of an Incentive Stock Option should not be less than 110% of fair value of the common stock at the date of the grant for a 10% or more stockholder and 100% of fair value for a grantee who is not 10% stockholder. The fair value of the common stock is determined based on quoted market price or in absence of such quoted market price, by the Board of Directors in good faith.

Additionally, the vesting period of the grants under the Plan will be determined by the 3, Committee, in its sole discretion and expiration period not more than ten years. The Company reserved 500,000 shares of its common stock for future issuance under the terms of the Plan.

As of September 30, 2013, the Company granted an aggregate of 2,990,977 options to directors and key consultants with an aggregate estimated fair value of $3,380,851.

Employee Options

 The following table summarizes the employee options outstanding and the related prices for the shares of the Company's common stock issued at September 30, 2013:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
Prices	Outstanding	(Years)	Price	Exercisable	Price
$2.00	1,273,927	5.82	$2.00	250,821	$2.00
2.09	1,218,300	6.32	2.09	1,061,364	2.09
	2,492,227	6.06	2.04	1,312,185	2.07

Transactions involving stock options issued to employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2011:	-	$-
Granted	1,273,927	2.00
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2012:	1,273,927	2.00
Granted	1,218,300	2.09
Exercised	-	-
Expired	-	-
Outstanding at September 30, 2013:	2,492,227	$2.04

During the nine months ended September 30, 2013, the Company granted  an aggregate of 1,218,300 options to purchase the Company stock in connection with the services rendered at the exercise price of $2.09 per share for a term of seven years with 283,300 options vesting at ratably over one year and the remainder (935,000 options) vested immediately upon issuance.

The fair value of the granted options for the nine months ended September 30, 2013 was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	110.70% to 115.03%
Risk free rate:	1.07% to 1.25%
Expected life:	7 years
Estimated fair value of the Company’s common stock	$2.09

The fair value of all employee options vesting during the three and nine months ended September 30, 2013 of $236,290 and $2,518,785, respectively; and $34,118 for the three and nine months ended September 30, 2012, was charged to current period operations.  Unrecognized compensation expense of $1,098,356 at September 30, 2013 will be expensed in future periods.

Non-employee Options

 The following table summarizes the non-employee options outstanding and the related prices for the shares of the Company's common stock issued at June 30, 2013:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
Prices	Outstanding	(Years)	Price	Exercisable	Price
$2.00	25,000	5.97	$2.00	25,000	$2.00
2.09	473,750	9.33	2.09	345,486	2.09
	498,750	9.16	2.09	370,486	2.08

Transactions involving stock options issued to non- employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2011:	-	$-
Granted	25,000	2.00
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2012:	25,000	2.00
Granted	473,750	2.09
Exercised	-	-
Expired	-	-
Outstanding at September 30, 2013:	498,750	$2.09

During the nine months ended September 30, 2013, the Company granted an aggregate of 473,750 options to purchase the Company stock in connection with the services rendered at the exercise price of $2.09 per share for a term of seven years (30,000) to ten years (443,750), vesting immediately for 160,000 options, 30,000 vesting 1/9 per month on each month anniversary  and with the remainder vesting at 48,611 per first three month anniversary with remainder vesting at 1/24 per month.

The fair value of the vesting options of $52,455 and $665,119 for the three and nine months ended September 30, 2013 was determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	110.18% to 115.03%
Risk free rate:	1.23% to 2.64%
Expected term:	7 to 10 years
Estimated fair value of the Company’s common stock	$2.09

Warrants

 The following table summarizes warrants outstanding and the related prices for the shares of the Company's common stock issued at September 30, 2013:

	Warrants Outstanding			Warrants Exercisable
		Weighted Average	Weighted		Weighted
Prices	Outstanding	(Years)	Price	Exercisable	Price
$0.001	383,320	6.27	$0.001	383,320	$0.001
1.84	35,076	4.29	1.84	35,076	1.84
2.02	30,755	4.29	2.02	30,755	2.02
2.61	2,138,800	4.65	2.61	2,138,800	2.61
	2,587,951	4.88	1.96	2,587,951	2.21

Transactions involving warrants issued are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2011:	-	$-
Granted	-	-
Exercised	-	-
Expired	-	-
Outstanding at December 31, 2012:	-	-
Granted	2,587,951	2.21
Exercised	-	-
Expired	-	-
Outstanding at June 30, 2013:	2,587,951	$2.21

On January 7, 2013, the Company issued 383,320 warrants to purchase the Company stock in connection with the services rendered at the exercise price of $0.001 per share for a term of seven years exercisable immediately.

The fair value of the issued warrants were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	114.99%
Risk free rate:	1.31%
Expected life:	7 years
Estimated fair value of the Company’s common stock	$2.09

The fair value of $800,823 was charged to current period operations.

On January 13, 2013, the Company issued  an aggregate of 65,831 warrants to purchase the Company stock in connection with the placement services at the exercise prices of $1.84 (35,076 warrants) and $2.02 (30,775 warrants) per share for a term of five years exercisable immediately.

The fair value of the issued warrants were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	123.30%
Risk free rate:	0.72%
Expected life:	5 years
Estimated fair value of the Company’s common stock	$2.09

The fair value of $115,854 was charged to operations ratably as financing costs through December 31, 2014.

During the nine months ended September 30, 2013, the Company issued  an aggregate of 1,516,386 warrants to purchase the Company stock in connection with the sale of the Series C 9% Convertible Preferred Stock at the exercise price of $2.61 per share for a term of five years exercisable immediately.

During the months of July and September, 2013, the Company issued an aggregate of 622,414 warrants to purchase the Company’s stock to holders of Series C preferred stock as an inducement to amend and waive certain defined provisions of the Series C preferred stock.

The fair value of the issued warrants were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	125.33%
Risk free rate:	1.40%
Expected life:	5 years
Estimated fair value of the Company’s common stock	$2.09

The fair value of $1,074,833 was charged to current period operations.

The risk-free interest rate assumption is based upon observed interest rates on zero coupon U.S. Treasury bonds whose maturity period is appropriate for the term. Estimated volatility is a measure of the amount by which the Company's stock price is expected to fluctuate each year during the term of the award. The Company's estimated volatility is an average of the historical volatility of the stock prices of its peer entities whose stock prices were publicly available. The Company's calculation of estimated volatility is based on historical stock prices over a period equal to the term of the awards. The Company used the historical volatility of peer entities due to the lack of sufficient historical data of its stock price.

NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows the provisions of ASC 825-10.  For financial assets and liabilities included within the scope of ASC 825-10, the Company was required to adopt the provisions of ASC 825-10 prospectively as of the beginning of Fiscal 2009.  The adoption of ASC 825-10 did not have a material impact on our consolidated financial position or results of operations.

There were no items required to be measured at fair value on a recurring basis in the financial statements as of September 30, 2013 and December 31, 2012.

APPENDIX C

SUBSCRIPTION AGREEMENT

To subscribe for Common Stock
in the private offering of
BIOSIG TECHNOLOGIES, INC.

Provided as separate attachment

APPENDIX D

SECURITIES PURCHASE AGREEMENT

Provided as separate attachment

APPENDIX E

FORM OF WARRANT

Provided as separate attachment

APPENDIX F

REGISTRATION RIGHTS AGREEMENT

Provided as separate attachment

EXHIBIT B

CERTIFICATE OF FOURTH AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
BIOSIG TECHNOLOGIES, INC.

BioSig Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of the Corporation is BioSig Technologies, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 21, 2011.

THIRD:  That the Corporation’s Amended and Restated Certificate of Incorporation (the “Charter”) was filed with the Secretary of State of the State of Delaware on February 6, 2013.

FOURTH:  That the Board of Directors of the Corporation has duly adopted resolutions proposing to amend the Charter, and that said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.  This Certificate of Amendment amends the provisions of the Charter as set forth herein.

FIFTH:  That the text of the Charter is hereby amended as follows:

1.	In Exhibit C of the Charter, Section 10(b) shall be deleted in its entirety and replaced with the following:

“Upon the occurrence of a Triggering Event (except such Triggering Events set forth in Sections 10(a)(v) and 10(a)(viii)), each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation with respect to each share of Preferred Stock to, (A) redeem each share of Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount or (B) either (a) redeem each share of Preferred Stock then held by such Holder for a redemption price, in shares of Common Stock, equal to a number of shares of Common Stock equal to the Triggering Redemption Amount divided by 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder, or (b) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder to 18% per annum thereafter.  Upon the occurrence of a Triggering Event set forth in Sections 10(a)(v) or 10(a)(viii), the Corporation shall automatically reduce the Conversion Price to $1.50, subject to the other and further adjustments described herein.  The Triggering Redemption Amount, in cash or in shares, shall be due and payable or issuable, as the case may be, within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.  For purposes of this Section, a share of Preferred Stock is outstanding until such date as the applicable Holder shall have received Conversion Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof or has been paid the Triggering Redemption Amount in cash.”

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this __ day of March, 2014.

BIOSIG TECHNOLOGIES, INC.

By:
Kenneth L. Londoner
Executive Chairman